SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


 [X]              Filing by the Registrant

 [ ]              Filing by a party other than the Registrant

 [ ]              Preliminary proxy statement

 [X]              Definitive proxy statement

 [ ]              Definitive Additional Materials

 [ ]              Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           THE SOLOMON-PAGE GROUP LTD.
 ------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



 ------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                          IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

 [ ]     No fee required.

 [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

                Common Stock, par value $.001 per share
                -----------------------------------------------------------
         (2)    Aggregate number of securities to which transaction applies:

                4,178,948 outstanding shares of Common Stock and 1,788,418 shares of Common Stock subject to options (a)

                ----------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                $5.25 per share of Common Stock (b)

                -----------------------------------------------------------
         (4)    Proposed maximum aggregate value of transaction:

                $15,756,580(b) (c)
                -----------------------------------------------------------
         (5)    Total fee paid:

                $ 3,151.32(b)
                -----------------------------------------------------------
(a) Represents the shares of Common Stock and options to purchase shares of Common Stock outstanding as of July 14, 2000.

(b) The holders of 2,284,448 of such shares, who are not members of the management group, will be paid the sum of $5.25 per share in cash. The holders of 1,894,500 of such shares (which holders are the management group described in the proxy statement) will receive by virtue of the proposed merger, securities of the surviving corporation in exchange for their shares. The holders of options, who are not members of the management group, to purchase 1,118,418 shares of Common Stock will receive an aggregate of $3,800,728, which represents the difference between the $5.25 per share merger consideration and the exercise prices of such options. Options to purchase 600,000 shares of Common Stock held by the management group will be canceled.

(c) Relates solely to the 2,284,448 shares and the 1,118,418 shares subject to options for which a cash purchase price is being paid.

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:


                ----------------------------------------------------

         (2)    Form, Schedule or Registration Statement No.:


                ----------------------------------------------------

         (3)    Filing Party:


                ----------------------------------------------------

         (4)    Date Filed:


                ----------------------------------------------------

                           THE SOLOMON-PAGE GROUP LTD.
                           1140 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                                                              September 29, 2000

Dear Stockholder:


         You are cordially invited to attend a special meeting of stockholders of The Solomon-Page Group Ltd. to be held at 9:30 a.m., local time, on Monday, October 30, 2000 at The Penn Club, 30 West 44th Street, New York, New York 10036.

         At the special meeting, you will be asked to consider and vote upon the merger of Solomon-Page with and into TSPGL Merger Corp., also known as Mergeco, with Mergeco as the surviving corporation. In the merger, you will be entitled to receive $5.25 in cash, without interest, for each of your shares of common stock of Solomon-Page. Mergeco was formed in connection with the proposed merger and is owned by a management group comprised of Lloyd Solomon, Scott Page and Herbert Solomon, Solomon-Page's three principal executive officers, all of whom are also directors of Solomon-Page. The management group currently owns approximately 45.3% of Solomon-Page's outstanding common stock. The management group proposed the merger in order to acquire the entire equity interest in Solomon-Page.

         The board of directors of Solomon-Page, acting on the unanimous recommendation of a special committee of independent directors formed to negotiate on behalf of the stockholders other than the members of the management group, has approved the merger agreement between Mergeco and Solomon-Page. The special committee and the full board of directors believe that the terms and provisions of the merger agreement and the merger are fair to and in the best interests of Solomon-Page and its stockholders (other than the members of the management group). Therefore, the board of directors recommends that you vote in favor of the approval of the merger agreement and the merger.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, NOR HAVE THEY DETERMINED IF THE PROXY STATEMENT IS ADEQUATE OR ACCURATE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials carefully. In addition, you may obtain information about Solomon-Page from documents that Solomon-Page has filed with the Securities and Exchange Commission.

         If you do not vote in favor of the merger and the merger agreement, you will have the right to dissent and to seek appraisal of the fair market value of your shares if the merger is consummated and you comply with the Delaware law procedures explained on pages 52 to 55 of the accompanying proxy statement.

         Whether or not you plan to attend the special meeting, we urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the meeting. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement. Your proxy may be revoked at any time before it is voted by submitting to the Secretary of Solomon-Page a written revocation or a proxy bearing a later date, or by attending and voting in person at the meeting. Even if you plan to attend the special meeting, please sign, date and return your proxy card.

         The merger is an important decision for Solomon-Page and its stockholders. The merger cannot occur unless the merger and the merger agreement are approved by the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of common stock of Solomon-Page and the holders of at least a majority of the outstanding shares of common stock of Solomon-Page not held, directly or indirectly, by members of the management group.

         On behalf of the board of directors, we thank you for your support and urge you to vote FOR approval of the merger agreement and the merger.

                                   Sincerely,


                                   Herbert Solomon, Chairman
                                   Lloyd B. Solomon, Vice Chairman
                                   Scott R. Page, President


The proxy statement is first being mailed to stockholders on or about October 2, 2000.

                           THE SOLOMON PAGE GROUP LTD.
                           1140 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 30, 2000

To the Stockholders of The Solomon-Page Group Ltd.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The Solomon-Page Group Ltd. will be held at 9:30 a.m., local time, on Monday, October 30, 2000 at The Penn Club, 30 West 44th Street, New York, New York 10036 for the sole purpose of considering and voting upon a proposal to approve the Amended and Restated Agreement and Plan of Merger dated June 28, 2000, as amended, between Solomon-Page and TSPGL Merger Corp., also known as Mergeco, and the transactions contemplated by that merger agreement. The merger agreement provides for, among other things, the merger of Solomon-Page with and into Mergeco, with Mergeco as the surviving corporation, and with stockholders of Solomon-Page, other than the three principal senior executive officers of Solomon-Page forming the management group, entitled to receive $5.25 in cash, without interest, for each share of Solomon-Page's common stock owned by them. Holders of options to purchase shares of Solomon-Page's common stock (other than options held by the management group which will be canceled) will receive the difference between $5.25 and the exercise price per share of each such option. Mergeco was formed in connection with the proposed merger and is owned by the members of the management group. The merger agreement is more fully described in the accompanying proxy statement and is attached to the proxy statement as Annex A.

         If you do not vote in favor of the merger and the merger agreement, you have the right to dissent and to seek appraisal of the fair market value of your shares if the merger is consummated and you comply with the Delaware law procedures explained in the accompanying proxy statement.

         Only holders of record at the close of business on September 27, 2000 are entitled to notice of and to vote at the special meeting or any adjournment(s) or postponement(s) thereof. You will be able to examine a list of the holders of record, for any purpose related to the special meeting, during ordinary business hours during the 10-day period before the special meeting. The list will be available at the offices of Solomon-Page.

         You may vote in person or by proxy. The accompanying proxy statement explains the merger in detail and is accompanied by a proxy card. In order to assure that your vote will be counted, please sign, date and return the enclosed proxy card promptly in the enclosed prepaid envelope, whether or not you plan to attend the special meeting. Your proxy may be revoked at any time before it is voted by submitting to the Secretary of Solomon-Page a written revocation or a proxy card bearing a later date, or by attending and voting in person at the special meeting.

         The board of directors of Solomon-Page, acting upon the unanimous recommendation of a special committee of the board, has approved the merger agreement and the merger and recommends that you vote FOR approval of the merger agreement and the merger.

                                   By Order of the Board of Directors,

                                   Eric M. Davis
                                   Secretary
New York, New York
September 29, 2000

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               SUMMARY TERM SHEET

         The following summary briefly describes the material terms of the merger of Solomon-Page with and into Mergeco. While this summary describes the material terms that you should consider when evaluating the merger, the proxy statement contains a more detailed description of such terms. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

         o Mergeco is a corporation newly formed by Lloyd Solomon, Vice Chairman and Chief Executive Officer of Solomon-Page, Scott Page, President of Solomon-Page, and Herbert Solomon, Chairman of Solomon-Page (together, the management group), for the sole purpose of effecting the merger. Please read "THE PARTIES -- Mergeco" on page 11.

         o If the merger is completed, you will receive $5.25 per share in cash for each of your shares of Solomon-Page common stock unless you are a dissenting stockholder and you perfect your appraisal rights. Please read "SPECIAL FACTORS" beginning on page 11,"THE MERGER AGREEMENT" beginning on page 46 and "DISSENTERS' RIGHTS OF APPRAISAL" beginning on page 52. If the merger is completed, you will have no interest in the surviving corporation. The total consideration to be paid in the merger is expected to be approximately $15.76 million. The management group will not receive any consideration in the merger.

         o  As a result of the merger:

            -- Mergeco, the surviving corporation in the merger, will be owned by Lloyd Solomon, Scott Page and Herbert Solomon;

            -- Solomon-Page's stockholders (other than Lloyd Solomon, Scott Page and Herbert Solomon) will receive cash in exchange for their shares of Solomon-Page common stock and will no longer have any interest in the future earnings or growth of Solomon-Page;

            -- Solomon-Page will no longer be a public company; and

            -- Solomon-Page's common stock will no longer be listed on the Nasdaq SmallCap Market.

Please read "SPECIAL FACTORS -- Certain Effects of the Merger" beginning on page 38.

         o Because the members of the management group have actual or potential conflicts of interest in evaluating the merger, the Solomon-Page board of directors appointed a special committee of independent Solomon-Page directors to evaluate and negotiate the terms of the proposed merger. The special committee and the Solomon-Page board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters in approving the merger. The Solomon-Page board has delegated its authority to the special committee to act on all matters relating to the merger, including with respect to the merger agreement and the consideration of alternative transaction proposals, if any.

         o The special committee and the Solomon-Page board of directors have determined that the merger and the merger agreement are advisable and in the best interests of Solomon-Page and its stockholders (other than the members of the management group) and recommend that you approve the merger and the merger agreement. A primary reason for this conclusion was the fact that the $5.25 merger consideration represents an 82.6% premium to the trading price of the common stock prior to the initial announcement of the transaction. Please read "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" beginning on page 22 and "Conflicts of Interest of Certain Persons in the Merger; Certain Relationships" beginning on page 40.

         o The special committee received an opinion from Legg Mason Wood Walker, Incorporated, its financial advisor, to the effect that as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $5.25 per share to be received by stockholders of Solomon- Page (other than the members of the management group) for their Solomon-Page common stock is fair to such stockholders from a financial point of view. Please read "SPECIAL FACTORS -- Opinion of the Financial Advisor to the Special Committee" beginning on page 29.

         o The merger and the merger agreement must be approved by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Solomon-Page common stock, or 2,785,965 shares, and the holders of at least a majority of the outstanding shares of Solomon-Page common stock not owned, directly or indirectly, by members of the management group. The management group collectively owns an aggregate of 1,894,500 shares of common stock, which is 45.3% of the common stock outstanding on the record date for the meeting. The merger agreement must therefore be approved by a majority of the remaining 54.7% of the outstanding common stock, or least 1,142,224 shares of common stock not held by the management group. Eric Davis, the Chief Financial Officer of Solomon-Page, intends to vote the 110,000 shares of common stock owned by him for the merger, which is approximately 9.63% of shares not held by the management group necessary to approve the merger. Please read "INFORMATION CONCERNING THE SPECIAL MEETING -- Required Vote" beginning on page 9.

         o  The merger is also subject to the following:

            -- Mergeco's receipt of the financing necessary to consummate the merger,
            -- The representations and warranties of Solomon-Page and Mergeco must be true and correct in all material respects at the time of the merger,

            -- Neither Solomon-Page nor Mergeco shall have breached in any material respects their obligations under the merger agreement,
            -- Holders of not more than 7.5% of the outstanding common stock shall have exercised appraisal rights under Delaware law,
            -- Legg Mason's fairness opinion shall not have been revoked, and
            --  Mergeco   shall  have   delivered   solvency   certificates   to
            Solomon-Page.

Please read "THE MERGER AGREEMENT -- Conditions" beginning on page 48.

         o If you do not vote in favor of the merger and the merger agreement and you fulfill other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. Please read "DISSENTERS' RIGHTS OF APPRAISAL" beginning on page 52.

         o The receipt of cash in the merger by you will be a taxable transaction to you in the same way as if you sold your shares in the market for $5.25 per share in cash. Please read "SPECIAL FACTORS -- Material Federal Income Tax Consequences of the Merger" on page 45.

         o If you have more questions about the merger or would like additional copies of this proxy statement, you should contact Eric M. Davis at The Solomon-Page Group Ltd., 1140 Avenue of the Americas, New York, New York 10036,
Telephone: (212) 403-6100 or Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, Telephone: (888) 750-5834.

             CERTAIN QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING


Q: WHEN AND WHERE WILL THE SPECIAL                A:  The special  meeting  will
MEETING BE HELD?                                  take place at 9:30 a.m., local
                                                  time,  on Monday,  October 30,
                                                  2000 at The Penn Club, 30 West
                                                  44th  Street,  New  York,  New
                                                  York 10036.

Q:  WHO CAN VOTE?                                 A: All  stockholders of record
                                                  as of the close of business on
                                                  September 27, 2000.

Q:  HOW CAN I VOTE SHARES HELD IN MY              A:  If your broker  holds your
BROKER'S NAME?                                    shares in its name (or in what
                                                  is  commonly   called  "street
                                                  name"),  then you should  give
                                                  your  broker  instructions  on
                                                  how to  vote.  Otherwise  your
                                                  shares will not be voted.

Q:  CAN I CHANGE MY VOTE?                         A: You may change your vote at
                                                  any  time  before  the vote at
                                                  the  meeting.  For shares held
                                                  directly in your name, you may
                                                  do  this by  sending  us a new
                                                  proxy  or  by  coming  to  the
                                                  meeting   and  voting   there.
                                                  Coming  to the  meeting  alone
                                                  won't  change  the vote in the
                                                  proxy you sent us,  unless you
                                                  vote  at  the   meeting.   For
                                                  shares held in "street  name,"
                                                  you may change  your vote only
                                                  by    giving     new    voting
                                                  instructions to your broker or
                                                  nominee.

Q: WHAT SHOULD I DO NOW?                          A: Please vote.  We would like
                                                  you to come to the meeting. If
                                                  you   mail   your   completed,
                                                  signed and dated proxy card in
                                                  the enclosed  envelope as soon
                                                  as possible,  your shares will
                                                  be voted at the  meeting  even
                                                  if you are  unable to  attend.
                                                  No postage is  required if the
                                                  proxy card is  returned in the
                                                  enclosed    postage    prepaid
                                                  envelope  and  mailed  in  the
                                                  United States.


Q:  WHAT DOES IT MEAN IF I RECEIVE MORE           A:  It means your  shares  are
THAN ONE PROXY OR VOTING INSTRUCTION              registered  differently or are
CARD?                                             held in more than one account.
                                                  Please  complete,  sign,  date
                                                  and mail each  proxy card that
                                                  you receive.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES        A: No.  After  the  merger is
NOW?                                              completed,  we will  send  you
                                                  written instructions that will
                                                  tell you how to exchange  your
                                                  certificates   for  $5.25  per
                                                  share in cash.  PLEASE  DO NOT
                                                  SEND IN YOUR  CERTIFICATES NOW
                                                  OR  WITH  YOUR  PROXIES.  Hold
                                                  your  certificates  until  you
                                                  receive further instructions.

                                TABLE OF CONTENTS


                                                                           Page
SUMMARY TERM SHEET..........................................................3
CERTAIN QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING.....................5
INTRODUCTION      ..........................................................8
INFORMATION CONCERNING THE SPECIAL MEETING..................................8
     Time, Place, Date......................................................8
     Purpose of the Special Meeting.........................................8
     Record Date; Voting at the Meeting; Quorum.............................9
     Required Vote..........................................................9
     Action to be Taken at the Meeting; Voting Procedures..................10
     Proxy Solicitation....................................................10
THE PARTIES       .........................................................11
     Solomon-Page..........................................................11
     Mergeco  .............................................................11
SPECIAL FACTORS   .........................................................11
     Strategy and Share Repurchase Program.................................11
     Background of the Transaction.........................................12
     Recommendation of the Special Committee and
       Board of Directors; Fairness of the Merger..........................22
     The Management Group's Purpose and Reasons for the Merger.............27
     Financial Advisor to the Management Group.............................28
     Opinion of Financial Advisor to the Special Committee.................29
     Certain Financial Projections.........................................36
     Forward-Looking Information...........................................38
     Certain Effects of the Merger.........................................38
     Plans for Solomon-Page After the Merger...............................39
     Conduct of the Business of Solomon-Page if the Merger
     is Not Consummated....................................................39
     Conflicts of Interest of Certain Persons in the Merger;
     Certain Relationships.................................................40
     Employment Agreements.................................................41
     Accounting Treatment..................................................42
     Financing of the Merger...............................................42
     Stockholder Lawsuit Challenging the Merger............................44
     Regulatory Requirements; Third Party Consents.........................44
     Material Federal Income Tax Consequences of the Merger................45
     Fees and Expenses.....................................................45
THE MERGER AGREEMENT.......................................................46
     The Merger; Merger Consideration......................................46
     The Exchange Fund; Payment for Shares of Solomon-Page's
     Common Stock..........................................................47
     Transfers of Solomon-Page's Common Stock..............................48
     Treatment of Options..................................................48
     Conditions............................................................48
     Representations and Warranties........................................49
     Covenants.............................................................49
     Indemnification and Insurance.........................................49
     No Solicitation; Fiduciary Obligations of Directors...................50
     Termination...........................................................51
     Fees and Expenses.....................................................51
     Directors of Solomon-Page Following the Merger;
     Certificate of Incorporation; By-Laws.................................51
     Amendment/Waiver......................................................52
DISSENTERS' RIGHTS OF APPRAISAL............................................52

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS...............................55
MARKET FOR SOLOMON-PAGE'S COMMON STOCK.....................................56
     Common Stock Market Price Information.................................56
     Dividend Information..................................................56
     Solomon-Page's Common Stock Purchase Information......................57
SECURITIES OWNERSHIP.......................................................57
     Beneficial Ownership of Solomon-Page's Common Stock...................57
MANAGEMENT        .........................................................58
     Directors and Executive Officers of Solomon-Page......................58
CONSOLIDATED FINANCIAL STATEMENTS OF SOLOMON-PAGE..........................60
INDEPENDENT AUDITORS.......................................................87
STOCKHOLDER PROPOSALS......................................................87
WHERE YOU CAN FIND MORE INFORMATION........................................87
OTHER BUSINESS    .........................................................88
AVAILABLE INFORMATION......................................................88


ANNEX A-1 -- AMENDED AND RESTATED MERGER AGREEMENT.........................A-1
ANNEX A-2 -- AMENDMENT TO AMENDED AND RESTATED MERGER AGREEMENT............A-2
ANNEX B -- APPRAISAL RIGHTS................................................B-1
ANNEX C -- OPINION OF LEGG MASON...........................................C-1

                                  INTRODUCTION

         Throughout this proxy statement, the term "merger agreement" refers to the Amended and Restated Agreement and Plan of Merger dated June 28, 2000, as amended on September 29, 2000, between Solomon-Page and TSPGL Merger Corp. (a copy of which is included at the back of this document as Annex A), the term "merger" refers to the merger of Solomon-Page with and into TSPGL Merger Corp., with TSPGL Merger Corp. as the surviving corporation, and the term "merger consideration" refers to the $5.25 per share in cash, without interest, to be received by stockholders other than the members of the management group in the merger. TSPGL Merger Corp. is owned by the members of the management group and was formed solely for the purpose of effectuating the merger. For ease of reference, we sometimes refer in this document to TSPGL Merger Corp. as "Mergeco" (or the "surviving corporation" upon consummation of the merger), to The Solomon-Page Group Ltd. as "Solomon-Page" or the "Company" and to Herbert Solomon, Lloyd Solomon and Scott Page, collectively, as the "management group." We are also using the term "common stock" to mean Solomon-Page's common stock, par value $.001 per share, and the term "options" to mean all outstanding options to acquire common stock of Solomon-Page.


                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place, Date

         This proxy statement is furnished in connection with the solicitation by the board of directors of Solomon-Page of proxies from the holders of shares of Solomon-Page's common stock for use at the special meeting to be held at 9:30 a.m., local time, on Monday, October 30, 2000, at The Penn Club, 30 West 44th Street, New York, New York 10036, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Stockholders.

Purpose of the Special Meeting

         At the special meeting, the stockholders of Solomon-Page will be asked to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of Solomon-Page with and into Mergeco, with Mergeco as the surviving corporation. Pursuant to the merger agreement, each outstanding share of Solomon- Page's common stock, other than common stock held (i) in the treasury of Solomon-Page,
(ii) by the members of the management group, or (iii) by stockholders who perfect their rights under Delaware law to dissent from the merger and seek an appraisal of the fair market value of their shares, will be converted into the right to receive $5.25 per share in cash, without interest.

         The special committee, consisting of Joel A. Klarreich and Edward Ehrenberg, was appointed by the board of directors to negotiate, review and evaluate the terms of the merger and to report to the board regarding the fairness of the merger to the holders of common stock other than the management group. Messrs. Klarreich and Ehrenberg are not employees of Solomon-Page and will not have any continuing equity interest in the surviving corporation, although each of them will receive, as a result of the merger, $79,747 in cash for his options to be canceled in the merger. Eric M. Davis, the Chief Financial Officer of Solomon-Page and a member of the board, was not appointed to the special committee because the board thought that he was not independent because of his position as an executive officer of Solomon-Page. The special committee concluded that the terms and provisions of the merger agreement and the merger are fair to and in the best interests of Solomon-Page and the holders of its common stock (other than the members of the management group), and unanimously recommended that the board approve the merger agreement and the transactions contemplated thereby. At a meeting held on June 28, 2000, acting on the unanimous recommendation of the special committee, the board unanimously concluded that the terms and provisions of the merger agreement and the merger are fair to and in the best interests of Solomon-Page and the holders of its common stock (other than the members of the management group), approved the merger agreement, and recommended that the stockholders approve the merger agreement and the transactions contemplated thereby. The special committee and the board, in reaching their respective decisions, considered a number of factors, including the opinion of Legg Mason Wood Walker, Incorporated, financial advisor to the special committee, that, as of the date of such opinion and based upon and subject to various considerations, assumptions and limitations stated therein, the merger consideration to be received by the stockholders of Solomon-Page (other than the members of the management group) in the merger was fair from a financial point of view. A copy of Legg Mason's opinion, which explains the information reviewed, assumptions made, procedures followed and matters considered by Legg Mason in rendering its opinion, is attached as Annex C to this proxy statement. See "SPECIAL FACTORS -- Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "SPECIAL FACTORS -- Opinion of Financial Advisor to the Special Committee."

BASED ON THE UNANIMOUS RECOMMENDATION OF ITS SPECIAL COMMITTEE, THE BOARD OF DIRECTORS OF SOLOMON-PAGE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Record Date; Voting at the Meeting; Quorum

         The board has fixed the close of business on Wednesday, September 27, 2000 as the record date for the special meeting. Only stockholders of record as of the close of business on Wednesday, September 27, 2000, will be entitled to notice of and to vote at the special meeting.

         As of the close of business on the record date, Solomon-Page had outstanding 4,178,948 shares of its common stock, held of record by 35 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of at least a majority of the voting power of the outstanding common stock entitled to vote at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting.

Required Vote

         Under Delaware law, the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Solomon-Page but Solomon-Page's certificate of incorporation requires that the holders of at least 66-2/3% of such shares approve the merger agreement. The merger agreement provides that the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of common stock, or 2,785,965 shares, and a majority of the outstanding shares of common stock not owned, directly or indirectly, by any member of the management group are the only votes of the holders of any class or series of Solomon-Page's equity securities necessary to approve the merger agreement, the merger and the other transactions contemplated thereby. Lloyd Solomon, Scott Page and Herb Solomon (the management group) currently own an aggregate of 1,894,500 shares of Solomon-Page's common stock, representing approximately 45.3% of the outstanding shares of common stock as of the record date. Thus, the merger agreement must be approved by the holders of at least a majority of the remaining 54.7% of the outstanding common stock, or at least 1,142,224 shares of common stock not held by the management group. The members of the management group also hold options to acquire 600,000 shares of Solomon-Page's common stock, which options will be canceled in the merger. Solomon-Page believes that certain of its employees currently own an aggregate of 319,224 shares of common stock, including 110,000 shares owned by Eric Davis. Such 319,224 shares represent approximately 7.64% of the outstanding shares of common stock as of the record date. Messrs. Klarreich and Ehrenberg, the members of the special committee, do not hold any shares of common stock. Each of Messrs. Davis, Klarreich and Ehrenberg hold options to purchase shares of common stock, but have no voting rights with respect thereto. See "SPECIAL FACTORS -- Conflicts of Interest of Certain Persons in the Merger; Certain Relationships." Solomon-Page has been advised that all of the members of the management group and Eric Davis, the Chief Financial Officer and a director of Solomon-Page, intend to vote all of their shares in favor of the merger agreement and the transactions contemplated thereby. Mr. Davis' 110,000 shares represent approximately 9.63% of the 1,142,224 shares not held by the management group necessary to approve the merger. Solomon-Page does know how the other employees that own shares of common stock will vote.

                  Failure to return an executed proxy card or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against approval of the merger agreement and the transactions contemplated thereby, for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby.

Action to be Taken at the Meeting; Voting Procedures

         The enclosed proxy card is solicited on behalf of the board. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either by filing with Solomon-Page's Secretary at Solomon-Page's principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to The Solomon-Page Group Ltd., 1140 Avenue of the Americas, New York, New York 10036, Attention: Eric M. Davis, Secretary.

         All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval of the merger agreement and the transactions contemplated thereby. As explained below in the section entitled "DISSENTERS' RIGHTS OF APPRAISAL," a vote in favor of the merger agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair market value of his shares. Solomon-Page does not know of any other matters that are to come before the special meeting. If any other matters are properly presented at the special meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place for the purpose of soliciting additional proxies, allowing additional time for the satisfaction of conditions to the merger or otherwise, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the enclosed proxy card will not use their discretionary authority to use proxies voting against the merger to vote in favor of adjournment or postponement of the special meeting. The merger is also subject to a number of conditions. See "THE MERGER AGREEMENT -- Conditions."

Proxy Solicitation

         The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card will be borne by Solomon-Page. Solomon-Page is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. Solomon-Page may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of Solomon-Page and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person. Solomon-Page has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an estimated cost of $10,000, plus reasonable costs and expenses, including fees for making and receiving calls, distribution of solicitation materials, working with agents involved in solicitation, printing, traveling, copying and extraordinary contingencies. Solomon-Page has agreed to indemnify Innisfree for any losses arising from Innisfree's fulfilment of its retention by Solomon-Page.

         No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

         YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH

IN THIS PROXY STATEMENT. SEE "THE MERGER AGREEMENT -- THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK" AND "-- TRANSFERS OF COMMON STOCK."


                                   THE PARTIES

Solomon-Page

         Solomon-Page is a Delaware corporation, with its principal executive offices located at 1140 Avenue of the Americas, New York, New York 10036 (Telephone: (212) 403-6100). Solomon-Page was formed in June 1993 and succeeded to the business of a predecessor New York corporation with the same name through a merger that was effected in May 1994. The predecessor commenced operations in 1990. Solomon-Page is a specialty niche provider of staffing services organized into two primary operating divisions: temporary staffing/consulting and executive search/full-time contingency recruitment. The temporary staffing/consulting division provides services to companies seeking personnel in the information technology, accounting, human resources and legal areas. The executive search/full-time contingency recruitment division comprises ten lines of business, including five industry (capital markets, publishing and new media, healthcare, fashion services and banking), and five functional (information technology, accounting, human resources, legal and administrative support). For additional information regarding Solomon-Page and its business, see "WHERE YOU CAN FIND MORE INFORMATION" and "AVAILABLE INFORMATION" herein.

Mergeco

         Mergeco was incorporated in Delaware in March 2000 by the management group in contemplation of the proposed merger. Mergeco has not been engaged in any business activities other than those in connection with the merger. The principal office and business address of Mergeco is 1140 Avenue of the Americas, New York, New York 10036. The telephone number of Mergeco is (212) 403-6106.


                                 SPECIAL FACTORS

Strategy and Share Repurchase Program

         Over the last five years, Solomon-Page's management (which includes Lloyd Solomon, Scott Page, Herbert Solomon and Eric Davis) has had several consistent goals: to increase revenues and net profits, to increase stockholder value through an increase in earnings per share and to develop a financial community following and sponsorship. Management's strategy to increase revenues and net profits has been predicated upon internal growth, rather than acquisitions, and was dictated in part by the low trading levels of the common stock. Solomon-Page has been able to achieve continuous growth in net profits over the past five years. This is illustrated by progress from fiscal 1995 revenues of $7.3 million and earnings of $(.39) per share to fiscal 1999 revenues of $56 million and earnings per share of $.44.

         Solomon-Page's management has regularly met with industry analysts and potential investors and has regularly attended industry conferences. Its intention was to develop relationships with the financial community and to heighten awareness of Solomon-Page's operational progress. Solomon-Page also retained a variety of consultants at a significant cost to create a strategic investor relations program. Solomon-Page was advised by firms in both of the above groups that in order to establish a financial community following and ultimately an investment banking relationship, it needed to increase earnings per share both by improved earnings and by a reduction in common share and common share equivalents.

         From October 1997 to February 1998, Solomon-Page repurchased 1,000,000 of its common stock purchase warrants in a publicly announced repurchase program, at a cost of approximately $1,050,000. The warrants, which had been issued in the unit offering by which Solomon-Page became a publicly held corporation in 1994, provided for the purchase of common stock at a price of $4.50 per share. Had the warrants not been repurchased, they would have expired by their terms in October 1999. A number of firms with which Solomon-Page spoke noted the "overhang" created by the warrants.

         In September 1998, Solomon-Page announced that the board of directors had approved the repurchase of up to 1,000,000 shares of common stock at prevailing prices. On September 16, 1998, the date immediately preceding the commencement of the repurchase, there were 5,152,282 shares of common stock outstanding. Solomon-Page repurchased approximately 500,000 shares in 1998; and an additional 500,000 shares on various dates from March to July 1999. On July 14, 1999, after completion of the repurchase, there were 4,152,282 shares of common stock outstanding. Solomon-Page paid $2,231,770 to purchase such shares at prices ranging from $1.46 to $3.31per share.

Background of the Transaction

         During May 1999, Lloyd Solomon, Scott Page and Herbert Solomon (the management group), held a number of discussions regarding the strategic direction of Solomon-Page. Those discussions were occasioned principally by the lack of market interest in and response to the continued improvement in Solomon-Page's financial condition and results of operations. Among the alternatives discussed were the acquisition of other operating businesses and the sale or restructuring of Solomon-Page. The management group determined that financial support for its analysis could best be provided by outside professionals and accordingly retained the accounting firm of Richard A. Eisner & Company LLP. Such firm assisted Solomon-Page in preparing multi-year cash-flow and profit and loss forecasts, valuations of comparable companies and other related analyses. The management group met with representatives of Richard A. Eisner again in early July 1999 to review Solomon-Page's projections and assumptions.

         In June 1999, the management group and Eric Davis met with Frederick Cook, a compensation consulting firm, and discussed what services such firm could provide to Solomon-Page. The management group wanted to find out what could be done to incentivize new employees to join Solomon-Page and current employees to remain with Solomon-Page in light of the continued low market price of the common stock, which had reduced or in most cases, eliminated, the utility of stock options previously granted to existing employees. Solomon-Page did not retain Frederick Cook to provide any services to it and Frederick Cook did not provide any advice to Solomon-Page other than to inform Solomon-Page that there were means to incentivize employees other than stock options.

         On July 14, 1999, the management group and Eric Davis met with Solomon-Page's counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP ("Olshan"), and representatives of Richard Eisner and Frederick Cook to discuss the valuation of Solomon-Page, the current and desired ownership structure, including possible exit strategies for the members of the management group, the importance of retaining key employees and ways to include employees in the future success of Solomon-Page. At that meeting, the participants also discussed how a company might "go private," what was involved in such a transaction, the pros and cons of going private and the potential costs of going private. They also discussed the possibility of hostile takeover bids. Richard A. Eisner provided the management group with information about how Solomon-Page compared with other companies in its industry and about a recently completed going private transaction. Richard A. Eisner advised the management group that Solomon-Page was a relatively small company with no sponsorship in the financial community, a small public float, limited liquidity and limited currency for acquisitions due to Solomon-Page's depressed stock price. Richard A. Eisner also reviewed for the management group the terms of a recently completed going private transaction in Solomon-Page's industry in which a public company was purchased at a multiple of 3.9x EBITDA. Richard A. Eisner was not ultimately retained as a financial advisor to Solomon-Page or the management group.

         Until Summer 1999, Solomon-Page's management pursued a course that had been recommended by the many market professionals it had consulted. It felt that the operating improvements it had achieved and the warrant and share repurchases it had effected would be recognized by the marketplace in the common stock price, in relationships it would create with the financial community and in transactional opportunities that would become available to it. None of these results occurred. Solomon-Page's management believes that this was in part the result of staffing industry conditions. Many of Solomon-Page's competitors, including competitors far larger than Solomon-Page, had experienced precipitous drops in their stock prices. It is the understanding of Solomon-Page's management that the staffing industry, which had once enjoyed a great deal of attention from the investment community, by Summer 1999 had fallen out of favor.

         In August 1999, management again witnessed the apparent indifference of the investment community to Solomon-Page's earning announcements. Despite record revenues and earnings in the most recent quarter and the continuous upward trend in these figures over the preceding five years, there had been no indication from the financial community of any interest in Solomon-Page, no increase in the trading levels of its stock (in fact, the stock had actually declined in price) and there was no prospect either for a change in these conditions or for a financing or business combination.

         The management group's analysis led it to conclude in early August 1999 that it should consider, among other things, the acquisition of the outstanding common stock held by Solomon-Page's public stockholders. On August 5, 1999, the management group and Eric Davis met with representatives of Peter J. Solomon Company, an investment bank that has no relationship with Solomon-Page other than as described in this proxy statement, to seek its advice regarding available strategic alternatives and over the next several weeks, discussions about strategic alternatives continued among members of the management group and with Peter J. Solomon. Such strategic alternatives included:

         o    the sale of the entire company,

         o    maintaining the status quo as an independent public company,

         o    continuation of stock buyback program, and

         o    pursuing an acquisition program.

Discussions were had about each of these alternatives and it was concluded that none were acceptable alternatives. The sale of the entire company was discarded because the management group was not interested in giving up control of Solomon-Page. It was concluded that Solomon-Page should not remain as an independent public company because it was clear, based on the lack of response to the management group's efforts to attract recognition from the financial community and to Solomon-Page's continued growth and staffing industry conditions, that the financial community was not likely to embrace Solomon-Page in the foreseeable future. The continuation of the stock buyback program was discarded because Solomon-Page's management did not want to operate a leveraged company in a public company environment. The strategy of pursuing an acquisition program was discarded because it would be too expensive and dilutive to use Solomon-Page's depressed stock as currency and Solomon-Page's management did not want to incur debt as a public company.

         None of Solomon-Page, the management group, or their advisors met with third parties with respect to other alternatives because no indication of interest in acquiring Solomon-Page was expressed by any third parties and the management group was not interested in giving up control of Solomon-Page.

         On September 23, 1999, Solomon-Page, on behalf of the management group, retained Peter J. Solomon to act as its financial advisor with respect to either an offer to be made by Solomon-Page or members of the management group to acquire the common stock held by Solomon-Page's public stockholders or to engage in a business combination or similar transaction involving Solomon-Page. As late as September 23, 1999, when Peter J. Solomon was retained, the management group had not yet determined to pursue a going private transaction. It did recognize that its efforts to increase stockholder value had proven unsuccessful and that it was unlikely that this would change in the foreseeable future. From September 23, 1999 until late October 1999, the management group, with the assistance of Olshan and Peter J. Solomon, reviewed the terms of comparable business combinations and management buyouts, including transactions entered into by other companies in its industry and going private transactions completed for $10 million to $50 million in enterprise value in the staffing and other industries.

         After such further discussion and analysis, the management group concluded in late October 1999 that a management buyout was the only viable alternative to the status quo. It became clear to the management group that all of its prior efforts to increase stockholder value had failed to achieve their desired results and none of the other alternatives proposed to the management group were viable. The recognition that a management buyout was the only apparent circumstance under which public stockholders could achieve liquidity and realize an above market price for their stock was an important factor in this decision. In a series of meetings during November 1999 arranged by Peter J. Solomon, the management group discussed a management buyout with various prospective financing sources, including The Bank of New York. In early December 1999, the management group concluded, based in part on discussions with The Bank of New York, that there was a reasonable probability that it could obtain financing for the acquisition at a fair and reasonable price of the common stock held by public stockholders. It determined that it would be appropriate to convene a meeting of the board of directors to express its interest in pursuing such a transaction.

         The board of directors of Solomon-Page met on December 10, 1999, each of the directors in attendance. At the invitation of the management group, representatives of Peter J. Solomon and Olshan were present. After the conclusion of regular business, Lloyd Solomon (Chief Executive Officer of Solomon-Page) advised the directors that a group consisting of himself, his father, Herbert Solomon (Chairman of the Board of Directors of Solomon-Page), and his brother-in-law, Scott Page (President of Solomon-Page), had been considering whether it was in the best interest of Solomon-Page and its stockholders to remain a public company. He referred to previous discussions with the board of directors concerning the market activity of the common stock since Solomon-Page's 1994 initial public offering, Solomon-Page's lack of investment community sponsorship and the current treatment in the public markets of the stock of staffing industry companies. But for these previous discussions, this was the first time the management group advised the board that it was pursuing various options regarding Solomon-Page. Lloyd Solomon advised that Solomon-Page had retained Peter J. Solomon to explore such options as might be available to Solomon-Page and its stockholders to increase stockholder value, which options might include a purchase of the common stock owned by the public stockholders. He further advised that with the assistance of Peter J. Solomon, the management group had explored the feasibility of financing for the purchase of the publicly held common stock and had concluded that such a transaction could be financed. He explained that no decision had been made by the management group as to whether to proceed with such a transaction or as to what form such transaction might take.

         Olshan suggested that, in view of the management group's involvement in the potential transaction, the board of directors consider constituting a special committee, which, with the assistance of its own financial advisor and counsel, would have the responsibility of evaluating and negotiating the terms of any purchase of the publicly held common stock, as well as making a recommendation to the full board of directors with respect to any such proposed transaction.

         The board of directors then constituted the special committee, consisting of Messrs. Klarreich and Ehrenberg, neither of whom was an employee of Solomon-Page or a prospective member of the management group. The board of directors delegated to the special committee the exclusive power and authority to, among other things, negotiate the terms of a proposed transaction with the management group, determine whether such a transaction is fair to, and in the best interests of, Solomon-Page and its stockholders and recommend to the board of directors what action, if any, Solomon-Page should take with respect to such transaction. The board of directors also discussed the retention by the special committee, at Solomon-Page's expense, of financial and legal advisors. The board and the management group then determined that Olshan would represent the management group in such transaction and that the special committee would retain separate counsel. It was also determined that Peter J. Solomon would be the management group's financial advisor and the special committee would retain a separate financial advisor. Subsequent to the meeting, the board of directors determined that the fees of the members of the special committee would be $60,000, to be divided as the members themselves deem appropriate.

         On January 18, 2000, the special committee met to interview three investment banks for potential selection as the special committee's financial advisor. The special committee heard presentations from Houlihan Lokey Howard & Zukin, Gerard Klauer Matison & Co., and Legg Mason Wood Walker, Incorporated ("Legg Mason"), and determined to engage Legg Mason as its financial advisor based on the presentations and material distributed by each investment bank and Legg Mason's experience, expertise and familiarity with the business in which Solomon-Page operates.

         On January 26, 2000, the special committee engaged Legg Mason as its financial advisor to assist it in evaluating and negotiating the terms of a going-private transaction with the management group. Legg Mason also agreed, if requested, to provide its opinion as to the fairness, from a financial point of view, of such a transaction to the holders of common stock other than the management group.

         On January 27, 2000, the special committee conducted a telephonic meeting with its financial advisor. Legg Mason confirmed that it had begun work on its preliminary analysis of Solomon-Page, which included assembling comparable company data. The special committee and Legg Mason also confirmed that the management group had not yet submitted an indication of interest. At that meeting and following the meeting, the special committee discussed the retention of a legal advisor.

         The special committee met on February 10, 2000 to consider selecting a legal advisor from the two firms asked to attend the meeting. Following presentations by the firms, the special committee determined to engage Weil, Gotshal & Manges LLP ("Weil Gotshal") as its legal advisor, based on its experience and expertise in management buyouts and other acquisition transactions. At that meeting, Weil Gotshal reviewed with the special committee its duties and responsibilities and the role of the special committee in negotiating with any person making an acquisition proposal for Solomon-Page.

         On February 14, 2000, the special committee met telephonically with its legal advisors. Weil Gotshal reported that representatives of Legg Mason had spoken to Peter J. Solomon, and that Peter J. Solomon had indicated that the management group was exploring the desirability and financeability of a transaction at $3.25 per minority-held share.

         On February 18, 2000, the special committee met telephonically with its legal and financial advisors. Legg Mason discussed with the special committee on a preliminary basis Legg Mason's assessment, which indicated $3.25 was not a fair price from a financial point of view for the outstanding shares not held by the management group, based on analysis of comparable companies and Solomon-Page's past performance. Legg Mason compared the multiples of revenues and earnings implied by the proposed share offer to the multiples for (i) a set of comparable publicly-traded companies and (ii) a set of comparable publicly-disclosed "going private" transactions. Legg Mason advised the special committee that, in its preliminary analysis, Legg Mason was using a greater number of comparable publicly-traded companies in its valuation analyses than had been used by Peter J. Solomon in its analysis. Legg Mason stated that a broader universe of comparable companies would, to an extent, offset the effects of any outlying multiples of revenues and earnings. Legg Mason noted that the $3.25 per share indication of interest represented a premium to the prevailing price of Solomon-Page's common stock. Legg Mason discussed with the special committee whether Legg Mason could retain its own legal counsel to assist Legg Mason as it refined its methodology for determining fairness and later to assist Legg Mason in drafting any opinion which might be issued and portions of the disclosure in any public filings which might be made. After the special committee determined that the $3.25 per share price was not in the best interests of minority stockholders, the special committee authorized Legg Mason to speak with Peter J. Solomon to elicit additional information as to the basis of the management group's indication of interest.

         On February 29, 2000, the special committee met telephonically with its legal and financial advisors. Legg Mason reported to the special committee that it had met with Peter J. Solomon and, on the basis of discussions with that firm, had reexamined its analyses. Based on its discussions with Peter J. Solomon and its analyses, Legg Mason stated to the special committee that it had performed a series of preliminary valuation analyses, including a comparable companies analysis and a comparable transactions analysis. Based on these preliminary valuation analyses, Legg Mason stated that it would not be in a position to provide an opinion of fairness for any indication of interest below $4.00. Legg

Mason stated that $4.00 represented an approximately 50% premium to the then prevailing price of Solomon-Page's common stock.

         On March 2, 2000, legal counsel to the management group furnished an initial draft merger agreement to the special committee and its legal advisors. The draft merger agreement contemplated a cash merger between Mergeco, a newly-formed Delaware corporation owned by the management group, and Solomon-Page, according to which Mergeco would merge with and into Solomon-Page, with Solomon-Page as the surviving corporation. The draft merger agreement did not identify the price that the management group would be willing to offer in the merger.

         On March 3, 2000, the special committee met telephonically with its legal and financial advisors. Legg Mason reported to the special committee that it had been discussing the insufficiency of the $3.25 indication of interest with Peter J. Solomon, but had not received a revised indication of interest. Mr. Klarreich reported that he had spoken to Peter J. Solomon concerning the possibility of having a meeting of the members of the management group and its advisors with the special committee and its advisors to discuss their respective analyses and the potential range of values of Solomon-Page. The special committee agreed to hold such a meeting.

         On March 6, 2000, the special committee met telephonically with its legal advisors. The special committee discussed the material terms of the original draft merger agreement and proposed changes to the merger agreement. In particular, the special committee discussed changing the provisions of the merger agreement to allow Solomon-Page to consider other acquisition proposals and suggested provisions that would require that the merger be approved by a majority of the shares not owned by the management group. A merger agreement marked to show the special committee's changes was presented to Olshan on March 7, 2000.

         On March 8, 2000, based on a preliminary review of the draft merger agreement marked with the special committee's comments, Olshan initially informed Weil Gotshal of the management group's objections to requiring majority of the minority approval of the merger, as was included in the marked draft.

         On March 8,  2000,  the  special  committee  met  with  its  legal  and financial advisors. The special committee received a presentation of Legg Mason's current analysis of the management group's indication of interest. Legg Mason advised the special committee that Legg Mason was in the process of preparing a valuation analysis that would, upon completion, provide implied valuations of Solomon-Page based upon data regarding publicly traded companies, data regarding selected "going private" transactions, including premiums to market value and multiples of income statement parameters such as revenue and earnings and Solomon-Page's historical market prices. Legg Mason stated that its analysis to date based upon such measures supported its earlier conclusion that it would not be possible to provide an opinion of fairness for any transaction that did not have an offer price in excess of $4.00 per share. Legg Mason reported that it had spoken again to Peter J. Solomon regarding the insufficiency of the management group's current indication of interest of $3.25 per share.

         Later that day and following the meeting of the special committee, the members of the special committee, along with its legal and financial advisors, met with the members of the management group and its legal and financial advisors. At that meeting, Peter J. Solomon presented on behalf of the management group a revised indication of interest of $3.75 per share for each share the management group did not already own and the basis for such indication of interest to the special committee and its advisors. The special committee and its legal and financial advisors met separately to evaluate and discuss a possible response to the revised indication of interest. After the members of the special committee and its advisors rejoined the meeting, Legg Mason, on behalf of the special committee, informed the management group that a purchase price in the amount of the revised indication of interest would not be acceptable to the special committee. The special committee informed the management group that it would consider an indication of interest at $4.75 per share.

         On March 8, 2000, following the meetings with the management group, the special committee reconvened its meeting with its legal and financial advisors to discuss the meetings with the management group and its advisors.

         On March 9, 2000, the management group and Peter J. Solomon conveyed to Mr. Klarreich a revised indication of interest of $4.00 per share of
Solomon-Page's common stock. They also informed Mr. Klarreich that the management group currently was assessing whether it could finance an indication of interest as high as $4.10 per share of Solomon-Page's common stock. Later that day, the members of the special committee met telephonically to discuss the $4.00 per share indication of interest. The special committee determined that the $4.00 per share indication of interest was unacceptable, and discussed various strategies for proceeding with further negotiations.

         On March 10, 2000, the special committee met telephonically with its legal and financial advisors. The special committee discussed with its legal and financial advisors the revised $4.00 per share indication of interest submitted by the management group. The special committee informed its advisors that it already had met the day before and had determined that the revised indication of interest was insufficient. The special committee requested that Weil Gotshal, on behalf of the special committee, convey a willingness to consider an indication of interest of $4.50 per share. Following the meeting, Weil Gotshal informed Olshan of the special committee's position.

         On March 13, 2000, Peter J. Solomon contacted Mr. Klarreich to convey the management group's revised indication of interest of $4.10 per share of Solomon-Page's common stock.

         Later on March 13, 2000, the special committee met with its legal and financial advisors. After a discussion with its advisors, the special committee declined to consider the management group's revised indication of interest and instructed Weil Gotshal to convey that the special committee would consider an indication of interest of $4.40 per share. Weil Gotshal did so.

         On March 17, 2000, Olshan furnished a copy of a draft of The Bank of New York's commitment letter for the financing of a management group acquisition and merger, whereby Solomon-Page would be signatory on behalf of the management group. The special committee's legal advisors and counsel to its financial advisors reviewed the draft commitment letter and requested modifications to various terms and conditions contained therein, certain of which subsequently were modified as a result of such discussions.

         On March 18, 2000, Peter J. Solomon informed Mr. Klarreich that the management group had increased its indication of interest to $4.20 per share of Solomon-Page's common stock.

         On March 20, 2000, the special committee met telephonically with its legal and financial advisors to discuss the management group's $4.20 per share indication of interest and comments to the merger agreement. The special committee determined that the further revised indication of interest should not be accepted and instructed Weil Gotshal to convey to the management group that the special committee would consider an indication of interest of $4.30 per share.

         On March 21, 2000, Weil Gotshal furnished Olshan with the special committee's additional comments to the draft merger agreement along with a proposed press release. Olshan informed Weil Gotshal that the management group remained unwilling to proceed with the proposed management buyout if the special committee insisted upon majority of the minority approval. On the same day, Olshan provided Weil Gotshal with a form of press release proposed by the management group. Weil Gotshal also advised Olshan shortly thereafter of the special committee's request that the management group indemnify Solomon-Page, pursuant to an indemnity agreement, for the fees and expenses associated with Solomon-Page's obligations under the draft commitment letter and the engagement letter entered into with Peter J. Solomon in the event that the merger agreement was terminated.

         On March 26, Olshan informed Weil Gotshal that there would be solvency and credit concerns if Solomon-Page were to purchase the publicly held shares of common stock. If Solomon-Page were to purchase such shares, the purchased shares would be treated as treasury stock, which would cause Solomon-Page's stockholders' equity to be approximately negative $7 million, and therefore Solomon-Page would be insolvent. Alternatively, if Mergeco were to purchase such shares, the transaction would be treated as a purchase, and the stockholders' equity of the surviving corporation would be approximately $9 million. Olshan proposed to change the structure of the transaction and have Solomon-Page merge with and into Mergeco (i.e., a reverse in the direction of the merger as a means to resolve the difficulties). Olshan and Weil Gotshal also further negotiated the form of press release, in particular whether the press release would include a statement as to the special committee's ability to receive alternative acquisition proposals for Solomon-Page.

         On March 28, 2000, Olshan furnished Weil Gotshal with forms, as proposed by the management group, of an indemnity agreement and an offer to purchase, without a price term. The special committee's legal advisor reviewed the indemnity agreement and suggested changes that were incorporated in the final version. On that same day, the special committee met telephonically with its legal advisors. The special committee received an update from Weil Gotshal with respect to Weil Gotshal's discussions with Olshan. After the meeting, Weil Gotshal informed Olshan of the special committee's concern with respect to open issues related to the structure of the transaction. The special committee insisted that these items be finalized before proceeding with additional negotiations.

         On March 30, 2000, the special committee, through its legal advisor, received from the management group an offer to purchase the outstanding shares of Solomon-Page not already owned by such group for $4.25 per share.

         On March 31, 2000, the special committee met with its legal and financial advisors and discussed the management group's offer to purchase at $4.25 per share. The special committee then reviewed with its advisors the fiduciary duties of members of the special committee and Legg Mason's financial analysis. The special committee also discussed with its advisors the terms of the proposed merger agreement and the benefits of the merger to Solomon-Page's stockholders. Legg Mason rendered an oral opinion (which was subsequently confirmed in writing) that, subject to the assumptions, limitations and qualifications contained in the written opinion, as of such date, the amount of $4.25 per share in cash to be received by the holders of Solomon-Page's common stock (other than Mergeco and the management group) pursuant to the merger agreement was fair to such stockholders from a financial point of view. The special committee then approved the management group's $4.25 per share offer price and the terms and provisions of the proposed merger agreement. In connection with such approval, the special committee found such price and the terms and provisions of the merger agreement to be fair to and in the best interests of Solomon-Page and its stockholders (other than the management group) and determined to recommend that the board of directors approve the proposed merger agreement and the transactions contemplated thereby.

         On March 31, 2000, immediately following the meeting of the special committee, a special meeting of the full board of directors of Solomon-Page was convened. All directors were present in person at the meeting, and Olshan, Weil Gotshal and Legg Mason also were present. The directors were advised by Olshan as to their fiduciary duties under Delaware law, and Legg Mason summarized its financial analysis of Solomon-Page and advised the board of directors of the oral opinion that it had rendered to the special committee, which opinion was being confirmed in writing. The board of directors reviewed the terms of the proposed merger agreement, and reasons that the special committee was recommending to the full board of directors the approval of the merger agreement. The full board of directors thereupon unanimously concluded that the terms and provisions of the merger agreement, subject to nonmaterial revisions agreed upon by counsel, and the merger were fair to and in the best interests of Solomon-Page and its stockholders (other than the management group), approved the merger, and recommended that Solomon-Page's stockholders approve the merger agreement and the transactions contemplated thereby. Following the board of directors meeting, Olshan and Weil Gotshal finalized the merger agreement and prepared a letter agreement, later signed by the individual members of the management group, agreeing to be bound by the terms of the merger agreement. Following resolution of these items, Solomon-Page and Mergeco executed the merger agreement.

         On March 31, 2000, Solomon-Page issued a press release announcing that Solomon-Page had entered into a definitive merger agreement with the management group and Mergeco. The press release stated that notwithstanding the special committee's recommendation of the merger, the special committee would be able to receive inquiries from other parties interested in a possible acquisition of Solomon-Page.

         On April 7, 2000, William Straub, a purported stockholder of Solomon-Page, filed a putative class action complaint against Solomon-Page and each of Solomon-Page's directors in the Court of Chancery of the State of Delaware. The complaint sought, among other things, a judgment granting preliminary and permanent injunctive relief against the consummation of the merger and the payment of damages based on allegations that the merger was a wrongful plan to take Solomon-Page private in a transaction that was inherently unfair to Solomon-Page's public stockholders and that the directors breached various duties under Delaware law.

         On April 27, 2000, the special committee and its legal advisors met with the management group and its legal advisors. At the meeting, the management group presented to the special committee updated historical information consisting of results for the quarter ended March 31, 2000 and revised projected figures for Solomon-Page's performance based on improved results that reflected a substantial increase from the figures on which the special committee had negotiated and based its approval of the merger transaction one month earlier at $4.25 per share.

         On May 2, 2000, Weil Gotshal discussed with Olshan the particular transaction that had resulted in a substantial increase in Solomon-Page's earnings for the three months ended March 31, 2000, of which the special committee had recently become aware. The transaction involved the placement of an entire department with an investment banking client of Solomon-Page, resulting in a $3,050,000 payment to Solomon-Page. Weil Gotshal told Olshan that the special committee would need to evaluate the impact of this information on the special committee's recommendation.

         On May 3, 2000, Olshan contacted Weil Gotshal to convey the additional information that a key employee of Solomon-Page responsible for one of Solomon-Page's largest clients, had left Solomon-Page at the end of March.

         On May 4, 2000, the special committee, through Weil Gotshal contacted Legg Mason and requested that it analyze the $4.25 per share offer price in light of the new information about the transaction involving the placement of employees with an investment banking client. Legg Mason requested that Solomon-Page's management provide information about the impact of the placement of an entire department with an investment banking client on trailing twelve months' EBITDA.

         On May 11, 2000, Weil Gotshal spoke with Olshan, which conveyed the analysis prepared by Solomon-Page's management of the impact of such transaction on Solomon-Page's trailing twelve months' EBITDA. In such connection, Solomon-Page's management believed that Legg Mason should also consider the impact of a key employee's departure and the expenses associated with the merger transaction on trailing twelve months' EBITDA to get a more representative picture of Solomon-Page's earnings. The analysis prepared by Solomon-Page's management reversed the effects of such transactions because they were believed to be non-recurring and, therefore, distortional. The effects of such adjustment were as follows: the adding back of expenses in connection with the merger resulted in a $630,000 increase in EBITDA, the elimination of the fee relating to the placement of an entire department with an investment banking client resulted in a $1.2 million decrease in EBITDA and the adding back of the fees relating to placements made by the key employee that left Solomon-Page resulted in a $350,000 decrease in EBITDA. Weil Gotshal conveyed this analysis to the special committee and Legg Mason.

         On May 12, 2000, the special committee and its advisors met telephonically to hear a revised presentation from Legg Mason on the $4.25 per share offer price. Legg Mason expressed disagreement in part with the management group's adjustments to EBITDA and confirmed to the special committee that, in light of this new information, it could no longer opine that the $4.25 per share offer was fair from a financial point of view. The special committee determined to reopen negotiations with the management group in light of this new information and to ask the management group to reconfirm the special committee's authority, including that the board of directors would not recommend a proposed transaction for approval by Solomon-Page's stockholders or otherwise approve a proposed transaction without a prior favorable recommendation by the special committee. Later that day, Weil Gotshal, at the special committee's request, relayed the special committee's position to Olshan.

         On June 1, 2000, the special committee met with its legal and financial advisors. At that meeting, Mr. Klarreich updated the special committee regarding his earlier telephone conversation with Peter J. Solomon. In that conversation, Peter J. Solomon telephoned to explain the management group's position that the revenues from the placement of employees with an investment banking client was a one-time, non-recurring transaction. Legg Mason pointed out to the special committee that the transaction increased EBITDA approximately 40% on a trailing twelve-month basis, and that even if the management group's adjustments were accepted (including the elimination from historical results of revenues and EBITDA associated with the one-time placement of employees within an investment banking client and the downward revision of revenues and EBITDA associated with the departure of the key employee) and assuming that the applicable range of multiples did not change, Legg Mason would not be in a position to provide an opinion of fairness for any indication of interest below $5.00. Legg Mason, nevertheless, reiterated to the special committee that it disagreed with the management group's proposed adjustments to trailing twelve months' EBITDA. Later that day, the special committee and its advisors met with the management group and its advisors. Prior to the meeting, the board of directors of Solomon-Page, comprised in part of management group members, executed, effective as of May 31, 2000, a unanimous written consent reconfirming the special committee's authority in connection with the proposed transaction with the management group, which included that the board of directors would not recommend a proposed transaction for approval by Solomon-Page's stockholders or otherwise approve a proposed transaction without a prior favorable recommendation by the special committee.

         At the June 1, 2000 meeting, the management group and its advisors, and the special committee and its advisors, discussed at length the status and historical results of Solomon-Page, and the bases for the management group's merger proposal. At that meeting, the special committee told the management group that it would withdraw its recommendation of the merger at the price of $4.25 per share in light of the new information that it had received; that the special committee was open to receiving a new indication of interest; and that it renewed its request for the affirmative vote of the holders of a majority of the minority of Solomon-Page's outstanding shares as a condition to any merger. Later in the day, Olshan, on behalf of the management group, conveyed the management group's revised indication of interest of $4.80 per share.

         On June 2, 2000, the special committee and its advisors met telephonically to discuss the management group's revised indication of interest of $4.80 per share. Legg Mason affirmed the inadequacy of the revised $4.80 indication of interest based on its analysis of the offer. The special committee determined that the $4.80 indication of interest should not be accepted and authorized Weil Gotshal, on its behalf, to contact Olshan in this regard and to advise that the management group should furnish a new indication of interest at a higher price. Weil Gotshal did so later that day.

         On  June  5,  2000,   the  special   committee  and  its  advisors  met
telephonically to discuss the status of the negotiations.

         On June 6, 2000, Olshan, on the management group's behalf, presented to Weil Gotshal a revised, but "final," indication of interest of $5.25 per share, which was contingent upon an agreement by plaintiff's counsel in the Straub lawsuit to settle that lawsuit. In addition, the management group agreed, again subject to reaching agreement with plaintiff's counsel, to add the requirement that the affirmative vote of the holders of a majority of the minority of Solomon-Page's outstanding shares be necessary to approve the merger.

         On June 19, 2000, Olshan furnished the special committee with a draft of the amended and restated merger agreement.

         On  June  20,  2000,  the  special   committee  and  its  advisors  met
telephonically. The special committee agreed to request a formal fairness opinion from Legg Mason with respect to the $5.25 per share offer, after the management group secured committed financing. The special committee further determined to request an additional $.05 increase in the offer price, and authorized Weil Gotshal to convey the special committee's request to Olshan. As instructed, Weil Gotshal contacted Olshan later that day.

         On June 21, 2000, Olshan contacted Weil Gotshal to state that the management group would not offer $5.30 per share, insisting that $5.25 was its last, best and final offer, contingent upon an agreement to settle the Straub lawsuit and the management group finalizing the terms of a revised commitment letter with The Bank of New York to finance the proposed increase in the offer price.

         On June 23, 2000, Olshan received and furnished to Weil Gotshal a copy of the revised commitment letter.

         On June 27, 2000, Olshan, on behalf of the management group, presented Weil Gotshal with the management group's offer to purchase at $5.25 per share all of the outstanding shares of common stock not already owned by the management group. Olshan also sent a revised draft of the amended and restated merger agreement, which incorporated the comments conveyed previously by Weil Gotshal. Later that day, the special committee met with its legal and financial advisors and discussed the management group's $5.25 per share offer. The special committee then reviewed with its advisors:

         o the status of a proposed agreement in principle with plaintiff's counsel for settling the lawsuit,
         o   Legg Mason's financial analysis,
         o the terms of the proposed amended and restated merger agreement, and
         o   the benefits of the merger to Solomon-Page's stockholders.

         Legg Mason rendered an oral opinion (which was subsequently confirmed in writing) that, subject to the assumptions, limitations and qualifications contained in such opinion, as of such date, the amount of $5.25 per share in cash to be received by the holders of Solomon-Page's common stock (other than the management group) pursuant to the amended and restated merger agreement was fair to such stockholders from a financial point of view. See "-- Opinion of Financial Advisor to the Special Committee." The special committee then approved the management group's $5.25 per share offer price and the terms and provisions of the proposed amended and restated merger agreement and found such price and the terms and provisions of the merger agreement to be fair to and in the best interests of Solomon-Page and its stockholders (other than the management group) and determined to recommend that the board of directors approve the proposed amended and restated merger agreement and the transactions contemplated thereby. See "-- Recommendation of the Special Committee and Board of Directors; Fairness of the Merge r-- Special Committee."

         On June 27, 2000, immediately following the meeting of the special committee, a special meeting of the full board of directors of Solomon-Page was convened. All directors were present in person or telephonically at the meeting, and representatives from Olshan and Weil Gotshal also were present. After the confirmation that Legg Mason had delivered its oral fairness opinion and a discussion of the terms of the proposed amended and restated merger agreement and of the special committee's request to continue to receive current information on Solomon-Page, the full board of directors thereupon unanimously concluded that the terms and provisions of the amended and restated merger agreement and the merger were fair to and in the best interests of Solomon-Page and its stockholders (other than the management group), approved the merger, and recommended that Solomon-Page's stockholders approve the amended and restated merger agreement and the transactions contemplated thereby, all subject to the execution of an agreement in principle to settle the Straub lawsuit. See "-- Recommendation of the Special Committee and Board of Directors; Fairness of the Merger -- Board of Directors."

         On June 28, 2000, Solomon-Page and the individual directors of the board of directors of Solomon-Page entered into an agreement in principle to settle the Straub lawsuit based upon the increase in the merger consideration and the requirement that the merger be conditioned on the approval of the holders of a majority of the outstanding shares of common stock of Solomon-Page not owned by the management group. The final settlement of such lawsuit is conditioned upon the occurrence of several events. See "-- Stockholder Lawsuit Challenging the Merger." Later that day, Solomon-Page and the management group executed the amended and restated merger agreement and issued a press release announcing that Solomon-Page had agreed to a revised management buyout by the management group at $5.25 per share and that Solomon-Page had entered into the amended and restated merger agreement.

         In early August 2000, the special committee received an unsolicited inquiry with respect to a possible transaction with Solomon-Page from a representative of a privately-held company in the staffing industry. Prior to meeting with such third party and its representative and holding substantive discussions, the special committee requested, according to the terms of the merger agreement, that the third party enter into a confidentiality agreement with customary "stand-still" and non-solicitation provisions. The third party refused to sign such an agreement and no discussions ensued. At no point has the special committee obtained any substantive information from such third party or its representative with respect to a possible transaction.

         On September 29, 2000, the special committee met with its legal and financial advisors to discuss a proposed amendment to the amended and restated merger agreement, which would extend the date after which either party could terminate the agreement if the merger had not yet occurred and would provide that the outstanding options for shares of common stock (other than those held by the management group) would be cashed out immediately prior to the effective time of the merger by Solomon-Page (albeit conditioned upon the consummation of the merger) instead of at the effective time of the merger. The special committee also discussed the financial performance of Solomon-Page, which included updated projections for the period ending September 30, 2000 furnished orally by Solomon-Page's management. Legg Mason advised the special committee that the proposed amendment to the amended and restated merger agreement would not have an effect on, and that nothing has come to Legg Mason's attention that would otherwise affect, its fairness opinion delivered on June 27, 2000. On September 29, 2000, the special committee and the board of directors, on the special committee's recommendation, approved the amendment to the amended and restated merger agreement and thereafter Solomon-Page and Mergeco entered into the amendment.

Recommendation of the Special Committee and Board of Directors; Fairness of the Merger

         On June 27, 2000, the special committee met with its financial and legal advisors, determined that the merger and the terms and provisions of the merger agreement were fair to and in the best interests of Solomon-Page and its stockholders (other than the management group), and unanimously recommended to the full board of directors that it approve the merger agreement and the transactions contemplated thereby.

         At a special meeting of the board of directors held immediately following the special committee's determination, at which all directors of Solomon-Page were present, the board of directors considered the recommendation of the special committee. The board of directors unanimously concluded that the terms and provisions of the merger agreement and the merger were fair to and in the best interests of Solomon-Page and its stockholders (other than the management group), approved the merger agreement, and recommended that the stockholders approve the merger agreement and the transactions contemplated thereby.

         Special Committee. In determining that the special committee would approve and recommend the management group's increased offer of $5.25 per share, the special committee considered the following positive factors, each of which, individually and in the aggregate, in the opinion of the special committee, supported such determination:

         o Merger Price. The special committee concluded that the $5.25 price per share represented the highest price that Mergeco was willing to pay to acquire Solomon-Page's common stock.

         o Legg Mason Fairness Opinion. The special committee considered the financial presentations of Legg Mason and its opinion delivered at the meeting to the effect that, as of the date of its opinion and based upon and subject to the matters stated in its opinion, the increased offer of $5.25 per share to be received by Solomon-Page's stockholders (other than the members of the management group) in the merger was fair from a financial point of view. A copy of Legg Mason's opinion, with a discussion of the information reviewed, assumptions made and matters considered by Legg Mason, is attached to this proxy statement as Annex C. You should read this opinion in its entirety as well as the other information described under "-- Opinion of Financial Advisor to the Special Committee."

         o Market Price and Premium. The special committee considered the recent and historical market prices of Solomon-Page's common stock and noted that the $5.25 per share price offered by the management group would represent approximately:

             -- a $1.00 per share or 23.5% increase from the offer presented by the management group and accepted by the special committee on March 31, 2000;

             -- a 52.7% premium to the trading price of the common stock prior to the announcement of the increased offer;

             -- a $2.00 per share or 61.5% increase over the management group's initial indication of interest; and

             -- a $2.37 per share or 82.6% premium to the trading price of the common stock prior to the initial announcement of a transaction with the management group on March 31, 2000.

The special committee noted that the closing price of the common stock on the Nasdaq SmallCap Market on June 26, 2000, the last full trading day prior to the special committee and board of directors meetings held to approve the amended and restated merger agreement, was $3.44 per share.

         o Just Say No Authority. The special committee considered the fact that prior to any agreement being reached or the reopening of negotiations as to the ultimate merger consideration and terms, the board of directors had reconfirmed that it would not recommend a transaction with the management group for approval by Solomon-Page's stockholders or otherwise approve a transaction with the management group without a prior favorable recommendation of such transaction by the special committee.

         o Voting Requirements. The special committee considered that the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Solomon-Page's common stock and the holders of at least a majority of the outstanding shares of Solomon-Page's common stock not owned, directly or indirectly, by the management group would be required to approve the transaction.

         o Settlement of Pending Litigation. The special committee considered that the parties had reached an agreement in principle, acceptable to the special committee, with respect to a settlement of the lawsuit challenging the original $4.25 per share transaction and the process related thereto.

         o Special Committee Formation and Arm's-Length Negotiations. The special committee considered the fact that both the original merger agreement and the amended and restated merger agreement, the transactions contemplated thereby and the increases in and the renegotiations of the offer price and other terms and conditions of the merger were the product of arm's-length negotiations between the management group and the special committee, the members of which (and the legal and financial advisors of which) were independent of the management group and did not and would not have any equity interest in Mergeco.

         o Receipt of Commitment Letter. The special committee considered the fact that the management group had received a revised commitment letter from The Bank of New York to provide the necessary financing for the proposed merger, and the special committee had reviewed, and had input into, the terms and conditions of the revised commitment letter.

         o Absence of Alternate Acquisition Proposals. Despite the advantages of the transaction being structured as a one-step merger and of the notice in the press releases announcing the original and the revised transactions that the special committee was able to receive inquiries from other parties interested in a possible acquisition of Solomon-Page, Solomon-Page and the special committee had not received any indications of interest with respect to an acquisition proposal other than from the management group.

         The special committee also reaffirmed that the following positive factors, which were considered by the special committee in approving the initial $4.25 per share offer, were still applicable to the special committee's determination as to the recommendation of the transaction at $5.25 per share:

         o Terms of the Merger Agreement. The special committee considered the terms of the amended and restated merger agreement that were not amended, including:

            -- the provision providing that the special committee or Solomon-Page (upon the recommendation of the special committee) may furnish or provide access to information concerning Solomon-Page to third parties who indicate a willingness to make an acquisition proposal for Solomon-Page;

            -- the ability of the special committee, so long as it is acting consistent with its fiduciary duty, to withdraw its recommendation and/or terminate the amended and restated merger agreement in order to permit Solomon-Page to enter into a business combination transaction with a third party; and

            -- the absence of any termination or "break-up" fees other than the payment of the management group's out-of-pocket costs and expenses up to a maximum amount of $500,000 (increased from $400,000 in the original merger agreement) in the event the special committee, acting consistent with its fiduciary duties, terminated the amended and restated merger agreement, or the board of directors (acting through the special committee) withdrew or changed its recommendation to stockholders, approved an acquisition proposal with respect to an alternative transaction, or failed to call the annual meeting or a special meeting of the stockholders, to mail the proxy statement as promptly as practicable, or to include its recommendation in the proxy statement.

         o Availability of Dissenters' Rights. The special committee considered the fact that dissenters' rights of appraisal would be available to the holders of common stock under Delaware law.

         o Nature of Solomon-Page's Business. The special committee considered its familiarity with, and the facts relating to, Solomon-Page's business, financial condition, results of operations, prospects and the nature of the industries in which Solomon-Page operates, including the prospects of Solomon-Page if it were to remain an independent public company.

         o Liquidity of Common Stock. The special committee considered the thin trading market and the lack of liquidity of Solomon-Page's common stock and the existence of a large percentage of common stock in the hands of a few stockholders. The special committee believed that the proposed merger would permit the stockholders of Solomon-Page to sell all of their shares at a fair price and at a level considerably higher than historic levels, especially in light of the fact that there existed little liquidity in Solomon-Page's common stock.

         o Transaction Structure. The special committee evaluated the benefits of the transaction being structured as a one-step merger, and concluded that the period of time between the public announcement of the proposed merger and the meeting of Solomon-Page's stockholders would provide a sufficient period of time for any interested third party to prepare and present an acquisition proposal for Solomon-Page.

         o Possible Decline in Market Price of Common Stock. The special committee considered the distinct possibility that if a merger transaction with the management group were not negotiated and Solomon-Page remained as a publicly owned corporation, it was possible that because of a decline in the market price of either the shares of Solomon-Page's common stock or the stock market in general, the price that might be received by the holders of Solomon-Page's shares in the open market or in a future transaction might be substantially less than the $5.25 per share price to be received by stockholders in connection with the proposed merger.

         o Reliance Letter. The special committee considered the fact that Solomon-Page and its stockholders would receive a reliance letter permitting them to rely on such certificates or other similar materials relating to the solvency of Solomon-Page after giving effect to the transactions contemplated by the amended and restated merger agreement.

         o Indemnity Agreement. The special committee considered the fact that the special committee had negotiated for an agreement by the management group to indemnify Solomon-Page for any fees and costs incurred under the revised commitment letter or the engagement letter with the management group's financial advisor in the event the amended and restated merger agreement was terminated for any reason except for a breach caused by Solomon-Page.

         o Regulatory Approvals. The special committee considered the fact that there were no regulatory approvals required to consummate the merger.

         In view of the wide variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

         In the opinion of the special committee, the foregoing positive factors outweighed the factors against the special committee approving and recommending the management group's increased offer. The special committee considered the negative factors that if the merger is approved, the holders of the common stock will not participate in the future growth of Solomon-Page, including as indicated in the revised projections of Solomon-Page's performance provided by Solomon-Page's management. Because of the risks and uncertainties associated with Solomon-Page's future prospects, the special committee concluded that this detriment was not quantifiable. The special committee also concluded that obtaining a cash premium for the common stock now was preferable to enabling the holders of such stock to have a speculative potential future return.

         The special committee also noted the negative factor of the potential conflicts of interest of the management group in connection with the proposed merger. The special committee believes, however, that the procedures followed in the process of considering the management group's offer and the special committee's negotiating the terms of the amended and restated merger agreement addressed these conflicts and were fair to the non-management stockholders of Solomon-Page.

         As part of the special committee's consideration of the fairness of the merger consideration in relation to the comparable company multiples set forth under "--Opinion of Financial Advisor to the Special Committee" below, the special committee considered the management group's offer in comparison to market values as a multiple of book value. The special committee was not aware of any previous firm offers for Solomon-Page with which to compare the merger consideration and it did not consider the liquidation value of Solomon-Page because the liquidation of Solomon-Page was not considered a viable option.

         Board of Directors. In reaching its determination referred to above, the board of directors adopted the analyses, conclusions and recommendations of the special committee, including the factors considered by the special committee. The board of directors also considered the unanimous approval of the amended and restated merger agreement and the merger by the special committee.

         The members of the board of directors, including the members of the special committee, evaluated the merger in light of their knowledge of the business, financial condition and prospects of Solomon-Page, and based upon the advice of financial and legal advisors. In the light of the number and variety of factors that the special committee and the board of directors considered in connection with their evaluation of the merger, neither the special committee nor the board of directors found it practicable to assign relative weights to the positive factors, and, accordingly, neither the special committee nor the board of directors did so. In addition, individual members of the special committee and the board of directors may have given different weights to different factors.

         In considering the recommendations of the special committee and the board of directors with respect to the amended and restated merger agreement and the merger, stockholders should be aware that the management group will own all of the shares of Solomon-Page following the merger and that Eric Davis, a director and officer of Solomon-Page, and the members of the special committee will receive cash consideration in connection with the merger. The special committee and the board of directors were aware of these potential conflicts of interests and considered them among other factors in deciding to approve and recommend the transaction with the management group. The special committee considered the management group's ownership of Solomon-Page after the merger to be a negative factor in its determination that the amended and restated merger agreement and the merger are fair to non-management group stockholders of Solomon-Page.

         The board of directors and the special committee did not view the equity holdings of Mr. Davis and the special committee members as a negative factor. Because these individuals, either through their holdings of shares or options in Solomon-Page, will receive cash consideration in the merger, the board of directors and the special committee believe that these individuals' interests as stockholders in considering the amended and restated merger agreement and the merger are substantially the same as the interests of the non-management group stockholders of Solomon-Page. The special committee and the board of directors did not consider these interests and conflicts with respect to Mr. Davis and the members of the special committee sufficient to require their non-participation in evaluating the terms of the proposed transaction with the management group.

         The board of directors believes that the merger is procedurally fair because, among other things:

         o the special committee consisted solely of independent directors appointed by the board of directors to represent the interests of Solomon-Page's stockholders other than the management group;

         o the special committee retained and was advised by its own legal counsel, who had no relationship with or interest in the management group or the merger, who negotiated on behalf of the special committee;

         o the special committee retained and was advised by its own financial advisor, who had no relationship with or interest in the management group or the merger, to assist it in evaluating the proposed transaction and received financial advice from Legg Mason; and

         o the $5.25 per share cash purchase price and the other terms and conditions of the merger agreement resulted from active and extensive arm's-length bargaining between the special committee and the management group and their respective advisors, including reopening by the special committee of negotiations as to price and other terms contained in the $4.25 per share merger proposal.

         The board of directors believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to represent effectively the interests of the holders of Solomon-Page's common stock (other than the management group) were present and were exercised. For example, the board of directors confirmed that it would not recommend a proposed transaction with the management group for approval by Solomon-Page's stockholders or otherwise approve a proposed transaction with the management group without a prior favorable recommendation of such a proposed transaction by the special committee. Therefore, the board of directors believes there was no need to retain any additional unaffiliated representative to act on behalf of the holders of Solomon-Page's common stock in view of:

         o the unaffiliated status of the members of the special committee whose sole purpose was to represent the interests of the holders of Solomon-Page's common stock (other than the management group), and retention by the special committee of legal counsel and financial advisors, and

         o the fact that utilization of a special committee is a mechanism well-recognized under Delaware law in transactions of this type.

         The board of directors of Solomon-Page believes that the merger is fair to and in the best interests of Solomon-Page and the holders of common stock (other than the management group) and, upon the unanimous recommendation of the special committee, recommends approval of the amended and restated merger agreement, and the transactions contemplated thereby to Solomon-Page's stockholders.

The Management Group's Purpose and Reasons for the Merger

         The management group's purpose for engaging in the transactions contemplated by the merger agreement is to acquire 100% ownership of Solomon-Page in a transaction in which the holders of Solomon-Page's common stock (other than the members of the management group) would be entitled to have their equity interest in Solomon-Page extinguished in exchange for cash in the amount of $5.25 per share. Each member of the management group believes that such an acquisition is an attractive investment opportunity at this time based upon, among other things, the past performance of Solomon-Page and its future business prospects. The management group believes that Solomon-Page will continue to increase its revenues and profitability in the foreseeable future. In addition, the management group's strategy of increasing intrinsic value for
Solomon-Page through internal growth rather than through acquisitions makes Solomon- Page more viable as a privately held company rather than a publicly held company in a market that has historically rewarded companies with aggressive acquisition strategies. The management group also considered the lack of liquidity of Solomon-Page's common stock and believes that this transaction will provide liquidity to Solomon-Page's stockholders. The determination to proceed with the acquisition at this time would also, in the view of the management group, afford Solomon-Page's stockholders an opportunity to dispose of their shares at a substantial premium over the market prices that prevailed prior to March 31, 2000, the date on which Solomon-Page announced the execution of the original merger agreement. In addition, the management group noted that causing Solomon-Page to be closely held, and therefore no longer required to file periodic reports with the SEC, would enable management to focus to a greater degree on the creation of long term value by reducing management's commitment of resources with respect to procedural and compliance requirements of a public company, provide the management group with flexibility in dealing with the assets of Solomon-Page, and reduce costs associated with Solomon-Page's obligations and reporting requirements under the securities laws (for example, as a privately held entity, Solomon-Page would no longer be required to file quarterly and annual reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements), which the members of the management group anticipate could result in savings of approximately $100,000 per year. The transactions contemplated by the merger agreement, however, will involve a substantial risk to the management group because of the large amount of indebtedness to be incurred in connection with the consummation of the merger and the possibility that the unemployment rate will increase and demand for employees will decrease. The management group also considered the negative factor that if the merger is completed, the stockholders would not have the opportunity to share in Solomon-Page's future growth. However, due to the lack of historical market interest in Solomon-Page, this was not viewed as a significant detriment to stockholders. See "SPECIAL FACTORS -- Financing of the Merger."

         The acquisition of the entire equity interest in Solomon-Page was structured as a cash merger in order to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases while at the same time not materially disrupting Solomon-Page's operations.

         The management group and Mergeco have concluded that the merger, including the merger consideration of $5.25 per share in cash and the terms and conditions of the merger agreement, are fair to Solomon-Page and the holders of the common stock (other than the members of the management group) based upon the following factors:

         o the fact that the special committee, consisting of directors not affiliated with the members of the management group, had unanimously approved the merger and recommended that stockholders approve the merger agreement and the transactions contemplated thereby;

         o the fact that the merger consideration and the other terms and conditions of the merger agreement were the result of arm's-length, good faith negotiations between the special committee and the management group and their respective advisors;

         o the fact that approval of the merger agreement would require the affirmative votes of both the holders of at least 66-2/3% of all outstanding shares of common stock and at least a majority of all outstanding shares of common stock not owned, directly or indirectly, by any member of the management group;

         o the fact that Legg Mason issued an opinion to the special committee to the effect that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $5.25 per share in cash to be received in the merger is fair from a financial point of view to the holders of common stock (other than the members of the management group);

         o the fact that during the substantial period of time that would elapse between the announcement of the execution of the merger agreement and the consummation of the merger following the special meeting to be held to vote upon the merger, there would be more than sufficient time and opportunity for other persons to propose alternative transactions to the merger, and that the terms of the merger agreement authorize Solomon-Page to furnish or provide access to information concerning Solomon-Page to third parties who indicate an interest it or a willingness to make an acquisition proposal and to terminate the merger agreement in order to permit Solomon-Page to enter into a business combination transaction with a third party; and

         o the conclusions, recommendations, underlying analyses and factors referred to above as having been taken into account by the special committee and the board, which the members of the management group adopted as their own (see "SPECIAL FACTORS -- Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "-- Opinion of Financial Advisor to the Special Committee"). The management group also considered the ability of the management group to finance the merger at the $5.25 per share price in cash. Although Peter J. Solomon generally assisted the management group in this transaction and, in particular, advised the management group on bidding and negotiating strategies, participated in negotiations with Legg Mason and analyzed Solomon-Page's operations and prospects, Peter J. Solomon did not deliver a fairness opinion as to the merger consideration.

         The management group also considered the negative factors considered by the special committee and the board of directors.

Financial Advisor to the Management Group

         Peter J. Solomon primarily provided information to the management group with respect to the amount of the merger consideration. In addition, Peter J. Solomon discussed the structure and terms of the merger with the management group and the availability of financing, including the amount of leverage extended, the cost of the financing, the term of the financing, the ability of the lender to give an over advance above asset-based formulas and the experience level of the lender in the industry. The information provided by Peter J. Solomon to the management group is summarized in the following paragraphs.

         In early August 1999, in connection with its solicitation of Solomon-Page's business, Peter J. Solomon provided the management group with historical analyses of Solomon-Page's financial and stock performance, as well as information about comparable public companies, comparable completed going private transactions, control premium analyses and funding analyses. In mid November 1999 and March 2000, at the management group's request, Peter J. Solomon provided the management group with similar updated analyses.

         Peter J. Solomon's August 1999 analysis of selected comparable company and Solomon-Page data included the following multiples: price as a multiple of LTM (last twelve months) earnings - 9.5x (mean), 9.7 (median) and 10.0x (Solomon-Page); price as a multiple of book value - 1.7x (mean), 1.7 (median) and 1.6x (Solomon-Page); enterprise value as a multiple of LTM net sales - 61.6% (mean), 59.6% (median) and 29.4% (Solomon-Page); enterprise value as a multiple of LTM EBITDA - 3.8x (mean), 3.4 (median) and 4.6x (Solomon-Page); and enterprise value as a multiple of LTM EBIT
- 4.6x (mean), 3.6 (median) and 5/6x (Solomon-Page). Peter J. Solomon's comparable transaction data indicated the following multiples: enterprise value as a multiple of LTM sales - 40.1% (mean) and 35.5% (median), enterprise value as multiple of LTM EBITDA - 4.1x (mean) and 3.9 (median); enterprise value as a multiple of LTM EBIT - 6.0x (mean) and 5.5 (median); and enterprise value as a multiple of LTM net income - 9.4x (mean) and 8.3x (median). The enterprise value of Solomon-Page at the time of this presentation was estimated to be $15.3 million.

         Peter J. Solomon's November 1999 analysis of selected comparable company and Solomon-Page data included the following multiples: price as a multiple of LTM earnings - 8.4x (mean), 7.7 (median) 3.9x (Solomon-Page); price as a multiple of book value - 1.2x (mean), 1.0 (median) and 1.1x (Solomon-Page); enterprise value as a multiple of LTM net sales - 34.2% (mean), 28.2% (median) and 15.0% (Solomon-Page); enterprise value as a multiple of LTM EBITDA - 3.8x
(mean), 4.0 (median) and 3.9x (Solomon-Page); and enterprise value as a multiple of LTM EBIT - 5.2x (mean), 5.8 (median) and 2.2x (Solomon-Page). Peter J. Solomon's comparable transaction data indicated the following multiples: enterprise value as a multiple of LTM sales - 40.1% (mean) and 35.5% (median), enterprise value as a multiple of LTM EBITDA - 4.1x (mean) and 3.9 (median); enterprise value as a multiple of LTM EBIT - 6.0x (mean) and 5.5 (median); and enterprise value as a multiple of LTM net income - 9.4x (mean) and 8.3x (median). The enterprise value of Solomon-Page at the time of this presentation was estimated to be $8.4 million.

         Peter J. Solomon's March 2000 analysis of selected comparable company and Solomon-Page data included the following multiples: price as a multiple of LTM earnings- 7.8x(mean), 7.8 (median) and 6.3x (Solomon-Page); price as a multiple of book value - 1.0x (mean), 0.9 (median) and 1.7x (Solomon-Page); enterprise value as a multiple of LTM net sales - 23.2% (mean), 21.5% (median) and 25.4% (Solomon-Page); enterprise value as a multiple of LTM EBITDA - 3.9x
(mean), 3.7 (median) and 3.1x (Solomon-Page); and enterprise value as a multiple of LTM EBIT - 5.6x (mean), 6.2 (median) and 3.6x (Solomon-Page). Peter J. Solomon's comparable transaction data indicated the following multiples: enterprise value as a multiple of LTM sales - 39.6% (median), enterprise value as a multiple of LTM EBITDA - 3.9x (median); enterprise value as a multiple of LTM EBIT -5.8x (median); enterprise value as a multiple of LTM net income - 9.6x (median); and premium to one week prior to announcement - 30.2% (median). The enterprise value of Solomon-Page at the time of this presentation was estimated to be $15.4 million.

         Comparable companies were based on Solomon-Page's standard industrial classification (SIC) code and size and enterprise value criteria. For the August 1999 and November 1999 analyses, Peter J. Solomon used companies with Solomon-Page's SIC code that had enterprise values below $70 million. For the March 2000 analyses, Peter J. Solomon used companies with Solomon-Page's SIC code that had enterprise values below $35 million. Peter J. Solomon concluded that Solomon-Page's stock was trading at a discount to comparable companies. The transaction value of the merger at $5.25 per share can be calculated to be approximately $27.1 million.

         Peter J. Solomon was not requested to, and did not, express an opinion to the management group as to the merger consideration. However, the management group consulted with representatives from Peter J. Solomon from time to time regarding other terms of the transaction. Peter J. Solomon provided input on these matters on the basis of its experience in public mergers and acquisitions. Peter J. Solomon also assisted the management group in obtaining bank financing for the transaction by advising the management group on potential bank lenders and assisting in the preparation of bank presentation materials and in the evaluation of financing proposals from potential bank lenders. The Company has paid Peter J. Solomon financial advisory fees of $225,000 and will pay Peter J. Solomon $75,000 upon consummation of the merger. The members of the management group have agreed to indemnify Solomon-Page for such fees in the event the merger is not consummated.

Opinion of Financial Advisor to the Special Committee

         Under a letter agreement dated January 26, 2000, the special committee retained Legg Mason to act as its financial advisor for the merger. As part of this engagement, the special committee requested that Legg Mason evaluate the fairness, from a financial point of view, of the price to be paid in the merger to the public stockholders of Solomon-Page, which was determined on the basis of arm's-length negotiations between the special committee and the management group. On March 31, 2000, Legg Mason delivered to the special committee its oral opinion that, as of that date, the $4.25 per share cash consideration was fair from a financial point of view to Solomon-Page's public stockholders (other than the management group). As discussed above, on May 4, 2000, the special committee requested that Legg Mason analyze the $4.25 per share offer in light of new information and management's latest projections. On May 12, 2000, Legg Mason advised the special committee that, in light of the new information, it could no longer opine that the $4.25 per share offer was fair from a financial point of view. On June 27, 2000, Legg Mason delivered to the special committee its oral opinion that, as of that date, the $5.25 per share cash consideration was fair from a financial point of view to Solomon-Page's public stockholders (other than the management group). Legg Mason later confirmed its oral opinion by delivering a written opinion, which stated the considerations and assumptions upon which its opinion was based.

         The full text of the June 27, 2000 opinion, which explains the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Legg Mason in rendering its opinion, is attached as Annex C to this proxy statement. Legg Mason's written opinion is directed to the special committee and only addresses the fairness of the $5.25 per share cash consideration from a financial point of view as of the date of the opinion. Legg Mason's written opinion does not address any other aspect of the merger and does not constitute a recommendation to any Solomon-Page stockholder as to how to vote at the special meeting. The following is only a summary of the Legg Mason opinion. We urge you to read the entire opinion.

                  In arriving at its opinion on March 31, 2000 and June 27, 2000, Legg Mason, among other things:

                     o reviewed the financial terms and conditions of the draft amended and restated merger agreement, dated June 27, 2000;

                     o   reviewed   certain  publicly   available   audited  and
unaudited financial statements of Solomon-Page and certain other publicly available information of Solomon-Page;

                     o reviewed and discussed with representatives of the management of Solomon-Page certain information of a business and financial nature regarding Solomon-Page furnished to Legg Mason by them, including financial forecasts and related assumptions of Solomon-Page;

                     o reviewed public information with respect to certain other companies in lines of business which Legg Mason believed to be generally comparable to the business of Solomon-Page;

                     o reviewed the financial terms, to the extent publicly available, of certain business combinations which Legg Mason believed to be generally comparable to the merger;

                     o   reviewed   certain   publicly   available   information
concerning the historical stock price and trading volume of Solomon-Page common stock; and

                     o conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate.

         Legg Mason assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied to it by Solomon-Page, and all publicly available information. Legg Mason further relied upon the assurances of management of Solomon-Page that they were unaware of any facts that would make the information provided to Legg Mason incomplete or misleading. Legg Mason assumed that there had been no material change in the assets, financial condition, business or prospects of Solomon-Page since the date the most recent financial statements were made available to it. Legg Mason did not assume any responsibility for or make any independent valuation or appraisal of any of the assets or liabilities of Solomon-Page or concerning the solvency of, or issues relating to solvency concerning, Solomon-Page.

         With respect to financial forecasts, Legg Mason assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Solomon-Page as to the future financial performance of Solomon-Page. Legg Mason assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. The forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, Legg Mason noted that actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason's opinion was necessarily based on share prices and economic and other conditions and circumstances as in effect on, and the information made available to it up to and including, the date of the opinion. In rendering its opinion, Legg Mason did not address the relative merits of the merger, any alternative potential transaction or Solomon-Page's underlying decision to effect the merger.

         Legg Mason also assumed, with Solomon-Page's consent, that the merger would be completed according to the terms of the amended and restated merger agreement, without any waiver of any material term or condition contained in that agreement. In addition, Legg Mason assumed that there would be no material changes to the amended and restated merger agreement as executed from the draft reviewed by Legg Mason. Legg Mason has advised the special committee that the amendment to the amended and restated merger agreement entered into on September 29, 2000 does not have an effect on its fairness opinion delivered on June 27, 2000.

         The following is a brief summary of the material financial analyses performed by Legg Mason in preparing its March 31, 2000 and June 27, 2000 opinions:

Comparable Publicly Traded Companies Analysis

         Legg Mason reviewed and compared the actual financial, operating and stock market information of certain companies in lines of business believed to be generally comparable to those of Solomon-Page in the staffing industry. These companies included Acsys, Inc., Ablest Inc. (f/k/a C.H. Heist Corp.), Diversified Corporate Resources, Inc., General Employment Enterprises, Inc., Headway Corporate Resources, Inc. and Joule Inc.

         Specifically, Legg Mason analyzed the respective multiples of the market value of these companies to their last twelve months' net income and most recent book value and the enterprise value of these companies to their last twelve months' revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Legg Mason's analysis indicated the following:

                       Market Value as a Multiple of:        Enterprise Value as a Multiple of:
                       ------------------------------        ---------------------------------
                      LTM Net         Most Recent
                       Income          Book Value       LTM Revenues    LTM EBITDA     LTM EBIT
                       ------          ----------       ------------    ----------     --------
Low                      6.0x            0.62x            0.15x           1.4x           1.6x
High                    20.4x            2.15x            0.68x           7.9x          10.6x
Mean                    10.9x            1.12x            0.30x           4.5x           6.6x
Median                   6.4x            1.03x            0.22x           4.9x           7.0x

         Legg Mason then derived a range of implied per share equity values for Solomon-Page by applying the multiples of the comparable companies listed above to corresponding data for Solomon-Page. This analysis indicated the following:


                    Market Value as a Multiple of:           Enterprise Value as a Multiple of:
                    -----------------------------            ---------------------------------
                     LTM Net        Most Recent
                     Income         Book Value         LTM Revenues    LTM EBITDA    LTM EBIT
                     ------         ----------         ------------    ----------    --------
Low                    $4.45         $1.25                  $2.10        $2.09         $2.12
High                  $15.01         $4.35                 $10.03       $11.87        $14.37

Mean                   $8.06         $2.27                  $4.36        $6.82         $8.87
Median                 $4.70         $2.09                  $3.14        $7.38         $9.44

         Legg  Mason  noted  that,   while  the  $5.25  per  share  cash  merger
consideration was less than the implied valuations based on mean and median multiples of EBITDA and EBIT, the $5.25 per share cash merger consideration was greater than the implied valuations based on the median multiple of net income and the mean and median multiples of revenues and book value. Furthermore, Legg Mason noted that the $5.25 per share cash merger consideration fell between the low and high range of implied valuations for each of the five income statement and balance sheet data points analyzed. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

         In its comparable analysis relating to the $4.25 per share cash merger consideration using Solomon-Page's historical data through December 31, 1999 rather than through March 31, 2000 as above, Legg Mason noted that, while the $4.25 per share cash merger consideration was less than the implied valuations based on mean and median multiples of EBITDA, EBIT and net income, the $4.25 per share cash merger consideration was greater than the implied valuations based on mean and median multiples of revenues and book value. Furthermore, Legg Mason noted that the $4.25 per share cash merger consideration fell between the low and high range of implied valuations for each of the five income statement and balance sheet data points analyzed. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

Selected Comparable "Going Private" Transaction Analysis

         Legg Mason reviewed selected publicly available financial and stock market information of 13 "going private" transactions with characteristics determined to be comparable to those of the merger, including: Kentek Information Systems, Inc. (1999), Winston Resources Inc. (1999), Equitrac Corp.
(1999), Haskel International, Inc. (1999), Back Bay Restaurant Group (1999), Oacis Healthcare Holdings (1999), Audits & Surveys Worldwide, Inc. (1999), Lion Brewery, Inc. (1999), Personnel Management Inc. (1998), GNI Group, Inc. (1998), Portec, Inc. (1998), Plasti-Line, Inc. (1998), and El Chico Restaurants Inc.
(1998).

         Specifically, Legg Mason analyzed the respective multiples of the enterprise values for these transactions to the last twelve months' revenues, EBITDA and EBIT for the "going private" seller in these transactions. Legg Mason's analysis indicated the following:


                             Enterprise Value as a Multiple of:
                             ----------------------------------
                LTM Revenues           LTM EBITDA                LTM EBIT
                ------------           ----------                --------
Low                 0.20x                 2.5x                     3.6x
High                2.04x                11.2x                    22.2x

Mean                0.75x                 6.2x                    10.4x
Median              0.52x                 6.5x                    10.8x

         Legg Mason then derived a range of implied per share equity values for Solomon-Page by applying the multiples from the comparable transactions listed above to corresponding data for Solomon-Page. This analysis indicated the following:


                             Enterprise Value as a Multiple of:
                             ----------------------------------
                LTM Revenues           LTM EBITDA                LTM EBIT
                ------------           ----------                --------
Low                 $2.95                $ 3.67                   $ 4.75
High               $30.33                $17.01                   $30.19

Mean               $11.10                $9.37                    $14.03
Median              $7.67                $9.73                    $14.59

         Legg Mason noted that the $5.25 per share cash merger consideration was less than the implied valuations based on mean and median multiples of revenues, EBITDA and EBIT. Nevertheless, Legg Mason noted that the $5.25 per share cash merger consideration fell between the low and high range of implied valuations for each of the three income statement data points analyzed. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

         In its comparable analysis relating to the $4.25 per share cash merger consideration using Solomon-Page's historical data through December 31, 1999 rather than through March 31, 2000 as above, Legg Mason noted that the $4.25 per share cash merger consideration was less than the implied valuations based on mean and median multiples of revenues, EBITDA and EBIT. Nevertheless, Legg Mason noted that the $4.25 per share cash merger consideration fell between the low and high range of implied valuations for each of the three income statement data points analyzed. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

Premiums Paid Analysis

         Legg Mason reviewed the publicly available information concerning premiums paid in the 13 selected "going private" transactions listed above. Legg Mason analyzed the information on these transactions using three criteria: the purchase price as a percentage premium to the one-day-prior trading price, the one-week-prior trading price and the one-month-prior trading price. This analysis indicated the following:

                                    Percentage Premium Over:
                                    -----------------------
             One-day-prior             One-week-prior        One-month-prior
             Trading Price             Trading Price          Trading Price
             -------------             -------------          -------------
Low               4.3%                      5.7%                  11.3%
High             60.9%                     49.6%                  51.8%

Mean             25.5%                     26.2%                  31.0%
Median           22.8%                     23.1%                  28.1%

         Legg Mason then derived a range of implied per share equity values for Solomon-Page by applying the percentage premiums from the comparable transactions listed above to corresponding data for Solomon-Page as of (i) March 30, 2000 (the day prior to the first announcement that Solomon-Page would be merged with and into Mergeco in a transaction involving $4.25 merger consideration) and (ii) June 26, 2000 (the day prior to the special committee's meeting to approve the merger and two days prior to the announcement of the revised transaction of $5.25 per share cash merger consideration). These analyses indicated the following:

1.       Assuming a stock price as of March 30, 2000:

                              b      Percentage Premium Over:
                                     -----------------------
               One-day-prior             One-week-prior       One-month-prior
               Trading Price             Trading Price         Trading Price
               -------------             -------------         -------------
Low                $3.00                     $3.04                 $2.99
High               $4.63                     $4.30                 $4.08

Mean               $3.61                     $3.63                 $3.52
Median             $3.53                     $3.54                 $3.44

         Legg Mason noted that the $5.25 per share cash merger consideration was greater than the implied valuations based on mean or median percentage premiums paid for each of the three data points analyzed. Furthermore, Legg Mason noted that the $5.25 per share cash merger consideration was greater than the high end of the range of implied valuations for each of the three data points analyzed. As a result, Legg Mason concluded that this analysis strongly supported its opinion of fairness.

2.       Assuming a stock price as of June 26, 2000:

                                   Percentage Premium Over:
                                   ------------------------
                One-day-prior            One-week-prior        One-month-prior
                Trading Price            Trading Price          Trading Price
                -------------            -------------          -------------
Low                 $3.72                    $3.63                  $4.03
High                $5.73                    $5.14                  $5.50

Mean                $4.47                    $4.34                  $4.75
Median              $4.38                    $4.23                  $4.64

         Legg Mason noted that the $5.25 per share cash merger consideration fell within the low (and in one instance was greater than) and the high range of implied valuations for each of the three data points analyzed. Furthermore, Legg Mason noted that the $5.25 per share cash merger consideration was greater than the implied valuations based on mean or median percentage premiums paid for each of the three data points analyzed. As a result, Legg Mason concluded that this analysis strongly supported its opinion of fairness.

         In its comparable analysis relating to the $4.25 per share cash merger consideration, Legg Mason noted that the $4.25 per share cash merger consideration fell within the low (or in one instance was greater than) and high range of implied valuations for each of the three data points analyzed. Furthermore, Legg Mason noted that the $4.25 per share cash merger consideration was greater than the implied valuations based on mean or median percentage premiums paid for each of the three data points analyzed. As a result, Legg Mason concluded that this analysis strongly supported its opinion of fairness.

Historical Common Stock Price Performance Analysis

         Legg Mason reviewed the price of the common stock over the one day, one week, two weeks, 30 days, 60 days, 90 days, 180 days, one year, two years and three years prior to the March 31, 2000 announcement. This analysis indicated the following:

                    Solomon-Page Common Stock Closing Price
Time Period                Low             High             Mean
                           ---             ----             ----

One Day                   $2.88           $2.88             $2.88

One Week                  $2.56           $3.00             $2.84

Time Period                Low             High             Mean
-----------                ---             ----             ----
Two Weeks                 $2.56           $3.00             $2.78
30 Days                   $2.56           $3.06             $2.80

60 Days                   $2.41           $3.06             $2.73
90 Days                   $1.91           $3.06             $2.61
180 Days                  $1.88           $3.25             $2.59

One Year                  $1.59           $3.25             $2.46
Two Years                 $1.34           $4.88             $2.48
Three Years               $1.34           $4.88             $2.66

         Legg Mason noted that the $5.25 per share merger consideration exceeded the common stock's highest closing price at any time over the prior three years. In addition, Legg Mason noted that the $5.25 per share merger consideration represented a premium to the mean closing prices over the one day, one week, two weeks, 30 days, 60 days, 90 days, 180 days, one year, two years and three years prior to the March 31, 2000 announcement of 82.6%, 85.2%, 89.1%, 87.8%, 92.5%,
101.4%,  102.8%,  113.1%, 111.3% and 97.0%,  respectively.  Legg Mason concluded that this analysis strongly supported its opinion.

         In its comparable analysis relating to the $4.25 per share cash merger consideration, Legg Mason noted that the $4.25 per share merger consideration exceeded the common stock's closing price over the prior five years, except for short periods in October 1997 and April 1998. In addition, Legg Mason noted that the $4.25 per share merger consideration represented a premium to the mean closing prices over the last day, week, two weeks, 30 days, 60 days, 90 days, 180 days, one year, two years and three years of 47.8%, 49.9%, 53.0%, 52.0%, 55.8%, 63.1%, 64.1%, 72.5%, 71.1% and 59.5%, respectively. Legg Mason concluded that this analysis strongly supported its fairness determination.

         Legg Mason reviewed the price of the common stock over the one day, one week, two weeks, 30 days, 60 days, 90 days, 180 days, one year, two years and three years prior to June 27, 2000. This analysis indicated the following:

                     Solomon-Page Common Stock Closing Price
Time Period                 Low            High               Mean
                            ---            ----               ----

One Day                    $3.44          $3.44               $3.44

One Week                   $3.44          $3.56               $3.48
Two Weeks                  $3.44          $3.63               $3.54
30 Days                    $3.44          $3.69               $3.58

60 Days                    $3.44          $3.88               $3.65
90 Days                    $2.56          $3.88               $3.62
180 Days                   $2.41          $3.88               $3.17

One Year                   $1.88          $3.88               $2.85
Two Years                  $1.34          $3.91               $2.47
Three Years                $1.34          $4.88               $2.77

         Legg Mason noted that the $5.25 per share merger consideration exceeded the common stock's highest closing price at any time over the prior three years. In addition, Legg Mason noted that the $5.25 per share merger consideration represented a premium to the mean closing prices over the one day, one week, two weeks, 30 days, 60 days, 90 days, 180 days, one year, two years and three years prior to June 27, 2000 announcement of 52.7%, 50.7%, 48.2%, 46.5%,

43.6%, 45.2%, 65.7%, 84.3%, 112.8% and 89.4%, respectively. Legg Mason concluded that this analysis strongly supported its opinion.

         Legg Mason performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the special committee that the $5.25 per share merger consideration is fair from a financial point of view. The summary of these analyses is not a complete description of the analyses performed by Legg Mason. Preparing a fairness opinion is a complex analytical process and is not readily susceptible to partial analysis or summary description. Legg Mason believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.

         Legg Mason's opinion and financial analyses were not the only factors considered by the special committee and the Solomon-Page board in their evaluation of the merger and should not be viewed as determinative of the views of the special committee or the Solomon-Page board or Solomon-Page's management. Legg Mason has consented to the inclusion of and references to its opinion in this proxy statement.

         Under the terms of Legg Mason's engagement, Solomon-Page has paid Legg Mason an advisory fee of $225,000, which the special committee believes is reasonable for the services provided in connection with the merger. Solomon-Page has agreed to reimburse Legg Mason for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and to indemnify Legg Mason and related persons against liabilities, including liabilities under the federal securities laws, arising out of Legg Mason's engagement.

         Legg Mason is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Legg Mason was selected to act as investment banker to the special committee based upon the presentations and materials it had provided to the special committee and its experience, expertise and familiarity with Solomon-Page's business.

Certain Financial Projections

         Solomon-Page does not as a matter of course make public projections as to future revenues, earnings or other financial information. Solomon-Page did, however, prepare projections that it provided to the special committee and Legg Mason in connection with their analysis and their evaluation of Solomon-Page's financial position at that time. The projections set forth below are included in this proxy statement because such information was provided to Legg Mason and the special committee. The accompanying prospective financial information was not prepared by Solomon-Page with a view to public disclosure or with a view to complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information.

         Neither Solomon-Page's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to any of the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with the prospective financial information.

         The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by Solomon-Page's management as of the date furnished to the special committee, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See "-- Forward-Looking Information" on page 38 of this proxy statement. Accordingly, Solomon-Page cannot assure you that the prospective results are indicative of the future performance of Solomon-Page or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

         The financial projections set forth below are not meant to be a complete presentation of prospective financial statements, but in the view of Solomon-Page's management, were prepared on a reasonable basis, reflected the best currently available estimates and judgments and presented, to the best of Solomon-Page's management's knowledge and belief, as of the date they were provided, the expected course of action and the expected future financial performance of the Solomon-Page. However, this information is not fact and you should not rely upon it as necessarily indicative of future results, and Solomon-Page cautions you not to place undue reliance on the financial projections provided below.

         Solomon-Page has assumed that revenue in the fiscal year ending on September 30, 2000 will equal approximately $73 million, comprised of approximately $34 million of revenues contributed by the executive search/full time contingency recruitment business and an additional $39 million from its temporary staffing business.

         The following table summarizes the projections that Solomon-Page prepared:

                   The Solomon-Page Group Ltd. (Consolidated)

                                                  Projected Income
                                                 Statement for the year
                                                 Ending September 30,
                                                        2000
                                                ----------------------
                                                (Dollars in Thousands)
Revenue                                                $72,548
Operating Expenses:
     Selling Expenses                                  $56,372
     General and Administrative                        $10,069
     Depreciation and Amortization                       $848
                                                ----------------------

Total Operating Expenses                               $67,289
                                                ----------------------

Income from Operations                                 $5,259
                                                ----------------------

Other Income/[Expenses]
     Interest and Dividend Income                       $114
     Interest Expense                                  ($264)
                                                ----------------------

Total Other Income/[Expense]                           ($150)

Income Before Income Tax Expense                       $5,109
                                                ----------------------

                                                ----------------------
EBITDA                                                 $6,107
                                                ----------------------

         On September 28, 2000, Solomon-Page's management orally advised the special committee and Legg Mason that Solomon-Page's projected revenues for the year ending September 30, 2000 would exceed the foregoing estimates by approximately 8% and that EBITDA for the same period would increase by approximately 10%. The improvement in revenues was projected to be derived from Solomon-Page's two divisions on approximately an equal basis. You should read the projections presented above together with Solomon-Page's historical financial statements included in this proxy statement.

         Solomon-Page's management and its financial advisors also independently prepared projections, including projections relating to revenues, gross profits and operating profits, in connection with its efforts to obtain bank financing for the merger based upon the financial results it believed Solomon-Page might achieve.

         These projections were contained in a presentation to The Bank of New York prepared by Solomon-Page's management and its financial advisors in connection with obtaining financing for the merger. Solomon-Page advised The Bank of New York that these projections were prepared by Solomon-Page's management based upon assumptions which, in the opinion of the Solomon-Page's management, were reasonable for the Solomon-Page as a private company. The projections presented to The Bank of New York assumed that revenue will remain constant for the period 2001 to 2004. Solomon-Page incorporated into the estimates for net income the impact of reduced interest income and the additional interest expense associated with our use of cash and our borrowing to finance the merger. Excess cash flow generated from the business over the period 2001 to 2004 was projected to be deployed to repay indebtedness causing a reduction in interest expense. Solomon-Page also assumed an estimated tax rate of 45%.

Forward-Looking Information

         This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to Solomon-Page that are based on the beliefs of management as well as assumptions made by and information currently available to Solomon-Page. When used in this document or in material incorporated by reference into this document, the words "anticipate," "believe," "estimate," "expect," "plan" and "intend" and similar expressions, as they relate to Solomon-Page or its management are intended to identify forward-looking statements. Such statements reflect the current view of Solomon-Page with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Solomon-Page to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions, changes in business strategy, and various other factors, both referenced and not referenced in this proxy statement and in Solomon-Page's periodic filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. Solomon-Page does not intend, or assume any obligation, to update these forward-looking statements.

Certain Effects of the Merger

         If the merger is consummated, you will no longer have any interest in, and will not be a stockholder of, Solomon-Page. Therefore, you will not benefit from any future earnings or growth of Solomon-Page or benefit from any increase in the value of Solomon-Page and will no longer bear the risk of any decrease in value of Solomon-Page. Instead, you will have the right to receive upon consummation of the merger $5.25 in cash for each share of Solomon-Page's common stock held (other than common stock held in the treasury of Solomon-Page, by the members of the management group, or by dissenting stockholders). The benefit to the holders of common stock of the transaction is the payment of a premium, in cash, above the market value for such stock prior to the announcement of the original merger agreement. This cash payment assures that all stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to such holders is their inability to participate as continuing stockholders in the possible future growth of Solomon-Page.

         If the merger is consummated, the members of the management group will hold the entire equity interest in Solomon-Page and the management group will benefit from any future earnings or growth of Solomon-Page and any increase in value of Solomon-Page; however, the members of the management group will also bear the risk of any decrease in value of Solomon-Page and will bear the risks associated with the significant amount of debt to be incurred by Solomon-Page in connection with the merger. In addition, because Solomon-Page will be closely held and cease to be publicly traded, the management group believes that it will be able to focus on increasing the long term value of Solomon-Page to a greater degree by reducing management's commitment of resources with respect to procedural and compliance requirements of a public company. The management group will bear the risks associated with the lack of liquidity in its investment in Solomon-Page.

         If the merger is consummated, Solomon-Page will incur a high level of indebtedness in connection with the merger, which will require Solomon-Page to dedicate a substantial portion of its cash flow from operations to make payments on the debt, thereby reducing cash flow available for general corporate purposes. In addition, Solomon-Page will be unable to grant options to its employee exercisable for publicly traded securities.

         Solomon-Page's common stock is currently registered under the Securities Exchange Act of 1934, as amended. As a result of the merger, the common stock will be delisted from the Nasdaq SmallCap Market, the registration of the common stock under the Exchange Act will be terminated, Solomon-Page will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock, subject to certain limitations, will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Exchange Act. Further, Solomon-Page will no longer be subject to periodic reporting requirements of the Exchange Act and will cease filing information with SEC. Accordingly, less information will be required to be made publicly available than presently is the case.

         The directors of Mergeco immediately prior to the effective time of the merger, as described below, will be the directors of the surviving corporation immediately after the merger. Herbert Solomon, Lloyd Solomon and Scott Page are the current directors of Mergeco and no determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. The officers of Mergeco immediately prior to the effective time of the merger will be the officers of the surviving corporation immediately after the merger. The certificate of incorporation of Mergeco immediately prior to the effective time will be the certificate of incorporation of the surviving corporation until thereafter amended and the by-laws of Mergeco immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter amended.

Plans for Solomon-Page After the Merger

         The management group expects that the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by Solomon-Page and its subsidiary. The management group does not currently intend to dispose of any assets or operations of the surviving corporation, other than in the ordinary course of business. The management group may, from time to time, evaluate and review the surviving corporation's businesses, operations and properties and make such changes as are deemed appropriate.

         Except as described in this proxy statement, none of the management group, Mergeco or Solomon-Page has any present plans or proposals involving Solomon-Page or its subsidiaries that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a sale or transfer of a material amount of assets, or any material change in the present capitalization, or in indebtedness, except as contemplated by the credit agreement (as hereinafter described), or any other material change in Solomon-Page's corporate structure or business. However, the management group and Mergeco will review proposals or may propose the acquisition or disposition of assets or other changes in the surviving corporation's business, corporate structure, capitalization, management or dividend policy that they consider to be in the best interests of the surviving corporation and its stockholders. Neither Solomon-Page nor the management group has formulated any specific plans regarding repayment of the indebtedness incurred in connection with the merger; however, such persons anticipate that such indebtedness will be repaid primarily with or by means of cash from the operations of the business of Solomon-Page.

Conduct of the Business of Solomon-Page if the Merger is Not Consummated

         If the merger is not consummated, the board expects that Solomon-Page's
current   management   will   continue   to  operate   Solomon-Page's   business
substantially as presently operated.

Conflicts of Interest of Certain Persons in the Merger; Certain Relationships

         The members of the management group own an aggregate of 1,894,500 shares of Solomon-Page's common stock, representing approximately 45.3% of the total outstanding shares of common stock. Based on the $5.25 merger consideration, such shares would be worth $9,946,125. In addition, the members of the management group hold options to purchase an aggregate of 600,000 shares of common stock, which options are to be canceled in the merger.

         Eric M. Davis, a Solomon-Page director, owns 110,000 shares of stock, representing approximately 2.6% of the total outstanding shares of common stock. It is expected that Mr. Davis will be the Chief Financial Officer of Mergeco after the merger.

         Edward Ehrenberg and Joel A. Klarreich, the members of the special committee, and Mr. Davis have received options to acquire shares of common stock under Solomon-Page's stock option plans. Prior to the consummation of the merger, such outstanding options shall be canceled and each optionholder will be entitled to receive, for each share subject to an option, the difference between $5.25 and the per-share exercise price of that option, if any, regardless of whether the option is fully vested or exercisable. The amount received will, however, be reduced to the extent of any federal and state income and payroll tax withholding that is due.

         The table below shows the number of shares of common stock and options currently held by Mr. Davis and the members of the special committee and the amounts to be paid to those individuals at or prior to the effective time of the merger in exchange for their shares of common stock and for cancellation of their options, respectively.


                                                                      Amount of cash to be received
                            Shares of                                 upon the consummation of the
Name                      Common Stock      Outstanding Options       merger for the shares/options
----                      ------------      -------------------       -----------------------------
Eric M. Davis                110,000               80,000                  $577,500/$271,250
Edward Ehrenberg               --                  25,000                      --/$79,747
Joel A. Klarreich              --                  25,000                      --/$79,747

         Upon consummation of the merger, the members of the management group will own, in the aggregate, 100% of the surviving corporation's outstanding common stock. Such ownership will arise from the conversion, upon the consummation of the merger, of all of the outstanding shares of common stock held by members of the management group into all of the outstanding shares of common stock of the surviving corporation.

         The merger agreement provides that the current directors of Mergeco shall be the directors of the surviving corporation immediately after the merger. Herbert Solomon, Lloyd Solomon and Scott Page are the current directors of Mergeco and no determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger.

         The merger agreement provides that the surviving corporation will, from and after the effective time, indemnify, defend and hold harmless the present and former officers and directors of Solomon-Page in connection with any claims relating to such person serving as a director, officer, employee or agent of Solomon-Page or at the request of Solomon-Page and any other entity to the full extent permitted under Delaware law, Solomon-Page's certificate of incorporation, by-laws or indemnification agreements in effect prior to the effective time. In addition, the surviving corporation will, for a period of six years, maintain all rights to indemnification and limitations on liability in favor of such officers and directors to the same extent and upon the terms and conditions provided in Solomon-Page's certificate of incorporation and by-laws as in effect on the date of the merger agreement, and to the extent such rights are consistent with the Delaware General Corporation Law, against certain losses and expenses in connection with claims based on the fact that such person was an officer or director of Solomon-Page. The merger agreement also provides that the surviving corporation will maintain its existing policies of officers' and directors' liability insurance for a period of six years after the effective time, or substitute policies of at least the same coverage and amounts, subject to certain limitations. See "THE MERGER AGREEMENT -- Indemnification and Insurance."

         Solomon-Page has retained and continues to retain the law firm of Tannenbaum Helpern Syracuse & Hirschtritt LLP, of which Mr. Klarreich is a partner, for legal services unrelated to the merger. Solomon-Page has paid fees to Tannenbaum Helpern of approximately $95,000, $98,000 and $108,000 for such services in calendar years 1998, 1999 and in the year 2000 to date, respectively.

         The special committee and the board were aware of these actual or potential conflicts of interest and considered them along with other factors in approving the merger.

Employment Agreements

         Solomon-Page has entered into employment agreements with each of Herbert Solomon, Lloyd Solomon and Scott Page, dated June 14, 1993 and amended June 8, 1995 in the case of Lloyd Solomon and Scott Page, pursuant to which Herbert Solomon agreed to serve as Chairman of the Board of Solomon-Page, Lloyd Solomon agreed to serve as Vice Chairman of the Board and Chief Executive Officer of Solomon-Page and Scott Page agreed to serve as President of Solomon-Page. Pursuant to his employment agreement, Herbert Solomon receives a base salary of $225,000, which amount is to be annually reviewed and may be increased by the board of directors and, in addition, payments equal to 20% of the revenues generated by his recruitment and placement activities as a recruitment and placement counselor. Pursuant to his employment agreement, Lloyd Solomon receives a base salary of $350,000, which amount is to be annually reviewed and may be increased by the board of directors, and, in addition, incentive compensation for each fiscal year during the term of his employment equal to that percentage of Solomon-Page's pre-tax operating income as equals the percentage of Solomon-Page's revenue represented by Solomon-Page's pre-tax operating income. By way of example, in a particular year, should Solomon-Page's pre-tax operating income equal 5% of Solomon-Page's revenue, Lloyd Solomon would be entitled to receive as incentive compensation an amount equal to 5% of Solomon-Page's pre-tax operating income. Additionally, in fiscal 1998, the Compensation Committee of the board of directors of Solomon-Page awarded Lloyd Solomon a discretionary bonus of $33,565, for his efforts in increasing
Solomon-Page's revenues. Pursuant to his employment agreement, Scott Page receives a base salary of $200,000, which amount is to be annually reviewed and may be increased by the board of directors and, in addition, payments equal to 30% of the revenues generated by his recruitment and placement activities as a recruitment and placement counselor.

         Each employment agreement provided for an initial term that ended June 13, 1998, which has been extended until December 31, 2000. Each employment agreement provides that if the employee is terminated other than for "cause" (as defined therein), he is to continue to receive the compensation provided for under his employment agreement, and that if he becomes disabled (as defined therein), Solomon-Page may elect to place him on disability status, in which event he would be paid one-half of the compensation provided for under his employment agreement. Each of these employment agreements provides for a payment of three times the employee's compensation during the most recent fiscal year, minus one dollar, in the event of a change in control of Solomon-Page, which is defined therein to mean (a) a change in control as defined in Rule 12b-2 under the Exchange Act, (b) a person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) other than a current director or officer of Solomon-Page becoming the beneficial owner, directly or indirectly, of 20% of the voting power of Solomon-Page's outstanding securities or (c) the members of the board of directors at the beginning of any two-year period ceasing to constitute at least a majority of the board of directors at any time during such two-year period unless the election of any new director during such period has been approved in advance by two-thirds of the directors in office at the beginning of such two-year period. The merger will not constitute a change of control under such agreements. Each employment agreement prohibits the employee from competing with Solomon-Page's business during the term thereof and for a period of one year thereafter.

         The  surviving   corporation   will  assume  each  of  such  employment
agreements.

Accounting Treatment

         The merger will be accounted for as a purchase. Because a change in control will occur and the transaction will be effected entirely through debt, it is a "highly leveraged transaction" and, as such, the provisions of Emerging Issues Task Force ["EITF"] Issue 88-16, "Basic in Leveraged Buyout Transactions" will apply. The provisions of the EITF require that fair value adjustments of assets are limited to that percentage of the assets represented by the percentage of the common stock acquired.

Financing of the Merger

         The total amount of funds required by Mergeco to pay the aggregate merger consideration due to holders of Solomon-Page's common stock and options at the closing of the merger, assuming that options held by members of the management group are canceled in the merger and that there are no dissenting stockholders, is expected to be approximately $15,757,000. In addition, Solomon-Page will require approximately $1.8 million to pay Solomon-Page's and Mergeco's expenses and costs relating to the transaction. In the event the merger is not consummated, the management group will pay certain of Mergeco's expenses. The proceeds to pay the merger consideration and related costs and expenses of the transaction will be obtained from new senior secured revolving credit and term loan facilities (described below) and Solomon-Page's available cash.

         On June 27, 2000, Solomon-Page (on behalf of the management group) and The Bank of New York executed a revised commitment letter. Pursuant to such commitment letter, and subject to the conditions set forth therein, The Bank of New York agreed to extend a senior secured revolving credit and term loan facility aggregating $19.0 million, including a term loan of $7.5 million and a senior secured revolving credit facility of $11.5 million for the purpose of providing a portion of the financing for the merger.

         The following summary describes the material terms of The Bank of New York credit facility. The proceeds of the loan facility will be used:

         o to pay the merger consideration,

         o to pay expenses of the merger, and

         o for working capital and general corporate purposes.

         The Bank of New York's obligations under the commitment letter are subject to, among others, the following conditions:

         o the negotiation and execution of a definitive credit agreement in respect of the loan facility and related documents,

         o the absence of any material adverse change (from that described to The Bank of New York in the information previously provided to The Bank of New York) in the assets, business, condition (financial or otherwise), operations or prospects of Solomon-Page,

         o The Bank of New York's satisfaction with the results of its remaining due diligence,

         o the simultaneous consummation of the merger on terms and conditions substantially identical to the terms described in the commitment letter,

         o the sufficiency of the proceeds of the loan facility to effect the merger and to pay all fees and expenses associated therewith,

         o the availability of at least $1,000,000 of unused borrowing base upon consummation of the merger, and

         o the satisfaction by the surviving corporation of various financial tests.

         The commitment letter contemplates that the definitive credit agreement will contain terms and conditions that are customary in transactions of this type, including the following:

         Borrower. The borrower under the loan facility will be the surviving corporation. The obligor under the credit agreement at any particular time is referred to as the "Borrower."

         Interest Rate. Amounts outstanding under the loan facility will bear interest, at the option of the Borrower, at a rate per annum equal to either:

         o the London interbank offered rate (LIBOR) plus the LIBOR margin or

         o the Alternate Base Rate, plus the Applicable Margin.

         The "Alternate Base Rate" or "ABR" is defined as the higher of (x) the Bank's prime rate in effect as publicly announced from time to time, and (y) 0.50% plus the federal funds rate.

         The LIBOR margin (ranging from 2.00% to 3.00% for the term loan and from 1.625% to 2.625% for the revolving credit loan) will be based upon the ratio of funded debt to EBITDA for the most recent four fiscal quarters. The applicable margin (ranging from 0.00% to 1.00% for the term loan and from 0.00% to .0750% for the revolving credit loan) also will be based upon such ratio; provided that such ratio shall be deemed to be greater than 2.5 from the closing date through the first anniversary of the closing date of the financing.

         Advances. Advances under the revolving credit loan will be made subject to a borrowing base, which is anticipated to be defined as 75% of eligible accounts receivable of the Borrowers executive search/full time contingency operations and 85% of eligible accounts receivable of its temporary staffing and consulting operations.

         Amortization and Maturity. The term loan will be amortized over its five year term in accordance with an agreed schedule. The final maturity of the revolving credit loan also will be five years. The loan facility is subject to mandatory prepayment out of the proceeds of issuance of securities of the surviving corporation, from excess cash flow (as defined) and under certain other circumstances.

         Guarantor. All of the Borrower's obligations under the loan facility will be fully and unconditionally guaranteed by its subsidiary, Information Technology Partners, Inc.

         Security. The credit facility will be secured by a first priority security interest in:

         o all assets of the Borrower and its subsidiary,

         o all of the stock of the Borrower and its subsidiaries owned by the management group, and

         o the proceeds of insurance policies maintained by the Borrower.

         Covenants and Events of Default. The credit agreement will contain affirmative and negative covenants and events of default, in each case which are customary for credit facilities of that size, type and purpose. Such affirmative and negative covenants will, among other matters, limit certain activities of the Borrower and require it to satisfy certain ongoing financial requirements. The credit agreement will permit the Borrower to repurchase up to $1,500,000 of Solomon-Page's common stock from the management group during the period from January 1, 2001 to December 31,

2002 provided that no covenant violations exist or would be caused to exist by such repurchases and no events of default exist or would be caused to exist from such repurchases.

         Expiration. The obligations of The Bank of New York under the commitment letter will expire and terminate automatically if loan documentation satisfactory in form and substance to The Bank of New York, the surviving corporation and their respective counsel is not executed on or before November 15, 2000.

Stockholder Lawsuit Challenging the Merger

         Following the initial public announcement of the merger on March 31, 2000, William Straub filed a purported stockholders class action complaint on April 7, 2000 against Solomon-Page and Solomon-Page's directors in the Court of Chancery of the State of Delaware in and for New Castle County (C.A. No.
17977-NC). The complaint alleged, among other things, that Solomon-Page's directors had breached their fiduciary duties in connection with the merger. The complaint sought, among other things, to enjoin the merger and also sought damages.

         On June 28, 2000, the parties to the lawsuit reached an agreement in principle to settle the matter which was memorialized in a memorandum of understanding. In connection with the settlement agreement in principle:

o Solomon-Page, Mergeco and the management group agreed that the original merger agreement would be amended to increase the merger consideration from a right to receive $4.25 per share in cash to a right to receive $5.25 per share in cash;

o Solomon-Page, Mergeco and the management group also agreed that the original merger agreement would be amended to provide that the merger will be conditioned upon the favorable vote by the holders of at least a majority of the shares of common stock that are not owned, directly or indirectly, by any member of the management group;

o the parties to the litigation will agree upon a stipulation of settlement which will expressly provide, among other things, that the defendants have denied and continue to deny that they committed any violations of law or breached any duty, or engaged in any other wrongdoing, and that the defendants settled the matter to eliminate the distraction, burden and expense of further litigation; and

o the plaintiffs' counsel will apply to the applicable Delaware state court for an award of attorneys' fees and expenses in an aggregate amount not to exceed $125,000 (to be paid by Solomon-Page), and Solomon-Page and the other defendants will not object to this application.

         The settlement contemplated by the agreement in principle is subject to, among other things, the completion of confirmatory discovery by plaintiff's counsel, the execution of a final stipulation of settlement, the closing of the merger contemplated by the merger agreement and final court approval.

Regulatory Requirements; Third Party Consents

         Solomon-Page does not believe that any material federal or state regulatory approvals, filings or notices are required by Solomon-Page in connection with the merger other than:

o such approvals, filings or notices required pursuant to federal and state securities laws and

o the filing of the certificate of merger with the Secretary of State of the State of Delaware.

         The parties are not required to file a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, because Solomon-Page does not satisfy the "size of person" jurisdictional test of the Hart-Scott-Rodino Act insofar as it does not have annual net sales or total assets of $100,000,000 or more, as reflected in its most recent regularly prepared statement of income and expense and balance sheet, respectively.

         Solomon-Page does not believe any material third party consents will be required by Solomon-Page in connection with the merger.

Material Federal Income Tax Consequences of the Merger

         The following is a summary of material United States federal income tax considerations relevant to stockholders whose shares of Solomon-Page's common stock are converted to cash in the merger. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of Solomon-Page's common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and may not apply to shares of Solomon-Page's common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain stockholders who may be subject to special rules not discussed below (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, or certain types of stockholders where such stockholder is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust), nor does it consider the effect of any foreign, state or local tax laws.

         The receipt of cash for shares of Solomon-Page's common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The federal income tax consequences with respect to a particular stockholder will depend upon, among other things, whether the conversion of Solomon-Page's common stock to cash pursuant to the merger will be characterized under Section 302 of the Code as a sale or exchange of such Solomon-Page's common stock or, alternatively, as a dividend. To the extent such conversion of Solomon-Page's common stock to cash is treated as a sale or exchange of Solomon-Page's common stock, a stockholder will recognize capital gain or loss equal to the difference between the amount of cash received for such stockholder's Solomon-Page's common stock and the stockholder's adjusted tax basis in such Solomon-Page's common stock. A stockholder's adjusted tax basis in shares of Solomon-Page's common stock generally will equal the stockholder's purchase price for such shares of Solomon-Page's common stock. Gain or loss must be determined separately for each block of Solomon-Page's common stock (i.e., shares of Solomon-Page's common stock acquired at the same cost in a single transaction) converted to cash in the merger. To the extent a stockholder recognizes capital gain or loss, such capital gain or loss will be long-term capital gain or loss if, at the time of the merger, the stockholder has held the Solomon-Page's common stock for more than one year. The receipt of cash for shares by a stockholder who is neither a member of the management group nor related to a member of the management group for tax purposes through the application of various attribution rules set forth in Section 318 of the Code should qualify as a sale or exchange under Section 302 of the Code.

         INDIVIDUAL CIRCUMSTANCES MAY DIFFER. EACH HOLDER OF SOLOMON-PAGE'S COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

Fees and Expenses

         Whether or not the merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the merger will be the responsibility of the party incurring such fees and expenses, except that Solomon-Page will pay for all costs and expenses relating to the printing and mailing of this proxy statement. However, Solomon-Page will pay Mergeco's costs and expenses incurred in connection with the merger, including any fees or expenses payable pursuant to the commitment letter upon the termination of the merger agreement, up to a maximum of $500,000, but only if the merger agreement is terminated by (a) Mergeco if the board (acting through the special committee)
(i) withdraws, modifies or amends, in a manner adverse to Mergeco, its approval or recommendation of the merger agreement and the merger or its recommendation that the stockholders approve the merger agreement and the merger, (ii) approves, recommends or endorses an acquisition proposal, (iii) fails to call the special meeting or fails to mail this proxy statement to the stockholders as promptly as practicable or fails to include the special committees's recommendation in this proxy statement or (iv) resolves to do any of the above or (b) the special committee or the board (acting through the special committee) in order for the special committee to comply with its fiduciary duties in connection with an alternative acquisition proposal. If the merger is consummated, all fees and expenses will be paid by Solomon- Page.

         Estimated fees and expenses (rounded to the nearest thousand) to be incurred by Solomon-Page or Mergeco in connection with the merger are as follows:


Financing Fees (1) (2).............................................    $285,000
Special Committee's Financial Advisor's Fee........................    $250,000
Management Group's Financial Advisor's Fees (2)....................    $300,000
SEC Filing Fees....................................................      $3,200
Legal Fees and Expenses............................................    $800,000
Accounting Fees....................................................     $20,000
Printing, Mailing Expenses.........................................     $30,000
Special Committee Fees.............................................     $60,000
Miscellaneous......................................................     $51,800
                                                                   ------------
                       Total.......................................  $1,800,000
------------------

         (1) See "SPECIAL FACTORS -- Financing of the Merger." Financing fees include fees payable to legal counsel to The Bank of New York.
         (2) The members of the management group have agreed to indemnify Solomon-Page in respect of such fees if the merger is not consummated.

         Solomon-Page will be responsible for paying all of these expenses. These expenses will not reduce the merger consideration to be received by Solomon-Page's stockholders.


                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement. Such summary is qualified in its entirety by reference to the full text of the merger agreement.


The Merger; Merger Consideration

         The merger agreement provides that the merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties and as is specified in the certificate of merger, the effective time. If the merger is approved at the special meeting by the requisite stockholder vote, and the other conditions to the merger are satisfied, it is currently anticipated that the merger will become effective as soon as practicable after the special meeting (subject to compliance with or waiver of the other conditions of the merger agreement); however, there can be no assurance as to the timing of the consummation of the merger or that the merger will be consummated.

         At the effective time of the merger, Solomon-Page will be merged with and into Mergeco, the separate corporate existence of Solomon-Page will cease, and Mergeco will continue as the surviving corporation. In the merger, each share of Solomon-Page's common stock (other than Solomon-Page's common stock held (i) in the treasury of Solomon-Page, (ii) by the members of the management group or (iii) by dissenting stockholders) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive the merger consideration. Each certificate representing shares of Solomon-Page's common stock that has been converted under the terms of the merger agreement will, after the effective time of the merger, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the merger consideration.

         Each share of common stock held in the treasury of Solomon-Page will automatically be canceled and no payment will be made with respect thereto.

         Each share of common stock held by the members of the management group will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

         Dissenting stockholders who do not vote to approve the merger agreement and who otherwise strictly comply with the provisions of the Delaware General Corporation Law regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of Solomon-Page's common stock and payment in cash therefor in lieu of the merger consideration. See "DISSENTERS' RIGHTS OF APPRAISAL."

The Exchange Fund; Payment for Shares of Solomon-Page's Common Stock

         On or before the closing date of the merger, Mergeco will enter into an agreement with a bank or trust company jointly selected by Mergeco and Solomon-Page acting through the special committee, also referred to as the exchange agent. Substantially contemporaneously with the effective time of the merger, Mergeco will cause to be deposited with the exchange agent, for the benefit of Solomon-Page's holders of Solomon-Page's common stock (other than common stock held by dissenting stockholders, treasury shares and common stock held by the management group) an amount in cash equal to the aggregate merger consideration (such amount being hereinafter referred to as the exchange fund).

         As soon as practicable after the effective time of the merger, the exchange agent will mail to each record holder of shares of common stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for use in surrendering certificates formerly representing shares of common stock in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a certificate for cancellation to the exchange agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration for each share of common stock formerly represented by such certificate, without any interest thereon, less any required withholding of taxes, and the certificate so surrendered will be canceled. The merger consideration will be delivered by the exchange agent as promptly as practicable following surrender of a certificate and delivery of the letter of transmittal and any other related transmittal documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities.

         If payment of the merger consideration is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered will be properly endorsed (together with signature guarantees on such certificate and any related stock power) or otherwise be in proper form for transfer and that the exchange agent receives evidence that any applicable transfer or other taxes have been paid or are not applicable.

         YOU SHOULD NOT SEND YOUR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

         One year following the effective time of the merger, the exchange agent will return to the surviving corporation any portion of the exchange fund that remains undistributed to the holders of the Solomon-Page's common stock (including the proceeds of any investments thereof), and any holders of
Solomon-Page's   common  stock  who  have  not  theretofore  complied  with  the above-described procedures to receive payment of the merger consideration may look only to the surviving corporation for payment.

Transfers of Solomon-Page's Common Stock

         At the effective time of the merger, the stock transfer books of Solomon-Page will be closed, and there will be no further registration of transfers of shares of Solomon-Page's common stock thereafter on the records of Solomon- Page. If, after the effective time of the merger, certificates are presented to the exchange agent or the surviving corporation, they will be canceled and exchanged for the merger consideration as provided above and pursuant to the terms of the merger agreement (subject to applicable law in the case of dissenting stockholders).

Treatment of Options

         Immediately prior to the effective time of the merger, each outstanding option to acquire Solomon-Page's common stock, whether or not then vested or exercisable, will be canceled. In consideration of such cancellation, Solomon-Page will pay to the holder of each such canceled option (other than those held by the members of the management group), an amount determined by multiplying (i) the excess, if any, of the merger consideration over the applicable exercise price per share of such option by (ii) the number of shares of Solomon-Page's common stock issuable upon exercise of the option, whether or not then vested or exercisable, subject to any required withholding of taxes (hereafter referred to as the option consideration).

         Prior to the effective time of the merger, Solomon-Page will use its best efforts to take such actions as are necessary, subject if required to determining any consents from the holders of the options, to consummate the transactions contemplated by the merger agreement.

Conditions

         The following are the conditions to the closing of the merger. The respective obligations of Mergeco and Solomon-Page to consummate the merger are subject to the following conditions: (i) the approval of the merger agreement by at least 66-2/3% of the outstanding shares of common stock and at least a majority of the outstanding shares of common stock not owned, directly or indirectly, by any member of the management group; and (ii) the absence of any law, governmental action or order that prevents or prohibits consummation of the merger.

         The obligation of Mergeco to effect the merger is subject to the following additional conditions: (i) the representations and warranties of Solomon-Page being true and correct in all material respects as of the effective time of the merger as though made on and as of the effective time of the merger;
(ii) Solomon-Page having performed in all material respects all obligations required by the merger agreement to be performed or complied with prior to the effective time of the merger, including conducting its operations and business according to their usual, regular and ordinary course consistent with past practice, promptly notifying Mergeco of any material adverse change, permitting Mergeco to inspect the assets, business, facilities and operations of Solomon-Page, obtaining consents, permits and approvals, if any, necessary to effect the merger, holding the special meeting and providing Mergeco with notice of certain events; (iii)

Mergeco having obtained the financing  described in the commitment  letter;  and
(iv) dissenting stockholders not representing more than 7.5% of the outstanding shares of Solomon-Page's common stock.

         The obligation of Solomon-Page to effect the merger is subject to the following additional conditions: (i) the representations and warranties of Mergeco being true and correct in all material respects as of the effective time of the merger as though made on and as of the effective time of the merger, (ii) Mergeco having performed in all material respects all obligations required by the merger agreement to be performed as complied with prior to the effective time of the merger, including obtaining consents, permits and approvals, if any, necessary to effect the merger, filing the Schedule 13E-3 with the SEC and obtaining the financing necessary to effect the merger, (iii) Legg Mason's fairness opinion not having been withdrawn, revoked or annulled or adversely modified in any material respect, and (iv) Mergeco having delivered to Solomon-Page copies of certificates or other similar materials relating to the solvency of the surviving corporation delivered to the lenders providing the financing, upon which Solomon-Page will be entitled to rely.

Representations and Warranties

         The merger agreement contains very limited representations and warranties of Mergeco and Solomon-Page. The representations of Mergeco relate to, among other things, organization and qualification to do business of Mergeco, authority to enter into the merger agreement, no conflict with or violation of applicable law, required filings and consents, financing, absence of brokers and the operations of Mergeco. The representations of Solomon-Page relate to, among other things, organization and qualification to do business of Solomon-Page and its subsidiary, capitalization, authority to enter into the merger agreement, ownership of Solomon-Page's subsidiary, the operations of Solomon-Page, no conflict with or violation of applicable law, required filings and consents and corporate proceedings. Solomon-Page's representations are subject to Mergeco and the members of the management group not having had actual knowledge of any inaccuracies in such representations prior to the execution of the merger agreement.

Covenants

         Solomon-Page has agreed to conduct its business in the ordinary and usual course prior to the effective time of the merger. In this regard, Solomon-Page has agreed that it will, unless Mergeco has otherwise consented (which consent may not be unreasonably withheld), use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees and maintain satisfactory relationships with persons with whom it has business relationships. In addition, Mergeco and Solomon-Page have made further agreements regarding access to Solomon-Page's facilities and records and to designated personnel; preparation and filing of this proxy statement and the Schedule 13E-3 with the SEC and the special meeting to which this proxy statement relates; reasonable best efforts to fulfill the conditions to the other party's obligation to consummate the merger; public announcements; the financing pursuant to the commitment letter and notices of certain events and voting of the common stock held by the management group.

Indemnification and Insurance

         The merger agreement provides that from and after the effective time of the merger, the surviving corporation will indemnify, defend and hold harmless the present and former officers and directors of Solomon-Page, to the full extent permitted under the Delaware General Corporation Law or Solomon-Page's certificate of incorporation, by-laws or indemnification agreements in effect prior to the effective time of the merger (including provisions relating to advancement of expenses incurred in defense of any action or suit), against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses) and amounts paid in settlement with the written approval of the surviving corporation (which approval will not unreasonably be withheld) in connection with any action, suit, claim, proceeding or investigation (each, a "claim") to the extent that any such claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of Solomon-Page or any of its subsidiaries or is or was serving at the request of Solomon-Page or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the merger agreement, or any of the transactions contemplated thereby, in each case to the extent that any such claim pertains to any matter or fact arising, existing, or occurring prior to or at the effective time of the merger, regardless of whether such claim is asserted or claimed prior to, at or after the effective time of the merger.

         The merger agreement provides that the surviving corporation will maintain in effect, for six years after the effective time of the merger, Solomon-Page's existing directors' and officers' liability insurance policy; provided, that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous with respect to claims arising from facts and events occurring at or before the effective time of the merger; provided, further, that if the aggregate annual premiums for any such insurance at any time during such period exceeds 200% of the annual premiums paid by Solomon-Page for such insurance on the date of the merger agreement, then the surviving corporation will be required to provide such coverage as reasonably can be purchased for an annual premium equal to 200% of such rate.

         In addition, the merger agreement provides that, subject to certain conditions, (i) all rights to indemnification and all limitations on liability existing in favor of present or former directors or officers of Solomon-Page, as provided in Solomon-Page's certificate of incorporation and by-laws as currently in effect, will survive the merger and will continue in effect for a period of six years from the effective time of the merger of the merger and (ii) successors and assigns of the surviving corporation will be required to assume the surviving corporation's obligations under the merger agreement regarding such indemnification and insurance.

No Solicitation; Fiduciary Obligations of Directors

         The merger agreement provides that Solomon-Page will not, and will not authorize or permit any of its officers, directors, agents, representatives or advisors to solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information to, or otherwise cooperate with any corporation, partnership, person or other entity or group, other than Mergeco, any of its affiliates or representatives (each referred to as a person) concerning any merger, consolidation, tender offer, exchange offer, sale of 25% or more of Solomon-Page's assets, acquisition of 25% or more of Solomon-Page's shares of capital stock or similar business combination transaction involving Solomon- Page or its subsidiaries (referred to as an acquisition proposal). If, however, Solomon-Page or the special committee receives an unsolicited inquiry, proposal or offer with respect to an acquisition proposal and if the special committee concludes in good faith, upon advice of its legal counsel, that the actions listed below are consistent with the special committee's (and the board's) fiduciary duties to Solomon-Page's stockholders under applicable law, then the special committee may do any or all of the following:

         o   furnish   or  cause   to  be   furnished   information   concerning
Solomon-Page's business, properties or assets to any such person pursuant to an appropriate confidentiality agreement,

         o engage in discussions or negotiations with any such person relating to such inquiry, proposal or offer and, following receipt of a bona fide acquisition proposal, take and disclose to the stockholders of Solomon-Page a position with respect to such acquisition proposal,

         o following receipt of a bona fide acquisition proposal, withdraw or modify the board of directors' approval or recommendation of the merger or the merger agreement, and

         o terminate the merger agreement.

         Pursuant to the merger agreement, Solomon-Page is required promptly to advise Mergeco in writing of any acquisition proposal or any inquiry regarding the making of an acquisition proposal including any request for information, the terms of such request, acquisition proposal or inquiry and the identity of the person making such request, acquisition proposal or inquiry. Solomon-Page is also required, to the extent reasonably practicable, to keep Mergeco reasonably informed of the status and details of any such request, acquisition proposal or inquiry and the efforts and activities of the party making such acquisition proposal.


Termination

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by the stockholders of Solomon-Page, by the mutual written consent of Solomon-Page (acting through the special committee) and Mergeco, or by either Solomon-Page or Mergeco (i) if any law, injunction, order or decree, preventing the consummation of the merger has become final and nonappealable; (ii) if the merger has not been consummated by December 31, 2000 (provided that such termination will not be available to any party in breach of any material obligation under the merger agreement) or (iii) if at the special meeting the approval of the merger by the required stockholder vote has not been obtained.

         Solomon-Page may terminate the merger agreement at any time prior to the effective time of the merger if (i) the special committee determines, in good faith and upon advice of its financial advisor and legal counsel, that such action is consistent with the special committee's and the board's fiduciary duties to Solomon-Page's stockholders under applicable law, see "-- No Solicitation; Fiduciary Obligations of Directors"; or (ii) Solomon-Page receives a notice from Mergeco that the commitment letter has been terminated or canceled.

         Mergeco may terminate the merger agreement at any time prior to the effective time of the merger, either before or after its approval by the stockholders, if (i) the board (acting through the special committee) withdraws, modifies or changes its recommendation so that it is not in favor of the merger agreement or the merger; (ii) the board (acting through the special committee) recommends or resolves to recommend to stockholders an acquisition proposal.

Fees and Expenses

         Whether or not the merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the merger will be the responsibility of the party incurring such fees and expenses, except that Solomon-Page will pay for all costs and expenses relating to the printing and mailing of this proxy statement. However, Solomon-Page will pay Mergeco's costs and expenses incurred in connection with the merger, including any fees or expenses payable pursuant to the commitment letter, upon the termination of the merger agreement, up to a maximum of $500,000, but only if the merger agreement is terminated (a) by Mergeco because the board (acting through the special committee) withdraws, modifies or changes in a manner adverse to Mergeco its recommendation with respect to the merger agreement and the merger; or (b) by the special committee or the board (acting through the special committee) in order for the special committee or the board to comply with its fiduciary duties to Solomon-Page's stockholders. If the merger is consummated, all fees and expenses will be paid by Solomon-Page. See "SPECIAL FACTORS -- Fees and Expenses."

Directors of Solomon-Page Following the Merger; Certificate of Incorporation; By-Laws

         The merger agreement provides that the current directors of Mergeco will be the directors of the surviving corporation. Herbert Solomon, Lloyd Solomon and Page are the current directors and executive officers of Mergeco. No determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. Information regarding such persons is set forth under "MANAGEMENT -- Directors and Executive Officers of Solomon-Page." The certificate of incorporation of Mergeco immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation, until thereafter amended, and the by-laws of Mergeco immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter amended.

Amendment/Waiver

         Before or after approval of the merger agreement by the stockholders, the merger agreement may be amended by the written agreement of the parties thereto at any time prior to the effective time of the merger if such amendment is approved on behalf of Solomon-Page by the special committee; provided that, after any such stockholder approval has been obtained, no amendment may be made that under applicable law requires the approval of the stockholders of Solomon-Page, if such approval has not been obtained. If a material amendment is to be made to the merger agreement, Solomon-Page intends to solicit consents from stockholders and, if the special committee determines that it is necessary, obtain additional fairness opinions. As of the date of this proxy statement, neither Solomon-Page nor Mergeco expects that any amendments will be made.

         At any time prior to the effective time of the merger, either Solomon-Page (acting through the special committee) or Mergeco, may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance by the other party with any agreements or conditions contained in the merger agreement. Solomon-Page intends to promptly notify stockholders, either by mailing a supplement to this proxy statement to the stockholders or by issuing a press release, as determined to be appropriate by its advisors, if any material condition to the merger has been waived. If a waiver of a material condition contained in the merger agreement requires stockholder consent, Solomon-Page intends to solicit consents from stockholders by mailing supplemental proxy materials to stockholders. As of the date of this proxy statement, neither Solomon-Page nor Mergeco expects that any condition will be waived.


                         DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to Section 262 of the Delaware General Corporation Law, any holder of Solomon-Page's common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of such stockholder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of
Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex B to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

         Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement shall constitute such notice to the holders of Solomon-Page's common stock and the applicable statutory provisions of the Delaware General Corporation Law are attached to this proxy statement as Annex B. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully the following discussion and Annex B to this proxy statement, because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Solomon-Page believes that if you consider exercising such rights, you should seek the advice of counsel.

         If you wish to exercise your right to dissent from the merger and demand appraisal under Section 262 of the Delaware General Corporation Act:

         o You must deliver to Solomon-Page a written demand for appraisal of your shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if you reasonably inform Solomon-Page of your identity and that you intend to demand the appraisal of your shares.

         o You must not vote your shares of common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement.

         o You must continuously hold such shares from the date of making the demand through the effective time of the merger. Accordingly, if you are a record holder of shares of Solomon-Page's common stock on the date the written demand for appraisal is made, but thereafter transfer such shares prior to the effective time of the merger, you will lose any right to appraisal in respect of such shares.

         None of voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

         Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights with respect to the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and you wish to exercise appraisal rights, you are urged to consult with your brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

         If you elect to exercise appraisal rights pursuant to Section 262, you should mail or deliver a written demand to: The Solomon-Page Group Ltd., 1140 Avenue of the Americas, New York, New York 10036, Attention: Eric M. Davis, Secretary.

         Within 10 days after the effective time of the merger, the surviving corporation must send a notice of effectiveness of the merger to each former stockholder of Solomon-Page who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting stockholders. Solomon-Page is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Inasmuch as Solomon-Page has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with the written consent of Solomon-Page), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration.

         Pursuant to the merger agreement, Solomon-Page has agreed to give Mergeco prompt notice of any demands for appraisal received by it and Mergeco shall have the right to participate in negotiations and proceedings with respect to such demands. Solomon-Page shall not, except with the prior written consent of Mergeco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

         Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days after receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

         A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

         After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. IF YOU ARE CONSIDERING SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

         In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In

Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

         Any  stockholder  who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

         Any stockholder may withdraw such stockholder's demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of such stockholder's demand for appraisal, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

         FAILURE  TO COMPLY  STRICTLY  WITH ALL OF THE  PROCEDURES  SET FORTH IN
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF YOUR STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.


                  PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

         No provision has been made to grant unaffiliated stockholders of Solomon-Page access to the corporate files of Solomon-Page or any other party to the merger or to obtain counsel or appraisal services at the expense of Solomon-Page or any other such party.

                     MARKET FOR SOLOMON-PAGE'S COMMON STOCK

Common Stock Market Price Information

         Solomon-Page's common stock is traded on the Nasdaq SmallCap Market under the symbol "SOLP." The following table shows, for the quarters indicated, the range of bid prices for Solomon-Page's common stock as reported by Nasdaq.


                                                             Solomon-Page's
                                                              Common Stock
                                                            ---------------
                                                            High        Low
                                                            ----        ---
Fiscal 2000
-----------

First Quarter........................................      $2.688     $1.781
Second Quarter.......................................      $3.625     $2.375
Third Quarter........................................      $4.625     $1.500
Fourth Quarter (through September 28, 2000)..........      $5.063     $1.500

Fiscal 1999
-----------
First Quarter........................................      $2.469     $1.438
Second Quarter.......................................      $1.875     $1.344
Third Quarter........................................      $2.938     $1.563
Fourth Quarter ......................................      $3.375     $1.938

Fiscal 1998
-----------

Second Quarter.......................................      $3.688     $2.625
Third Quarter........................................      $4.875     $3.125
Fourth Quarter ......................................      $3.688     $1.438


         On March 31, 2000, the last full trading day prior to the day on which the execution of the original merger agreement was publicly announced, the closing price for the Solomon-Page's common stock on the Nasdaq SmallCap Market was $2.875. On June 28, 2000, the last full trading prior to the public announcement of the execution of the merger agreement, the closing price for Solomon-Page's common stock on the Nasdaq Small Cap Market was $3.44.

         On September 28, 2000, the last trading day prior to the date of this proxy statement, the closing price for Solomon-Page's common stock on the Nasdaq SmallCap Market was $5.031.

         The market price for Solomon-Page's common stock is subject to fluctuation and stockholders are urged to obtain current market quotations.

Dividend Information

         Solomon-Page has never paid any dividends on its Solomon-Page's common stock and does not intend to pay such dividends in the foreseeable future. Solomon-Page currently intends to retain any future earnings for the development and growth of Solomon-Page.

Solomon-Page's Common Stock Purchase Information

         None of the members of the management group nor Mergeco has engaged in any transaction with respect to the Solomon-Page's common stock during the past two years.

         From September 17, 1998 to July 14, 1999, Solomon-Page repurchased 1,000,000 shares of its common stock from stockholders at prevailing prices in a publicly announced buyback program. Solomon-Page spent $2,231,770 to -- purchase such shares at prices ranging from $1.46 to $3.31 per share. The shares were purchased as follows: (i) from September 17, 1999 to September 30, 1999, Solomon-Page purchased 31, 000 shares at an average purchase price of $2.05 per share, (ii) from October 1, 1999 to December 31, 1999, Solomon-Page purchased 469,000 shares at an average purchase price of $2.28 per share, (iii) from January 1, 2000 to March 31, 2000, Solomon-Page purchased 104,300 shares at an average purchase price of $1.54 per share, (iv) from April 1, 2000 to June 30, 2000, Solomon-Page purchased 259,500 shares at an average purchase price of $2.00 per share, and (v) from July 1, 2000 to July 14, 2000, Solomon-Page purchased 136,200 shares at an average purchase price of $3.05 per share.


                              SECURITIES OWNERSHIP

Beneficial Ownership of Solomon-Page's Common Stock

         The following table sets forth certain information as of September 27, 2000, concerning the beneficial ownership of Solomon-Page's common stock by each person or group known by Solomon-Page to own more than 5% of its common stock, each director, each executive officer and by all directors and executive officers as a group. Shares issuable upon exercise of options that are exercisable currently or within the next 60 days are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Unless otherwise indicated, the address of each person or entity listed below is Solomon-Page's principal executive offices.


                                                 Shares
Name and Address                              Beneficially        Percentage
of Beneficial Owner (1)                          Owned            of Class
-----------------------                         ------            ---------
Herbert Solomon.........................      707,600(2)           16.16%
Lloyd Solomon...........................      985,000(2)           22.49%
Scott Page..............................      801,900(2)           18.31%
Eric M. Davis...........................      190,000(3)            4.46%
Edward Ehrenberg(4).....................       20,500(5)            (6)
Joel A. Klarreich(7)....................       20,500(5)            (6)
All directors and executive officers
 as a group (6 persons).................    2,715,500(8)           55.42%

--------------------------

(1) All of such persons have sole investment and voting power over the shares listed as being beneficially owned by them.
(2) Includes 200,000 shares subject to options, which options are to be canceled in the merger.
(3)      Includes 80,000 shares subject to options.
(4)      Mr. Ehrenberg's address is 711 Daylily Drive,  Langhorne,  Pennsylvania
         19047.
(5)      Represents 20,500 shares subject to options.
(6)      Less than 1%.
(7)      Mr.   Klarreich's   address  is  c/o  Tannenbaum   Helpern  Syracuse  &
         Hirschtritt  LLP,  900 Third  Avenue,  New York,  New York  10022.
(8)      Includes 721,000 shares subject to options.

         Mergeco. Mergeco is not currently the beneficial owner of any shares of Solomon-Page's common stock.

                                   MANAGEMENT

Directors and Executive Officers of Solomon-Page

         Set forth below are the name and business address of each director and executive officer of Solomon-Page, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted. Also set forth below are the material occupations, positions, offices and employment of each such person and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Messrs. Herbert Solomon, Lloyd Solomon, Page, Davis, Klarreich and Ehrenberg are directors of Solomon-Page. Each person listed below is a citizen of the United States. Unless otherwise indicated below, the business address of each director and executive officer is 1140 Avenue of the Americas, New York, New York 10036.

         Herbert Solomon has been the Chairman of the Board of Solomon-Page since August 1990, shortly after he retired from his previous executive career in the apparel and retail industries. From 1981 to 1990, Mr. Solomon was Executive Vice President -- Merchandising of Amcena Corporation, which owned Ohrbach's, a leading apparel retailer. From 1976 to 1981, he served as Chairman of the Board and Chief Executive Officer of Ohrbach's. Mr. Solomon received a B.B.A. degree from Bernard Baruch College of the City of New York. Mr. Solomon is the father of Lloyd Solomon and the father-in-law of Scott Page.

         Lloyd Solomon has been the Vice Chairman of the Board and the Chief Executive Officer of Solomon-Page since June 1995. Prior to his election to these positions, he had been the President or an Executive Vice President and a director of Solomon-Page since the inception of its business in 1990. From 1986 through 1990, Mr. Solomon served as an Executive Vice President of Rand Thomson Consulting Group, a personnel services firm. Mr. Solomon received an M.B.A. from New York University and a B.A. from Boston University. He is the son of Herbert Solomon and the brother-in-law of Scott Page.

         Scott Page has been the President of Solomon-Page since June 1995. Prior to becoming President, he had been an Executive Vice President of Solomon-Page since August 1991, when he was also elected a director. From 1989 to 1991, Mr. Page served as a managing director of Rand Thomson Consulting Group. Mr. Page is the son-in-law of Herbert Solomon and the brother-in-law of Lloyd Solomon.

         Eric M. Davis has been Vice President and Chief Financial Officer of Solomon-Page since February 1994, and a director of Solomon-Page since September 1994. From 1984 through February 1994, Mr. Davis was employed by Mortensen and Associates, P.C., a predecessor of Moore Stephens, P.C., Solomon-Page's auditors. Mr. Davis is a Certified Public Accountant and received a B.S. degree from Davis & Elkins College, Elkins, West Virginia.

         Joel A. Klarreich has been a director of Solomon-Page since June 1995. Mr. Klarreich has been a practicing attorney since 1968 and member of the law firm of Tannenbaum Helpern Syracuse & Hirschtritt LLP since 1996. He is general counsel to the Association of Personnel Consultants of New York State, the sole statewide trade association of permanent placement firms in New York. From 1988 to 1996, Mr. Klarreich was a member of the law firm of Klein, Heisler & Klarreich, P.C. He has a B.B.A. from the City College of the City of New York and J.D. from St. John's University School of Law. Mr. Klarreich's address is c/o Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, New York 10022.

         Edward Ehrenberg has been a director of Solomon-Page since June 1995. Mr. Ehrenberg has been the President of Tele-Matic Company, Incorporated, a wholesale distributor of commercial laundry equipment, since May 1999. He was the President of E.E. Enterprises, a consulting firm, from 1988 to April 1999. Mr. Ehrenberg was Vice President and General Manager of U.S. Operations of Electrocatalytic, Inc., a manufacturer and marketer of cathodic protection and chlorine generating products, from March 1995 to June 1995. He was Executive Vice President of Enzon, Inc., a public biotech company in Piscataway, New Jersey from August 1991 to August 1992. Mr. Ehrenberg has held executive positions with the Ford Motor Company, Xerox, International Harvester and was Chairman and Chief Executive Officer of CH Holdings, Chicago, Illinois prior to moving to New Jersey. Mr. Ehrenberg has an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. from New York University. Mr. Ehrenberg's address is 711 Daylily Drive, Langhorne, Pennsylvania 19047.

                      CONSOLIDATED FINANCIAL STATEMENTS OF
                                  SOLOMON-PAGE


                         INDEPENDENT ACCOUNTANT'S REPORT

To the Stockholders and Board of Directors of The Solomon-Page Group Ltd.



         We have reviewed the accompanying consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows of The Solomon-Page Group Ltd. and subsidiary as of June 30, 2000, and for the three month and nine month periods then ended. These consolidated financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.

         We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of September 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended [not presented herein]; and in our report dated November 16, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of September 30, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                               /S/ MOORE STEPHENS, P. C.
                                               -------------------------
                                               MOORE STEPHENS, P. C.
                                               Certified Public Accountants.

Cranford, New Jersey
August 8, 2000

PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

                           THE SOLOMON-PAGE GROUP LTD.
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              June 30,            September 30,
                                                                2000                   1999
                                                                ----                   ----
                                                             (Unaudited)
ASSETS:
Current Assets:
  Cash and Cash Equivalents                                    $   557                $   580
  Investments                                                      695                    849
  Accounts Receivable - [Net of Allowances of $400              15,816                 11,416
   and $280, Respectively ]
  Other Current Assets                                             585                    391
                                                               -------                -------

 Total Current Assets                                           17,653                 13,236
                                                               -------                -------

 Property and Equipment:
  Equipment                                                      2,367                  2,022
  Furniture and Fixtures                                           811                    797
  Leasehold Improvements                                         1,148                  1,103
                                                               -------                -------

 Totals - At Cost                                                4,326                  3,922
 Less: Accumulated Depreciation                                  2,110                  1,659
                                                               -------                -------

 Property and Equipment - Net                                    2,216                  2,263
                                                               -------                -------

Other Assets:
  Investments                                                      683                    686
  Intangible Assets - [Net of Accumulated
    Amortization of $464 and $310, Respectively ]                1,324                  1,444
  Deferred Tax Asset                                               314                    324
  Due from Related Parties                                         111                    135
  Other Assets                                                     721                    260
                                                               -------                -------

 Total Other Assets                                              3,153                  2,849
                                                               -------                -------

 Total Assets                                                  $23,022                $18,348
                                                               =======                =======


See Notes to Consolidated Financial Statements.

                           THE SOLOMON-PAGE GROUP LTD.
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                           June 30,                  September 30,
                                                                             2000                        1999
                                                                             ----                        ----
LIABILITIES AND STOCKHOLDERS' EQUITY:                                     (unaudited)
Current Liabilities:
  Accrued Payroll and Commissions                                        $     6,707             $     4,607
  Accounts Payable and Accrued Expenses                                        1,702                   1,276
  Income Taxes Payable                                                         1,209                   1,417
  Line of Credit                                                                 750                     350
  Term Loan Payable                                                              500                     500
  Deferred Revenue                                                               333                     380
  Other Current Liabilities                                                      501                     576
                                                                         -----------             -----------

  Total Current Liabilities                                                   11,702                   9,106
                                                                         -----------             -----------

Long-Term Liabilities:
  Term Loan Payable - Net of Current Portion                                     375                     750
  Deferred Credit                                                                632                     638
                                                                         -----------             -----------

  Total Long Term Liabilities                                                  1,007                   1,388
                                                                         -----------             -----------


Commitments and Contingencies                                                   --                      --
                                                                         -----------             -----------

Stockholders' Equity:
  Preferred stock - $.001 par value; 2,000,000
    shares authorized, none issued or outstanding                               --                      --

  Common stock - Par Value $.001 Per Share;
    Authorized 20,000,000 Shares, 5,163,948
    Shares Issued and 4,153,948 Shares Outstanding at
   June 30, 2000 and September 30, 1999, Respectively                              5                       5

  Additional Paid-in Capital                                                   7,428                   7,428

  Accumulated Other Comprehensive Income                                         (11)                     (7)

  Treasury Stock At Cost; 1,010,000 Common Shares
   at June 30, 2000 and September 30, 1999, Respectively                      (2,248)                 (2,248)

  Retained Earnings                                                            5,139                   2,676
                                                                         -----------             -----------

  Total Stockholders' Equity                                                  10,313                   7,854
                                                                         -----------             -----------

  Total Liabilities and Stockholders' Equity                             $    23,022             $    18,348
                                                                         ===========             ===========


See Notes to Consolidated Financial Statements.

                           THE SOLOMON-PAGE GROUP LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (AMOUNTS IN THOUSANDS, EXCEPT FOR PER
                                 SHARE AMOUNTS)

                                                                       Three months ended                 Nine months ended
                                                                             June 30,                            June 30,
                                                                     2000            1999              2000                1999
                                                                     ----            ----              ----                ----

Revenue                                                        $    20,523        $    16,151        $    58,131        $    40,446
                                                               -----------        -----------        -----------        -----------

Operating Expenses:
   Selling Expenses                                                 15,836             12,037             44,623             31,598
   General and Administrative                                        2,853              2,175              8,218              5,497
   Depreciation and Amortization                                       187                171                605                508
                                                               -----------        -----------        -----------        -----------

  Total Operating Expenses                                          18,876             14,383             53,446             37,603
                                                               -----------        -----------        -----------        -----------

 Income from Operations                                              1,647              1,768              4,685              2,843
                                                               -----------        -----------        -----------        -----------

Other Income [Expenses]
  Interest and Dividend Income                                          25                 27                 84                 74
  Interest Expense                                                     (48)               (56)              (199)              (219)
  Realized Gain/(Loss) on Investments                                    0                (10)                 2                (17)
                                                               -----------        -----------        -----------        -----------

  Total Other [Expenses]                                               (23)               (39)              (113)              (162)
                                                               -----------        -----------        -----------        -----------

Income Before Income Tax Expense                                     1,624              1,729              4,572              2,681

Income Tax Expense                                                     756                800              2,109              1,215
                                                               -----------        -----------        -----------        -----------

  Net Income                                                   $       868        $       929        $     2,463        $     1,466
                                                               ===========        ===========        ===========        ===========

Basic Earnings Per Common Share                                $      0.21        $      0.21        $      0.59        $      0.32
                                                               ===========        ===========        ===========        ===========
Diluted Earnings Per Common Share                              $      0.18        $      0.20        $      0.52        $      0.30
                                                               ===========        ===========        ===========        ===========
Basic Weighted Average Shares                                    4,153,948          4,405,941          4,153,948          4,636,186
                                                               ===========        ===========        ===========        ===========
Diluted Weighted Average Shares                                  4,948,058          4,753,644          4,700,371          4,913,796
                                                               ===========        ===========        ===========        ===========


See Notes to Consolidated Financial Statements.

                           THE SOLOMON-PAGE GROUP LTD.
                CONSOLIDATED STATEMENTS OF CASH FLOWS [UNAUDITED]
                             (AMOUNTS IN THOUSANDS)

                                                                                      Nine months ended
                                                                                          June 30,
                                                                                   2000                  1999
                                                                                   ----                  ----
Operating Activities:
  Net Income                                                                      $ 2,463              $ 1,466
                                                                                  -------              -------
  Adjustments to Reconcile Net Income
   to Net Cash Provided by [Used for] Operating Activities:
    Depreciation and Amortization                                                     605                  508
    Deferred Credit                                                                    (6)                  70
    Net Realized (Gain)/Loss on Investments                                            (2)                  19
    Deferred Taxes                                                                     10                  (65)

  Change in Assets and Liabilities:
  [Increase] Decrease in:
    Accounts Receivable                                                            (4,400)                (677)
    Other  Assets                                                                    (655)                (189)

  Increase [Decrease] in:
    Accounts Payable, Accrued Expenses, Accrued Payroll
       and Commissions                                                              2,526                1,690
    Income Tax Payable                                                               (208)                 548
    Deferred Revenue                                                                  (47)                 368
    Other Liabilities                                                                 (75)                  65
                                                                                  -------              -------

  Total Adjustments                                                               ($2,252)             $ 2,337
                                                                                  -------              -------


Net Cash - Operating Activities                                                   $   211              $ 3,803
                                                                                  -------              -------

Investing Activities:
  Capital Expenditures                                                               (404)                (542)
  Purchase of Investments                                                            (494)                (399)
  Proceeds from Sales of Investments                                                  648                  549
   Acquisitions of and Additions to Trade Names                                       (33)                   0
   Cash Received from Related Parties                                                  24                    0
                                                                                  -------              -------


Net Cash - Investing Activities                                                   ($  259)             ($  392)
                                                                                  -------              -------


See Notes to Consolidated Financial Statements.

                           THE SOLOMON-PAGE GROUP LTD.
                CONSOLIDATED STATEMENTS OF CASH FLOWS [UNAUDITED]
                             (AMOUNTS IN THOUSANDS)

                                                                           Nine months ended
                                                                                June 30,

                                                                        2000            1999
                                                                        ----            ----

Financing Activities:
   Borrowings Under Term Loan and Line of Credit                         7,000            3,114
   Repayments Under Term Loan and Line of Credit                        (6,975)          (4,839)
  Purchase of Treasury Stock and Warrants                                    0           (1,752)
                                                                       -------          -------
  Net Cash - Financing Activities                                      $    25          ($3,477)
                                                                       -------          -------

  Net [Decrease] in Cash and Cash Equivalents                              (23)             (66)

Cash and Cash Equivalents - Beginning of Periods                           580              935
                                                                       -------          -------

  Cash and Cash Equivalents - End of Periods                           $   557          $   869
                                                                       =======          =======

Supplemental Cash Flow Information:
    Cash paid during the periods for:
          Interest                                                     $   182          $   219
          Income Taxes                                                 $ 2,373          $   768


See Notes to Consolidated Financial Statements.

THE SOLOMON-PAGE GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[UNAUDITED]
--------------------------------------------------------------------------------


[1] Basis of Reporting

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. These unaudited financial statements include the accounts of The Solomon-Page Group Ltd. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the accompanying unaudited consolidated financial statements included in this Form 10-Q reflect all adjustments, consisting only of normal recurring items, which are considered necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

It is suggested that these financial statements be read in conjunction with the audited financial statements and notes for the fiscal year ended September 30, 1999 included in The Solomon-Page Group Ltd. Form 10-K.

[2] Summary of Significant Accounting Policies

Accumulated Other Comprehensive Income - The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," as of October 1, 1998. SFAS No. 130 establishes new rules for reporting and display of comprehensive income and its components, however it has had no material impact on the Company's net income or total stockholders' equity. Accumulated other comprehensive income presented in the accompanying consolidated balance sheets consists entirely of accumulated net of tax unrealized losses on available-for-sale securities.

Reclassification - Certain prior period amounts have been reclassified to conform to the current period presentation.

[3] Business Segments

Business Segments - The Company is a provider of staffing services organized into two primary operating divisions: temporary staffing and consulting and executive search and full-time contingency recruitment. The temporary staffing and consulting division provides services to companies seeking personnel in the information technology, accounting, human resources, legal and banking areas. The executive search and full-time contingency recruitment division comprises ten lines of business, including five industry, capital markets, publishing and new media, healthcare, fashion services and banking, and five functional information technology, accounting, human resources, legal and administrative support.

THE SOLOMON-PAGE GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[UNAUDITED]
--------------------------------------------------------------------------------

[3] Business Segments [Continued]

The Company evaluates performance based on the segments' profit from operations before unallocated corporate overhead. (Amounts in Thousands)

                           Three Months Ended          Three Months Ended
                              June 30, 2000               June 30, 1999
                        Staffing         Search     Staffing       Search
                        --------         ------     --------       ------
Revenues                 $10,868         $9,655      $8,412        $7,739
Segment profit               897          1,320         958         1,271
Segment Assets             9,750          8,586       7,175         6,622

                              Nine Months Ended          Nine Months Ended
                                 June 30, 2000              June 30, 1999
                        Staffing         Search     Staffing       Search
                        --------         ------     --------       ------
Revenues                 $29,967         $28,164     $24,280       $16,166
Segment profit             2,160           4,018       1,697         2,074

A reconciliation of combined segment profit to consolidated net income is as follows:

                                          Three Months Ended         Nine Months Ended
                                                March 31,               June 30, 1999
                                           2000          1999          2000         1999
                                           ----          ----          ----         ----
Total profit for reportable segments      $2,217        $2,229        $6,178      $3,770
Interest expense                             (48)          (56)         (199)       (219)
Corporate overhead                          (545)         (444)       (1,407)       (870)
Income tax expense                          (756)         (800)       (2,109)     (1,215)
Net income                                   868           929         2,463       1,466

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of The Solomon-Page Group Ltd.



         We have audited the accompanying consolidated balance sheets of The Solomon-Page Group Ltd. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Solomon-Page Group Ltd. and subsidiary as of September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.






                                                   MOORE STEPHENS, P. C.
                                                   Certified Public Accountants.

Cranford, New Jersey
November 16, 1999

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY


CONSOLIDATED BALANCE SHEETS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


                                                                                                                 September 30,
                                                                                                             1999          1998
                                                                                                             ----          ----
Assets:
Current Assets:
   Cash and Cash Equivalents                                                                              $   580            $   935
   Investments                                                                                                849                603
   Accounts Receivable - [Net of Allowances of $280 and $200,
      Respectively]                                                                                        11,416             10,161
   Other Current Assets                                                                                       391                246
                                                                                                          -------            -------
   Total Current Assets                                                                                    13,236             11,945
                                                                                                          -------            -------
Property and Equipment:
   Equipment                                                                                                2,022              1,727
   Furniture and Fixtures                                                                                     797                563
   Leasehold Improvements                                                                                   1,103                938
                                                                                                          -------            -------
   Totals - At Cost                                                                                         3,922              3,228
   Less: Accumulated Depreciation                                                                           1,659              1,113
                                                                                                          -------            -------
   Property and Equipment -Net                                                                              2,263              2,115
                                                                                                          -------            -------
Other Assets:
   Investments                                                                                                686              1,112
   Intangible Assets - [Net of Accumulated Amortization of $310 and
      $195, Respectively]                                                                                   1,444              1,019
   Deferred Tax Asset                                                                                         324                177
   Due from Related Parties                                                                                   135                136
   Other Assets                                                                                               260                231
                                                                                                          -------            -------
   Total Other Assets                                                                                       2,849              2,675
                                                                                                          -------            -------
   Total Assets                                                                                           $18,348            $16,735
                                                                                                          =======            =======

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY


CONSOLIDATED BALANCE SHEETS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


                                                                                       September 30,
                                                                                   1999           1998
Liabilities and Stockholders' Equity:
Current Liabilities:
   Accrued Payroll and Commissions                                              $  4,607      $       3,498
   Accounts Payable and Accrued Expenses                                           1,276                968
   Income Taxes Payable                                                            1,417                298
   Line of Credit                                                                    350              3,100
   Term Loan Payable                                                                 500                 --
   Deferred Revenue                                                                  380                131
   Other Current Liabilities                                                         576                156
                                                                                --------      -------------
   Total Current Liabilities                                                       9,106              8,151
                                                                                --------      -------------
Long-Term Liabilities:
   Term Loan Payable - Net of Current Portion                                        750                 --
   Deferred Credit                                                                   638                545
                                                                                --------      -------------
   Total Long-Term Liabilities                                                     1,388                545
                                                                                --------      -------------
Commitments and Contingencies                                                         --                 --
                                                                                --------      -------------
Stockholders' Equity:
   Preferred Stock - Par Value $.001 Per Share; Authorized
      2,000,000 Shares, None Issued or Outstanding                                    --                 --

   Common Stock - Par Value $.001 Per Share;
      Authorized 20,000,000 Shares, 5,163,948 and 5,162,282 Shares
      Issued and 4,153,948 and 5,121,282 Shares Outstanding
      at September 30, 1999 and 1998, Respectively                                     5                  5

   Additional Paid-in Capital                                                      7,428              7,426

   Accumulated Other Comprehensive Income                                             (7)                11

   Treasury Stock - At Cost; 1,010,000 and 41,000 Common Shares
      at September 30, 1999 and 1998, Respectively                                (2,248)               (80)

   Retained Earnings                                                               2,676                677
                                                                                --------      -------------
   Total Stockholders' Equity                                                      7,854              8,039
                                                                                --------      -------------
   Total Liabilities and Stockholders' Equity                                   $ 18,348      $      16,735
                                                                                ========      =============

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF OPERATIONS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


                                                                                      Years ended

                                                                                     September 30,

                                                                     1999                1998                  1997
                                                                     ----                ----                  ----

Revenue                                                        $    56,329           $    44,639           $    28,996
                                                               -----------           -----------           -----------
Operating Expenses:
   Selling Expenses                                                 44,139                35,015                22,413
   General and Administrative                                        7,771                 7,486                 4,555
   Depreciation and Amortization                                       660                   516                   337
                                                               -----------           -----------           -----------
   Total Operating Expenses                                         52,570                43,017                27,305
                                                               -----------           -----------           -----------
   Income from Operations                                            3,759                 1,622                 1,691
                                                               -----------           -----------           -----------
Other Income [Expenses]:
   Interest and Dividend Income                                        110                   128                   133
   Interest Expense                                                   (269)                 (219)                  (27)
   Realized Gain on Investments                                          3                     2                    37
                                                               -----------           -----------           -----------
   Total Other [Expenses] Income                                      (156)                  (89)                  143
                                                               -----------           -----------           -----------
   Income Before Income Tax Expense                                  3,603                 1,533                 1,834

Income Tax Expense                                                   1,604                   710                   552
                                                               -----------           -----------           -----------
   Net Income                                                  $     1,999           $       823           $     1,282
                                                               ===========           ===========           ===========
Basic Earnings Per Common Share                                $       .44           $       .16           $       .25
                                                               ===========           ===========           ===========

Diluted Earnings Per Common Share                              $       .41           $       .14           $       .23
                                                               ===========           ===========           ===========

Basic Weighted Average Shares                                    4,517,298             5,134,122             5,131,751
                                                               ===========           ===========           ===========

Diluted Weighted Average Shares                                  4,885,699             5,985,319             5,633,806
                                                               ===========           ===========           ===========


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]

                                                          Preferred Stock                 Common Stock                   Additional
                                                          ---------------                 ------------                    Paid-in
                                                     Shares         Amount       Shares                   Amount          Capital
                                                     ------         ------       ------                   ------          -------
Balance - October 1, 1996                                 --       $     --         5,139,285          $     5           $    8,488

   Treasury Shares
      Purchased                                           --             --                --               --                   --

   Net Income                                             --             --                --               --                   --
                                                      ------       --------         ---------          -------           -----------
Balance - September 30, 1997                              --             --         5,139,285                5                8,488

   Repurchase of 1,000,000
      Class A Warrants                                    --             --                --               --               (1,054)

   Costs Associated with
      Registering Class A
      Warrants                                            --             --                --               --                  (37)

   Exercise of Options                                    --             --            22,997               --                   29

   Treasury Shares Purchased                              --             --                --               --                   --

   Unrealized Gain on Available
      for Sale Securities - Net                           --             --                --               --                   --

   Net Income                                             --             --                                 --                   --
                                                      ------       --------         ---------          -------           -----------
Balance - September 30, 1998                              --             --         5,162,282                5                7,426

   Exercise of Options                                    --             --             1,666               --                    2

   Treasury Shares Purchased                              --             --                --               --                   --

   Unrealized [Loss] on Available
      for Sale Securities - Net                           --             --                --               --                   --

   Net Income                                             --             --                                 --                   --
                                                      ------       --------         ---------          -------           -----------
Balance - September 30, 1999                              --       $     --         5,163,948          $     5           $    7,428
                                                      ======       ========         =========          =======           ===========

                                             Accumulated                                             Retained           Total
                                                 Other                Treasury Stock                 Earnings        Stockholders'
                                             Comprehensive            --------------                 --------        -------------
                                                Income           Shares            Amount            [Deficit]          Equity
                                                ------           ------            ------            ---------          ------
Balance - October 1, 1996                     $     --               --   $      --               $  (1,428)         $   7,065

   Treasury Shares
      Purchased                                     --           10,000         (16)                     --                (16)

   Net Income                                       --               --          --                   1,282              1,282
                                              --------           ------   ---------               ---------         ----------
Balance - September 30, 1997                        --           10,000         (16)                   (146)             8,331

   Repurchase of 1,000,000
      Class A Warrants                              --               --          --                      --             (1,054)

   Costs Associated with
      Registering Class A
      Warrants                                      --               --          --                      --                (37)

   Exercise of Options                              --               --          --                      --                 29

   Treasury Shares Purchased                        --           31,000         (64)                     --                (64)

   Unrealized Gain on Available
      for Sale Securities - Net                     11               --          --                      --                 11

   Net Income                                       --               --          --                     823                823
                                              --------           ------   ---------               ---------         ----------
Balance - September 30, 1998                        11           41,000         (80)                    677              8,039

   Exercise of Options                              --               --          --                     --                   2

   Treasury Shares Purchased                        --          969,000      (2,168)                    --              (2,168)

   Unrealized [Loss] on Available
      for Sale Securities - Net                    (18)              --          --                     --                 (18)

   Net Income                                       --               --          --                  1,999               1,999
                                              --------        ---------   ---------               ---------         ----------
Balance - September 30, 1999                  $     (7)       1,010,000   $  (2,248)              $  2,676             $ 7,854
                                              ========        =========   =========               =========         ==========

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
[AMOUNTS IN THOUSANDS]


                                                                                                      Years ended
                                                                                                      September 30,
                                                                                           1999          1998          1997
                                                                                           ----          ----          ----
Operating Activities:
   Net Income                                                                             $ 1,999          $   823          $ 1,282
                                                                                          -------          -------          -------
   Adjustments to Reconcile Net Income to
      Net Cash Provided by [Used for] Operating Activities:
      Depreciation and Amortization                                                           660              516              337
      Deferred Credit                                                                          93              161              118
      Provision for Losses on Accounts Receivable                                              80               75               35
      Net Realized Gain on Investments                                                         (3)              (2)             (37)
      Deferred Taxes                                                                         (297)             (79)             (84)

   Changes in Assets and Liabilities:
      [Increase] Decrease in:
         Accounts Receivable                                                               (1,335)          (2,858)          (3,253)
         Other Assets                                                                         (27)             (49)             (32)

      Increase [Decrease] in:
         Accounts Payable, Accrued Expenses,
            Accrued Payroll and Commissions                                                 1,417            1,004            1,492
         Income Tax Payable                                                                 1,119               31              290
         Deferred Revenue                                                                     249              155             --
         Other Current Liabilities                                                            448             (245)              36
                                                                                          -------          -------          -------
      Total Adjustments                                                                     2,404           (1,291)          (1,098)
                                                                                          -------          -------          -------
   Net Cash - Operating Activities                                                          4,403             (468)             184
                                                                                          -------          -------          -------
Investing Activities:
   Capital Expenditures                                                                      (693)          (1,089)            (791)
   Purchases of Investments                                                                  (602)            (800)          (2,845)
   Proceeds from Sales of Investments                                                         750            1,249            2,042
   Acquisitions of and Additions to Trade Names                                              (540)            (350)            (265)
   Cash Received from Related Parties                                                           1               55               10
   Increase in Cash Surrender Value of Officer
      Life Insurance                                                                           (8)             (46)             (23)
                                                                                          -------          -------          -------
   Net Cash - Investing Activities                                                         (1,092)            (981)          (1,872)
                                                                                          -------          -------          -------
Financing Activities:
   Borrowings Under Term Loan and Line of Credit                                            4,164            3,100             --
   Repayments Under Term Loan and Line of Credit                                           (5,664)            --               --
   Purchase of Treasury Stock and Warrants                                                 (2,168)          (1,118)             (16)
   Warrant Registration Costs                                                                --                (37)            --
   Proceeds from Exercise of Stock Options                                                      2               29             --
                                                                                          -------          -------          -------
   Net Cash - Financing Activities                                                         (3,666)           1,974              (16)
                                                                                          -------          -------          -------
   Net [Decrease] Increase in Cash and
      Cash Equivalents - Forward                                                          $  (355)         $   525          $(1,704)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
[AMOUNTS IN THOUSANDS


                                                                                                       Years ended
                                                                                                      September 30,
                                                                                          1999            1998           1997
                                                                                          ----            ----           ----
   Net [Decrease] Increase in Cash and
      Cash Equivalents - Forwarded                                                     $  (355)           $   525           $(1,704)

Cash and Cash Equivalents - Beginning of Years                                             935                410             2,114
                                                                                       -------            -------           -------
   Cash and Cash Equivalents - End of Years                                            $   580            $   935           $   410
                                                                                       =======            =======           =======
Supplemental Disclosures of Cash Flow Information:
   Cash paid during the years for:
      Interest                                                                         $   269            $   219           $    27
      Income Taxes                                                                     $   861            $   777           $   422



The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]



[1] Nature of Operations

The Solomon-Page Group Ltd. and its wholly-owned subsidiary [the "Company"] provides staffing services comprised of two primary operating divisions: (i) temporary staffing and consulting, which provides approximately 58% of the Company's revenue and (ii) retained executive search and full-time contingency search which provides approximately 42% of the Company's revenue. The Company provides its services principally in the New York metropolitan area through its offices located in New York and New Jersey. The Company also provides services in California and Georgia through its offices located in those areas.

[2] Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany accounts and transactions are eliminated.

Revenue Recognition - Search revenues are recognized in full-time contingency search engagements upon the successful completion of the assignment. In a retained executive search engagement, the non-refundable retainer is recognized according to the terms of the search contract, with the unearned portions of the retainer reflected as deferred revenue. The balance of the contract is recognized upon successful completion of the search. Temporary staffing and consulting revenue is recognized when the temporary personnel provide the service.

Receivable Allowances - The Company records allowances against accounts receivable, based on historical experience to estimate losses due to placed candidates not fulfilling the terms of the search agreement or not remaining in employment for the Company's guarantee period which generally ranges from 30 to 120 days but may extend up to one year. Losses from bad debts are charged to expense and losses related to contract fulfillment are charged to revenue. The Company recognizes a loss on receivables when placed candidates do not fulfill the terms of search agreement or for not remaining in employment for the guarantee period.

Investments - The Company accounts for investments in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Equity securities, and debt securities which the Company does not have the intent to hold to maturity, are classified as trading or available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of tax, reported in a separate component of stockholders' equity until realized. Trading securities are carried at fair value with any unrealized gains or losses included in earnings. Held to maturity securities are carried at amortized cost. Marketable debt and equity securities available for current operations, and maturing within one year, are classified in the balance sheet as current assets while securities held for non-current uses, and maturing after one year, are classified as long-term assets. Realized gains and losses are calculated utilizing the specific identification method [See Note 3].

Depreciation - Depreciation of furniture, fixtures and equipment is computed utilizing the straight-line method based on estimated useful lives ranging from 5 to 7 years. Depreciation of leasehold improvements is computed utilizing the straight-line method over the lesser of the life of the improvement or the remaining lease term. Depreciation expense was $545, $431 and $273 for the years ended September 30, 1999, 1998 and 1997, respectively.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]



[2] Summary of Significant Accounting Policies [Continued]

Deferred Income Taxes - The Company accounts for deferred income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.

Deferred Credit - The Company's lease on its premises provides for periodic increases over the lease term. Pursuant to SFAS No. 13, "Accounting for Leases," the Company records rent expense on a straight-line basis. The effect of these differences is recorded as a deferred credit.

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased.

Earnings Per Common Share - Basic earnings per share represents the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earning per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the option or warrants.

Potential future dilutive securities include 2,050,000, 2,050,000 and 3,050,000 shares issuable under outstanding warrants and 350,500, 225,500 and 0 shares issuable under outstanding options as of September 30, 1999, 1998 and 1997, respectively.

Intangibles - Intangibles which consist of trade names and customer lists are recorded at cost and are amortized utilizing the straight-line method over periods ranging from 4 to 15 years. When changing circumstances warrant, the Company evaluates the carrying value and the periods of amortization based on the current and expected future non-discounted cash flows from operations to determine whether revised estimates of carrying value or useful lives is required. Amortization expense was $115, $85 and $64 for the years ended September 30, 1999, 1998 and 1997, respectively [See Note 9].

Accumulated Other Comprehensive Income - Accumulated other comprehensive income consists entirely of unrealized gains and losses on available for sale securities. The financial statement and footnote disclosures required by SFAS 130 have not been presented as they are not material.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[2] Summary of Significant Accounting Policies [Continued]

Concentrations of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents and accounts receivable arising from its normal business activities. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company had approximately $370 and $561 in financial institutions that is subject to normal credit risk beyond insured amounts at September 30, 1999 and 1998, respectively.

The Company believes that credit risk related to accounts receivable is limited due to the large number of Fortune 1000 companies comprising the Company's customer base and the diversified industries in which the Company operates. The Company does not require collateral on accounts receivable or other financial instruments.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising - The Company expenses advertising costs as incurred. Total advertising costs charged to expense amounted to approximately $410, $430 and $207 for the years ended September 30, 1999, 1998 and 1997, respectively.

Stock Based Compensation - The Company accounts for employee stock-based compensation under the intrinsic value based method as prescribed by Accounting Principles Board ["APB"] Opinion No. 25. The Company applies the provisions of SFAS No. 123, "Accounting for Stock Based Compensation," to non-employee stock-based compensation and the pro forma disclosure provisions of that statement to employee stock-based compensation.

Reclassifications - Certain amounts in prior years consolidated financial statements have been reclassified to conform with the current year presentation.

[3] Investments in Debt and Equity Securities

At September 30, 1999 and 1998, the Company's securities consisted of certain highly liquid debt securities which were classified as available for sale and held to maturity. A summary of the Company's investments in debt securities is as follows:

                                            September 30, 1999            September 30, 1998
Financial Statement Caption               Cost        Fair Value        Cost        Fair Value
---------------------------               ----        ----------        ----        ----------

Available for Sale:
   Investments                          $  1,550      $    1,535      $   1,695     $   1,715

Held to Maturity:
   Restricted Investment - Noncurrent   $     --      $       --      $      34     $      34

Gross proceeds from sale of available for sale securities was $750, $1,249 and $2,042 and realized gains on sales was $3, $2 and $37 for the years ended September 30, 1999, 1998 and 1997, respectively.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[3] Investments in Debt and Equity Securities [Continued]

At September 30, 1999 and 1998, gross unrealized [losses] gains on available for sale securities was $(15) and $20 and is included in stockholders' equity net of taxes of $8 and $(9), respectively.

Contractual maturities of debt securities classified as available for sale and held to maturity are as follows:

                              September 30, 1999                 September 30, 1998
                    Available for Sale  Held to Maturity  Available for Sale  Held to Maturity
                    ------------------  ----------------  ------------------  ----------------

Within 1 year            $   850        $    --           $     600           $       36
Between 1 and 5 years    $   700        $    --           $   1,100           $       --

[4] Due From Related Parties

At September 30, 1999 and 1998, the Company had a balance due from various officers of the Company aggregating $135 and $136, respectively. The advances bear interest at 8%. Interest income on the advances was $10, $13, and $12 for the years ended September 30, 1999, 1998 and 1997, respectively. No interest was receivable at September 30, 1999 and 1998.

[5] Line of Credit

In February 1999, the Company entered into a $6,500 credit facility agreement. The facility agreement consists of a $5,000 working capital line of credit under which up to $250 can be borrowed under standby letters of credit at a commitment rate of 2%, and a term loan of $1,500. The facility agreement is collateralized by all of the Company's assets. The agreement provides for borrowings under the working capital line of credit at 1% above the bank reference rate and expires on February 28, 2002. The bank's reference rate at September 30, 1999 was 8.5%. At September 30, 1999, there was $350 of borrowings under the working capital line of credit and $161 under standby letters of credit leaving $4,489 of credit available. The agreement contains various covenants among which are minimum working capital and tangible net worth requirements and a provision that restricts the payment of dividends in excess of 50% of net profits.

In February 1998, the Company entered into a one year $4,000 demand line of credit facility agreement, which was collateralized by all the Company's assets. The agreement provided for borrowing at 1% above the bank's reference rate (8.5% at September 30, 1998). Borrowings were limited to 80% of eligible accounts receivable and expired in February 1999, on which date the outstanding principal amount was repaid. As of September 30, 1998, the full balance under the line was available and the Company borrowed approximately $3,100 under the credit facility, of which approximately $1,118 was used for the repurchase of the Company's common stock, and Class A redeemable common stock purchase warrants with the balance used to fund current working capital requirements.

The weighted average interest rate on short-term borrowings outstanding as of September 30, 1999 and 1998 was 9.3% and 9.5%, respectively.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]

[6] Long-Term Debt

At September 30, 1999 and 1998, long-term debt consisted of the following:

                                                                                                   1 9 9 9     1  9 9 8

Note payable  under credit  facility  agreement  [See Note 5],  payable in equal quarterly principal  installments of $125 plus interest at 1.25% above bank's
   reference rate per annum through February 2002                                                  $1,250      $    --

Less:  Current Portion                                                                                500           --
                                                                                                   ------      -------
   Totals                                                                                          $  750      $    --
                                                                                                   ======      =======


Long-term debt at September 30, 1999 matures as follows:

2000                                                                                               $  500
2001                                                                                                  500
2002                                                                                                  250
                                                                                                   ------
   Total                                                                                           $1,250
                                                                                                   ======

[7] Leases

Operating Leases - The Company leases office space under operating leases expiring through September 2006.

Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of September 30, 1999 for each of the next five years and in the aggregate are:

Year ending
September 30,
   2000                                                  $  1,111
   2001                                                     1,137
   2002                                                     1,151
   2003                                                     1,057
   2004                                                       993
   Subsequent to 2004                                       1,776
                                                         --------
   Total Minimum Future Rental Payments                  $  7,225
                                                         ========

In addition, the Company is liable for its pro-rata share of increases in real estate taxes and escalations as provided in the lease agreements.

Rent expense was approximately $1,231, $1,017 and $617 for the years ended September 30, 1999, 1998 and 1997, respectively.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[8] Capital Stock

On September 11, 1998, the Company's Board of Directors authorized the repurchase of 1,000,000 shares of the Company's common stock, from time to time, in the open market or in privately negotiated transactions. During the year ended September 30, 1999, 969,000 shares were repurchased at a cost of $2,168. During the year ended September 30, 1998, 31,000 shares were repurchased at a cost of $64.

On December 18, 1996, the Company's Board of Directors authorized the repurchase of up to 500,000 shares of the Company's common stock, from time to time, in the open market or in privately negotiated transactions. The Company repurchased 10,000 shares during the year ended September 30, 1997, at a cost of $16. On October 31, 1997, the Company's Board of Directors terminated the December 18, 1996 common stock repurchase plan.

[9] Commitments and Contingencies

Litigation - The Company is party to litigation arising from the normal course of business. In managements' opinion, this litigation will not materially affect the Company's financial position, results of operations or cash flows.

Intangibles - In connection with certain acquisitions, the Company will be required to pay purchase price adjustments through September 2004 based on the achievement of various criteria. These additional payments are charged to intangibles and are amortized over the then remaining life of the intangible. Purchase price adjustments amounted to approximately $190 and $350 during the years ended September 30, 1999 and 1998, respectively. During the fiscal year ending September 30, 1999, the Company acquired two trade names for $350. The acquisitions also include potential purchase price adjustments.

[10] Options and Warrants

On April 1, 1994, the Company issued 175,000 Class A warrants and 175,000 Class B warrants in connection with certain bridge financing which was repaid on October 20, 1994. The Class A warrants are identical to those issued in the Company's initial public offering. The Class B warrants are identical to the Class A warrants except that the exercise price is $6.00 per share.

On October 20, 1994, in connection with its initial public offering the Company issued 2,300,000 Class A redeemable common stock purchase warrants. Each Class A warrant entitles the holder to purchase one share of common stock at $4.50 per share commencing October 20, 1995 and expired on October 20, 1999. The Class A warrants are redeemable at $.05 per warrant based on the achievement of certain criteria.

On October 20, 1994, in connection with its initial public offering, the Company granted to its underwriter an option to purchase an aggregate of 200,000 units of Company securities [consisting of one share of common stock and one Class A redeemable common stock purchase warrant] exercisable at $6.60 per unit commencing October 20, 1995 and expired on October 20, 1999.

On October 31, 1997, the Company's Board of Directors authorized the repurchase of up to 1,000,000 of the Company's Class A redeemable common stock purchase warrants in open market or privately negotiated transactions. On February 12, 1998, the Company completed the repurchase of 1,000,000 Class A redeemable common stock purchase warrants at a cost of $1,054.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[10] Options and Warrants [Continued]

On August 17, 1995, the Company adopted the 1995 Director's Stock Option Plan [the "Director's Plan"]. The Director's Plan provides for the grant of options to purchase up to 100,000 shares of common stock to Directors who are not employees of the Company. Options granted under the Director's Plan will be exercisable commencing a minimum of 6 months from the date of grant for a period of 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant. Options vest at a rate of 50% after one year and 50% after two years.

On August 6, 1993, the Company adopted the 1993 Long Term Incentive Plan [the "1993 Plan"], which was amended on June 24, 1994. The 1993 Plan provides for the issuance of incentive awards in the form of but not limited to stock options, stock appreciation rights, restricted stock and performance grants to purchase up to 1,500,000 shares of common stock and provides that all individuals performing services for the Company are eligible to receive incentive awards. The 1993 Plan is administered by a committee designated by the Board of Directors. The selection of participants, allotment of shares, determination of price and other conditions of purchase of any awards granted will be determined by such committee at its sole discretion. The purpose of the 1993 Plan is to attract and retain persons instrumental to the success of the Company. Incentive stock options granted under the 1993 Plan will be exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive stock option granted under the 1993 Plan to a stockholder owning more than 10% of the outstanding shares of the common stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant. Non-executive officer options vest at a rate of 33 1/3% after three years, 33 1/3% after four years and 33 1/3% after five years. Options to purchase 450,000 shares of common stock have been granted to executive officers and vest at a rate of 33 1/3% upon grant, 33 1/3% after six months and 33 1/3% after thirteen months.

On September 17, 1996, the Company adopted the 1996 Stock Option Plan [the "1996 Plan"]. The 1996 Plan provides for awards of incentive stock options and non-qualified options to purchase up to 1,000,000 shares of common stock to employees and directors of the Company. The 1996 Plan provides that non-qualified options must be granted at not less than 80% of fair market value on the date granted. No options at less than fair market value have been awarded. Non-executive officer options vest at a rate of 33 1/3% after three years, 33 1/3% after four years and 33 1/3% after five years. Executive officers vest at a rate of 33 1/3% after one year, 33 1/3% after two years and 33 1/3% after three years.

A summary of the activity in the option plans is as follows:

                                                                                      Weighted Average
                                                                     Shares            Exercise Price
                                                                     ------            --------------

Outstanding at October 1, 1996                                     1,773,500              $  1.71
   Granted                                                           246,750                 2.33
   Exercised                                                             --
   Expired/Canceled                                                  (55,000)                1.43
                                                                   ---------
   Outstanding at September 30, 1997                               1,965,250                 1.80
   Granted                                                           355,500                 2.70
   Exercised                                                         (22,997)                1.27
   Expired/Canceled                                                 (128,169)                1.85
                                                                   ---------
   Outstanding at September 30, 1998                               2,169,584                 1.95
   Granted                                                           190,000                 2.13
   Exercised                                                          (1,666)                1.25
   Expired/Canceled                                                  (94,000)                2.35
                                                                   ---------
   Outstanding at September 30, 1999                               2,263,918                 1.95
                                                                   =========
   Exercisable at September 30, 1999                               1,429,888              $  1.80
                                                                   =========

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[10] Options and Warrants [Continued]

No compensation cost was charged to earnings during the years ended September 30, 1999, 1998 and 1997. If compensation cost for the stock option plans had been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under SFAS No. 123, the Company's net income, basic and diluted earnings per share would have been reduced on a pro forma basis as indicated below:

                                                           1999          1998                1997
                                                           ----          ----                ----
Year ended September 30:
Net Income:
   As Reported                                           $  1,999      $    823           $      1,282
   Pro Forma                                             $  1,888      $    500           $        953

Basic Earnings Per Common Share:
   As Reported                                           $    .44      $    .16           $        .25
   Pro Forma                                             $    .42      $    .10           $        .19

Diluted Earnings Per Common Share:
   As Reported                                           $    .41      $    .14           $        .23
   Pro Forma                                             $    .40      $    .09           $        .17


The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions used for the grants awarded in 1999 and 1998, respectively:

                                                    September 30,
                                           1999         1998       1997
                                           ----         ----       ----

Dividend Yields                          0.00%           0.00%        0.00%
Expected Volatility                     88.86%         131.54%      105.29%
Risk-Free Interest Rate                  5.41%           4.32%        5.99%
Expected Lives                          4 Years        5.5 Years    4 Years

The weighted-average fair value of options granted was $1.42, $2.40 and $1.73 for the years ended September 30, 1999, 1998 and 1997, respectively.

The following table summarizes information about stock options at September 30, 1999:

                                 Outstanding                                      Exercisable
                                   Weighted          Weighted                     Weighted
  Range of                         Remaining         Average                      Average
Exercise Prices       Shares     Contractual Life  Exercise Price    Shares     Exercise Price
---------------       ------     ----------------  --------------    ------     --------------

$0.56 - $2.00       1,157,918        4.2 Years    $    1.47        717,988        $   1.35
$2.01 - $3.69       1,106,000        6.3 Years    $    2.45        712,000        $   2.25
                    ---------                                    ---------
                    2,263,918        4.9 Years    $    1.95      1,429,988        $   1.80
                    =========                                    =========

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[11] Income Taxes Expense

The provision for income tax expense consists of the following:

                                                                                                      September 30,
                                                                                        1999              1998                 1997
                                                                                      -------            -------             -------
Current:
   Federal                                                                            $ 1,283            $   524            $   836
   Utilization of Net Operating Loss Carryforward                                          (5)               (13)              (423)
   State and City                                                                         623                278                453
   Utilization of Net Operating Loss Carryforward                                        --                 --                 (230)
                                                                                      -------            -------            -------
   Total Current                                                                        1,901                789                636
                                                                                      -------            -------            -------
Deferred [Benefit]:
   Federal                                                                               (200)               (50)               (61)
   State and City                                                                         (97)               (29)               (23)
                                                                                      -------            -------            -------
   Total Deferred                                                                        (297)               (79)               (84)
                                                                                      -------            -------            -------
   Total Income Tax Expense                                                           $ 1,604            $   710            $   552
                                                                                      =======            =======            =======

Income tax at the federal statutory rate reconciled to the Company's effective rate is as follows:

                                                                                        September 30,
                                                                             1999           1998              1997
                                                                           -------         -------          -------

Federal Statutory Rate                                                      34.0%            34.0%            34.0%
Non Deductible Expenses                                                      2.2              1.9              4.4
Benefit of Net Operating Loss Carryforward                                   (.1)             (.9)           (23.1)
Change in Deferred Tax Asset Valuation Allowance                              --               --              7.8
State and City Income Taxes [Net of Federal Tax Benefit]                    11.5             12.0              8.1
Other                                                                       (3.1)             (.7)            (1.1)
                                                                           -----             ----             ----
   Effective Rate                                                           44.5%            46.3%            30.1%
                                                                           =====             ====             ====

The major  components  of  deferred  income tax assets  and  liabilities  are as follows:
                                                   September 30,
                                                1999           1998
                                                ----           ----
Deferred Tax Liabilities:
   Cash Basis Adjustments                $      --          $    (89)
   Accelerated Depreciation                    (65)              (90)
   Other                                        --                (9)
                                         ---------          --------
   Total Deferred Tax Liabilities              (65)             (188)
                                         ---------          --------
Deferred Tax Assets:
   Rent Deferrals                              276               240
   Net Operating Loss                           --                 5
   Reserves                                    121                79
   Other                                        47                --
   Deferred Revenue                             72                27
                                         ---------          --------
   Total Deferred Tax Assets                   516               351
                                         ---------          --------
Net Deferred Tax Asset                   $     451          $    163
                                         =========          ========

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[11] Income Taxes Expense [Continued]

The provision for income tax expense consists of the following:

                                                    September 30,
                                                    1999      1998
                                                 -------      -------

Net Current Deferred Tax Asset [Liability]      $    127    $    (14)
Net Noncurrent Deferred Tax Asset                    324         177
                                                --------    --------
   Net Deferred Tax Asset                       $    451    $    163
                                                ========    ========

As of September 30, 1999, the net current deferred tax asset is included in other current assets in the accompanying balance sheet.

As of September 30, 1998, the net current deferred tax liability is included in other current liabilities in the accompanying balance sheet.

[12] Earnings Per Share

The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended September 30, 1999, 1998 and 1997:

                                                                  September 30,
                                                       1999           1998               1997
                                                     -------         -------           -------

Basic Earnings Per Common Share                   $        .44      $      .16      $       .25
                                                   ===========       =========       ==========

Weighted Average Shares Outstanding - Basic          4,517,298       5,134,122        5,131,751
Dilutive Options                                       368,401         851,197          502,055
                                                   -----------       ---------       ----------

Weighted Average Shares Outstanding - Diluted        4,885,699       5,985,319        5,633,806
                                                   ===========       =========       ==========

   Diluted Earnings Per Common Share              $        .41      $      .14      $       .23
                                                   ===========       =========       ==========

[13] Retirement Plan

The Company maintains a 401[k] savings plan which covers substantially all employees. Under the plan, employees may elect to defer up to 15% of their salary, subject to the Internal Revenue Code limits. The Company may make a discretionary match as well as a discretionary contribution. No discretionary match or contribution was made, and no amount was charged to operations, during the years ended September 30, 1999, 1998 or 1997.

[14] Segment Information

Significant Customers - For the year ended September 30, 1999, one customer accounted for 10% of revenues from continuing operations. For the year ended September 30, 1998, another customer accounted for 14% of revenues from continuing operations. For the year ended September 30 1997, two customers each accounted for 11% of revenues from continuing operations.

Geographic Information - For the years ended September 31, 1999, 1998 and 1997, the Company derived substantially all of its revenues from businesses located in the United States, and no other country accounted for more than 10% of the Company's revenues.

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[14] Segment Information [Continued]

Business Segments - The Company is provider of staffing services organized into two primary operating divisions: temporary staffing and consulting and executive search and full-time contingency recruitment. The temporary staffing and consulting division provides services to companies seeking personnel in the information technology, accounting, human resources and legal areas. The executive search and full-time contingency recruitment division comprises ten lines of business, including five industry [capital markets, publishing and new media, healthcare and fashion services and banking], and five functional [information technology, accounting, human resources, legal and administrative support].

The Company evaluates performance based on the segments' profit from operations before unallocated corporate overhead. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies [see Note 2].

                                                  Temporary      Executive
                                                  Staffing and   Search and
                                                  Consulting     Full-Time         Corporate         Total
                                                  ----------     ---------         ---------         -----

Year ended September 30, 1999:
   Revenues                                     $     32,894   $     23,435      $      --        $     56,329
   Income from Operations                       $      2,424   $      2,328      $    (993)       $      3,759
   Capital Expenditures                         $        235   $        354      $     104        $        693
   Total Assets                                 $      6,401   $      7,508      $   4,439        $     18,348
   Depreciation and Amortization                $        253   $        210      $     197        $        660

Year ended September 30, 1998:
   Revenues                                     $     26,865   $     17,774      $      --        $     44,639
   Income from Operations                       $      1,206   $      1,159      $    (743)       $      1,622
   Capital Expenditures                         $        185   $        740      $     164        $      1,089
   Total Assets                                 $      6,268   $      6,643      $   3,824        $     16,735
   Depreciation and Amortization                $        209   $        162      $     145        $        516

Year ended September 30, 1997:
   Revenues                                     $     14,479   $     14,517      $      --        $     28,996
   Income from Operations                       $      1,129   $      1,085      $    (523)       $      1,691
   Capital Expenditures                         $        201   $        471      $     119        $        791
   Segment Assets                               $      5,064   $      3,980      $   3,771        $     12,815
   Depreciation and Amortization                $        122   $        113      $     102        $        337

Reconciliation to Net Income:

                                                          Years ended
                                                         September 30,
                                                 1999        1998       1997
                                                 ----        ----       ----

Segment Income from Operations             $    3,759   $   1,622    $   1,691
Unallocated Amounts:
   Interest and Dividend Income                   110         128          133
   Interest Expense                              (269)       (219)         (27)
   Realized Gain on Investments                     3           2           37
                                           ----------   ---------    ---------
   Income Before Income Tax Expense        $    3,603   $   1,533    $   1,834
                                           ==========   =========    =========

THE SOLOMON-PAGE GROUP LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]


[15] Fair Value of Financial Instruments

Effective October 1, 1995, the Company adopted SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. Carrying value approximates fair value for amounts classified as due from related parties as the receivables carry market rates of interest. For certain instruments, including cash and cash equivalents, trade receivables and trade payables and line of credit, it was estimated that the carrying amount approximates fair value for the majority of these instruments because of their short maturities.

[16] Quarterly Information [Unaudited]

                                                        Quarter Ended
                                     December 31,    March 31,   June 30,     September 30,
                                     ------------    ---------   --------     -------------
Fiscal 1999:
   Revenues                          $   11,516     $ 12,779    $  16,151      $  15,928
   Income from Operations                   342          733        1,768            926
   Net Income                               165          372          929            533
   Net Income per Share - Basic             .03          .08          .21            .12
   Net Income per Share - Diluted           .03          .08          .20            .11

[17] New Authoritative Accounting Pronouncements

The Financial Accounting Standards Board ["FASB"] issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statements No. 133." The Statement defers for one year the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is in the process of evaluating this SAB and the effect it will have on our future consolidated financial statements and future revenue recognition policy.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of Solomon-Page as of September 30, 1999 and 1998 and for each of the years in the three year period ended September 30, 1999, included in this proxy statement, have been audited by Moore Stephens, P.C., independent auditors, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. It is expected that representatives of Moore Stephens, P.C. will be present at the special meeting, both to respond to appropriate questions of stockholders of Solomon-Page and to make a statement if they so desire.


                              STOCKHOLDER PROPOSALS

         If the merger is consummated, there will be no public stockholders of Solomon-Page and no public participation in any future meetings of stockholders of Solomon-Page. However, if the merger is not consummated, Solomon-Page's public stockholders will continue to be entitled to attend and participate in Solomon-Page stockholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any stockholder of Solomon-Page who wishes to present a proposal at the next annual meeting of stockholders of Solomon-Page (in the event the merger is not consummated), and who wishes to have such proposal included in Solomon-Page's proxy statement for that meeting, must deliver a copy of such proposal to Solomon-Page at 1140 Avenue of the Americas, New York, New York 10036, Attention: Corporate Secretary, so that it is received no later than May 1, 2001.

         In addition, Solomon-Page's by-laws require that a stockholder give advance notice to Solomon-Page of nominations for election to the board of directors and of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in Solomon-Page's proxy statement in accordance with Rule 14a-8). Such stockholder's notice must be given in writing, include the information required by the by-laws of Solomon-Page, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Solomon-Page at its principal offices. Solomon-Page must receive such notice not less than 45 days prior to the date in the current year that corresponds to the date in the prior year on which Solomon-Page first mailed its proxy materials for the prior year's annual meeting of stockholders. While Solomon-Page has not set a date for a 2001 Annual Meeting of Stockholders, if a meeting were held on October 30, 2001 (the date that corresponds to the date on which the special meeting is being held), notice of a director nomination or stockholder proposal made otherwise than in accordance with Rule 14a-8 would be required to be given to Solomon-Page no later than June 1, 2001.

         The advance notice provisions of Solomon-Page's by-laws supersede the notice requirements contained in Rule 14a-4 under the Exchange Act. Any stockholder proposal must also comply with other applicable provisions of Solomon-Page's Certificate of Incorporation and by-laws and with the rules and regulations under the Exchange Act. Solomon-Page will not consider a stockholder proposal unless it is presented in accordance with the foregoing requirements.


                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows Solomon-Page to "incorporate by reference" information into its proxy statement, which means that Solomon-Page can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this proxy statement and are deemed to be a part hereof:

         (1) Solomon-Page's Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

         (2) Solomon-Page's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

         (3) Solomon-Page's Current Reports on Form 8-K filed on April 3, 2000 and June 30, 2000.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement.

         Solomon-Page also incorporates by reference the information contained in all other documents Solomon-Page files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

         Solomon-Page undertakes to provide by first class mail, without charge and within one business day after receipt of any request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above that have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Solomon-Page's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 is accompanied by a list briefly describing all the exhibits not contained therein. Solomon-Page will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to Solomon-Page's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to The Solomon-Page Group Ltd., 1140 Avenue of the Americas, New York, New York 10036; telephone number
(212) 403-6100, attention: Eric M. Davis, Secretary.


                                 OTHER BUSINESS


         The board of directors does not know of any other matters to be presented for action at the special meeting. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.


                              AVAILABLE INFORMATION


         The merger is a "going private" transaction. Mergeco, the management group and Solomon-Page have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. The Schedule 13E-3 contains additional information about Solomon-Page. Copies of the written reports presented by Legg Mason to the special committee, including Legg Mason's opinion as to the fairness of the consideration to be received in the merger, were filed as exhibits to such Schedule 13E-3. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Solomon-Page during regular business hours by any interested stockholder of Solomon-Page, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to The Solomon-Page Group Ltd., 1140 Avenue of the Americas, New York, New York 10036, attention: Eric M. Davis, Secretary.

         Solomon-Page is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at

"HTTP://WWW.SEC.GOV." The Solomon-Page's common stock is quoted on the National Association of Securities Dealers Automated Quotation (Nasdaq) SmallCap Market under the symbol "SOLP," and certain reports, proxy statements and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, 33 Whitehall Street, New York, NY 10004-2193.



                                        By Order of the Board of Directors


                                        /s/ Eric M. Davis
                                        ------------------
                                        Eric M. Davis
                                        Secretary



New York, New York
September 29, 2000

                                                                       ANNEX A-1

                              AMENDED AND RESTATED



                          AGREEMENT AND PLAN OF MERGER




                                 BY AND BETWEEN





                          THE SOLOMON-PAGE GROUP LTD.,
                             A DELAWARE CORPORATION,





                                       AND





                               TSPGL MERGER CORP.,
                             A DELAWARE CORPORATION




                              DATED: June 28, 2000

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE I

    DEFINITIONS..............................................................1
    Section 1.1   Defined Terms..............................................1
    Section 1.2   Other Defined Terms........................................3

ARTICLE II

    THE MERGER...............................................................4
    Section 2.1   The Merger.................................................4
    Section 2.2   Effective Time.............................................4
    Section 2.3   Closing....................................................4
    Section 2.4   Certificate of Incorporation and By-Laws...................5
    Section 2.5   Directors..................................................5

ARTICLE III

    EFFECT OF MERGER ON SECURITIES OF MERGECO AND THE COMPANY................5
    Section 3.1   Cancellation of Mergeco Common Stock.......................5
    Section 3.2   Conversion of Certain Company Common Stock for Merger
                  Consideration; Converted Shares; Treasury Shares...........5
    Section 3.3   Options....................................................6
    Section 3.4   Exchange of Certificates...................................6
    Section 3.5   Dissenting Shares..........................................8

ARTICLE IV

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................8
    Section 4.1   Organization and Capitalization............................8
    Section 4.2   Authorization..............................................9
    Section 4.3   Subsidiary................................................10
    Section 4.4   Absence of Certain Changes or Events......................10
    Section 4.5   No Conflict or Violation..................................10
    Section 4.6   Consents and Approvals....................................10
    Section 4.7   Corporate Proceedings.....................................11
    Section 4.8   Required Company Vote.....................................11
    Section 4.9   Proxy Statement; Schedule 13E-3...........................11

ARTICLE V

    REPRESENTATIONS AND WARRANTIES OF MERGECO................................12
    Section 5.1   Organization...............................................12
    Section 5.2   Authorization..............................................12
    Section 5.3   Consents and Approvals.....................................12
    Section 5.4   No Conflict or Violation...................................12
    Section 5.5   Proxy Statement; Schedule 13E-3............................13
    Section 5.6   Financing..................................................13
    Section 5.7   Mergeco's Operations.......................................13
    Section 5.8   Status of Representations of the Company...................13
    Section 5.9   No Brokerage...............................................14

ARTICLE VI

    COVENANTS OF THE COMPANY AND MERGECO.....................................14
    Section 6.1   Maintenance of Business Prior to Closing...................14
    Section 6.2   Investigation by Mergeco...................................14
    Section 6.3   Consents and Efforts; Other Obligations....................15
    Section 6.4   Other Offers...............................................16
    Section 6.5   Meeting of Stockholders....................................17
    Section 6.6   Proxy Statement............................................18
    Section 6.7   Schedule 13E-3.............................................18
    Section 6.8   Director and Officer Liability.............................19
    Section 6.9   Notices of Certain Events..................................20
    Section 6.10  Further Assurances.........................................21
    Section 6.11  Financing..................................................21
    Section 6.12  Voting.....................................................21

ARTICLE VII

    CONDITIONS TO THE MERGER.................................................21
    Section 7.1   Conditions to the Obligations of Each Party................21
    Section 7.2   Conditions to the Obligations of the Company...............22
    Section 7.3   Conditions to the Obligations of Mergeco...................23

ARTICLE VIII

    MISCELLANEOUS............................................................23
    Section 8.1   Termination................................................23
    Section 8.2   Assignment.................................................25
    Section 8.3   Notices....................................................25
    Section 8.4   Entire Agreement; Waivers..................................26

    Section 8.5   Multiple Counterparts......................................26
    Section 8.6   Invalidity.................................................26
    Section 8.7   Titles.....................................................26
    Section 8.8   Fees and Expenses..........................................26
    Section 8.9   Cumulative Remedies........................................27
    Section 8.10  Governing Law..............................................27
    Section 8.11  Amendment..................................................27
    Section 8.12  Public Announcements.......................................27
    Section 8.13  Enforcement of Agreement...................................27
    Section 8.14  Non-survival of Representations and Warranties.............27
    Section 8.15  Interpretive Provisions....................................28


EXHIBITS

Exhibit A         Converted Shares
Exhibit B         Directors of the Surviving Corporation


SCHEDULES

Disclosure Schedule
                  Schedule 4.1(b)       Outstanding Options

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                  This Amended and Restated Agreement and Plan of Merger (this "Agreement"), dated June 28, 2000, is by and between THE SOLOMON-PAGE GROUP LTD., a Delaware corporation (the "Company"), and TSPGL MERGER CORP., a Delaware corporation ("Mergeco").

                                    RECITALS

                  A. On March 31, 2000, the Company and Mergeco entered into a merger agreement pursuant to which, among other things, the Company was to be merged with and into Mergeco, and each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares, Converted Shares and Dissenting Shares, if any) were automatically to be changed into the right to receive $4.25 per share in cash (the "Original Agreement").

                  B. In light of additional financial data that became available to the Special Committee subsequent to the execution of the Original Agreement, the Special Committee consulted with the Financial Advisor and requested that negotiations be reopened in respect of the Merger Consideration.

                  C. After  negotiations  between the  Management  Group and the
Special   Committee,   the  Management  Group  agreed  to  increase  the  Merger
Consideration.

                  D. In order to give effect, among other things, to the parties' agreement to increase the Merger Consideration, the Company and Mergeco desire to amend and restate the Original Agreement as set forth herein.

                  E. This Agreement provides for the merger (the "Merger") of the Company with and into Mergeco, with Mergeco as the surviving corporation in such merger, all in accordance with the provisions of this Agreement.

                  F. The respective Boards of Directors of Mergeco and the Company and the stockholders of Mergeco have approved this Agreement and the Merger, and have deemed the Agreement and the Merger advisable, fair to and in the best interests of their respective companies and stockholders. The Company intends promptly to submit to its Stockholders the approval of the Merger and the approval and adoption of this Agreement.

                  G.  The  parties  desire  to  make  certain   representations,
warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

                  "Affiliate" shall mean, with respect to any person or entity (the "referent person"), any person or entity that controls the referent person, any person or entity that the referent person controls, or any person or entity that is under common control with the referent person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, by contract or otherwise.

                  "Assets" shall mean all of the Company's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest whatsoever.

                  "Board" shall mean the Board of Directors of the Company.

                  "Company Common Stock" shall mean the Common Stock having a par value of $0.001 per share of the Company.

                  "Converted Shares" shall mean the shares of Company Common Stock owned of record and beneficially by the Stockholders listed on Exhibit A hereto.

                  "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  "Dissenting Stockholders" shall mean those Stockholders who hold Dissenting Shares.

                  "Dissenting Shares" shall mean any shares held by Stockholders who are entitled to an appraisal of their shares under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect to their Company Common Stock in accordance with the DGCL.

                  "Equity Securities" shall mean (i) shares of capital stock or other equity securities, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, any capital stock or other equity securities and (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Financial   Advisor"  shall  mean  Legg  Mason  Wood  Walker,
Incorporated.

                  "GAAP" shall mean, with respect to any person, generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                  "Management Group" shall mean Herbert Solomon, Lloyd B. Solomon and Scott R. Page.

                  "Material Adverse Effect" or "Material Adverse Change" or a similar phrase shall mean any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations of the Company and the Subsidiary, taken as a whole, or (ii) the relations with customers, suppliers, distributors or employees of the Company and the Subsidiary, taken as a whole, or (iii) the right or ability of the Company to consummate any of the transactions contemplated hereby, other than (A) changes relating to (x) the securities markets in general, (y) conditions in the staffing and recruitment industry in general, or (z) general economic conditions, or (B) changes resulting from the announcement of the transactions contemplated by this Agreement.

                  "Mergeco Common Stock" shall mean the Common Stock having a par value of $0.001 per share of Mergeco.

                  "Options" shall mean the options to purchase in the aggregate 1,813,418 shares of Company Common Stock issued to certain key employees and non-employee directors of the Company pursuant to the Stock Option Plans and outside of any of the Stock Option Plans.

                  "Personnel" shall mean all directors, officers and employees of the Company.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Special   Committee"  shall  mean  a  special   committee  of
independent directors of the Company constituted to consider the transactions contemplated by this Agreement.

                  "Special   Meeting"   shall  mean  the   Special   Meeting  of
Stockholders of the Company.

                  "Stock Option Plans" shall mean the Company's 1993 Long Term Incentive Plan, 1995 Directors' Stock Option Plan and 1996 Stock Option Plan.

                  "Stockholders" shall mean the record holders of Company Common Stock.

                  "Subsidiary"   shall  mean,   with  respect  to  the  Company,
Information Technology Partners, Inc., a Delaware corporation.

                  "Treasury Shares" shall mean Company Common Stock held in treasury by the Company.

                  Section 1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the meanings defined for such terms in the Recitals or Sections set forth below:

                         TERM                            SECTION
                         ----                            -------

                  "Acquisition Proposal"                 6.4 (a)
                  "Claim"                                6.8(a)
                  "Closing"                              2.3
                  "Closing Date"                         2.3
                  "Company Reports"                      4.7
                  "Disclosure Schedule"                  Article IV Preamble
                  "Effective Time"                       2.2
                  "Exchange Fund"                        3.4 (d)
                  "Fairness Opinion"                     4.11(a)
                  "Financial Statements"                 4.7
                  "Financing"                            5.6
                  "Financing Commitment Letter"          5.6
                  "Indemnified Party"                    6.8(a)
                  "Laws"                                 4.10
                  "Merger"                               Recitals
                  "Merger Consideration"                 3.2 (a)
                  "Original Agreement"                   Recitals
                  "Paying Agent"                         3.4 (a)
                  "Payment Event"                        6.4 (b)
                  "Preferred Stock"                      4.1(b)
                  "Proxy Statement"                      6.6 (a)
                  "Regulatory Filings"                   4.6
                  "Requisite Stockholder Vote"           4.8
                  "Schedule 13E-3"                       6.7
                  "Stockholders Agreement"               7.3 (f)
                  "Surviving Corporation"                2.1
                  "Surviving Corporation Common Stock    3.2(b)

                  "Third Party"                          6.4


                                   ARTICLE II

                                   THE MERGER

                  Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Mergeco. Upon the effectiveness of the Merger, the separate corporate existence of the Company shall cease and Mergeco, under the name "The Solomon-Page Group Ltd." shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects specified under the DGCL.

                  Section 2.2 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time of filing of the certificate of merger or at such later time as is specified therein (the "Effective Time").

                  Section 2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York at 10:00 a.m., local time, on the second business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Mergeco and the Company may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

                  Section 2.4 Certificate of Incorporation and By-Laws.

                  (a) At the Effective Time, and without any further action on the part of the Company or Mergeco, the certificate of incorporation of Mergeco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation following the Merger, until thereafter further amended as provided therein and under the DGCL.

                  (b) At the Effective Time, and without any further action on the part of the Company or Mergeco, the by-laws of Mergeco as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving
Corporation following the Merger, until thereafter changed or amended as provided therein and under the DGCL.

                  Section 2.5 Directors. The directors of the Surviving Corporation shall be those individuals set forth on Exhibit B hereto who shall hold such positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                   ARTICLE III

            EFFECT OF MERGER ON SECURITIES OF MERGECO AND THE COMPANY

                  Section 3.1 Cancellation of Mergeco Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shares of Mergeco Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and no consideration shall be paid with respect thereto.

                  Section 3.2 Conversion of Certain Company Common Stock for Merger Consideration; Converted Shares; Treasury Shares.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares, Converted Shares and Dissenting Shares, if any) shall automatically be changed into the right to receive, and each certificate which immediately prior to the Effective Time represented a share of such Company Common Stock shall evidence solely the right to receive, $5.25 in cash (the "Merger Consideration") upon surrender of the certificate formerly representing Company Common Stock as provided in Section 3.4.


                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Converted Share shall be converted into and shall become one duly authorized, validly issued, fully paid and non-assessable share of Mergeco Common Stock (the "Surviving Corporation Common Stock"), such shares of Surviving Corporation Common Stock to comprise 1,894,500 shares of the Surviving Corporation.

                  (c) All Treasury Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and no consideration shall be paid with respect thereto.

                  Section 3.3 Options.

                  (a) As of the Effective Time, each outstanding Option granted under the Stock Option Plans or otherwise whether or not then exercisable, shall be canceled by the Company, and as of the Effective Time, the former holder thereof (which for purposes of this Section 3.3 shall exclude the Management Group) shall be entitled to receive from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of
(i) the number of shares of Company

Common Stock subject to such Option at the time of such cancellation (whether or not vested or exercisable) and (ii) the excess, if any, of the Merger Consideration per share over the exercise price per share subject to such Option at the time of such cancellation, reduced by the amount of withholding or other taxes required by law to be withheld.

                  (b) The Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate as of the Effective Time, and the Company shall exercise its best efforts to ensure that following the Effective Time, no current or former employee or director shall have any Option to purchase shares of the Company Common Stock or any other equity interest in the Company under any Stock Option Plan or otherwise.

                  (c) Prior to the Effective Time, the Board (or, if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or use reasonable efforts to take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this Section 3.3.

                  Section 3.4 Exchange of Certificates.

                  (a) Substantially contemporaneously with the Effective Time, Mergeco shall cause to be deposited with a paying agent to be jointly selected by the Company (acting through the Special Committee) and Mergeco (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock (other than Treasury Shares, Converted Shares and Dissenting Shares), for payment in accordance with this Article III, the funds necessary to pay the Merger Consideration for each share as to which the Merger Consideration shall be payable.

                  (b) As soon as practicable after the Effective Time, and using its reasonable best efforts to do so within three business days thereafter, the Paying Agent shall mail to each holder of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Treasury Shares, Converted Shares and Dissenting Shares, if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Paying Agent and shall be in such form and have such other provisions as Mergeco and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of each certificate in exchange for payment of the Merger Consideration. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates that immediately prior to the Effective Time represented such shares of Company Common Stock, upon surrender to the Paying Agent of such certificate or certificates, together with a properly completed letter of transmittal, and acceptance thereof by the Paying Agent, shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such certificate. No interest shall be paid or accrue on the Merger Consideration. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates formerly representing shares of Company Common Stock that have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. Until surrendered as contemplated by this Section 3.4(b), each certificate formerly representing shares of such Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each such share of Company Common Stock.

                  (c) Subject to the provisions of the DGCL, all cash paid upon the surrender for exchange of certificates formerly representing shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

                  (d) Any cash  deposited with the Paying Agent pursuant to this
Section 3.4 (the "Exchange Fund") that remains undistributed to the holders of the certificates formerly representing shares of Company Common Stock one year after the Effective Time shall be delivered to the Surviving Corporation at such time and any former holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

                  (e) None of Mergeco, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law.

                  (f) In the event any certificate formerly representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

                  Section 3.5 Dissenting Shares. Notwithstanding Section 3.2 hereof, Dissenting Shares shall not be converted into the right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his shares under Section 262 of the DGCL, or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in
Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been converted as of the Effective Time, into the right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section
3.2 hereof. The Company shall give Mergeco prompt notice of any demands received by the Company for appraisal of shares, and Mergeco shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Mergeco, make any payment with respect to, or settle or offer to settle, any such demands.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Mergeco to enter into this Agreement, the Company hereby makes, as of the date hereof, the following representations and warranties to Mergeco, except as otherwise set forth in a written disclosure schedule (the "Disclosure Schedule") delivered by the Company to Mergeco prior to the date hereof, a copy of which is attached hereto.

                  Section 4.1 Organization and Capitalization.

                  (a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease the Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has delivered to Mergeco true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). The Company is not in violation of any provision of its certificate of incorporation or by-laws.

                  (b) Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock having a par value of $1.00 per share (the "Preferred Stock"). As of May 31, 2000, there were 4,153,948 shares of Company Common Stock and no shares of Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued and no shares of Preferred Stock have been issued, except shares of Company Common Stock issued upon the exercise of Options outstanding under any Stock Option Plan or otherwise. As of May 31, 2000, Options to acquire 1,213,418 shares of Company Common Stock pursuant to the Stock Option Plans or otherwise were outstanding.
Schedule 4.1(b) includes a complete and correct list of outstanding Options under the Stock Option Plans or otherwise (including the number of Options and exercise price of each such Option) held by each employee, director or other person other than the Management Group. Except for the outstanding Options, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(b) or on Schedule 4.1(b), (i) there are no outstanding Equity Securities of the Company and (ii) the Company is not a party to any commitments, agreements or obligations of any kind or character for (A) the issuance or sale of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company.

                  (c) Voting Trusts, Proxies, Etc. The Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company.

                  Section 4.2 Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to (i) the approval of this Agreement and the transactions contemplated hereby by the Requisite Stockholder Vote, and (ii) the filing and recordation of appropriate merger documents as required by, and in accordance with, the DGCL, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

                  Section 4.3 Subsidiary.

                  (a) Ownership; Capitalization. The Company is the record and beneficial owner of all of the outstanding shares of capital stock of the Subsidiary. All of the outstanding shares of capital stock of the Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except for the outstanding capital stock of the Subsidiary owned by the Company, (i) there are no outstanding Equity Securities of the Subsidiary and (ii) the Company is not a party to commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Subsidiary or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Subsidiary. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to or concerning the purchase, sale or voting of the Equity Securities of the Subsidiary.

                  (b) Organization. The Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its assets and properties. The Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has delivered to Mergeco true, correct and complete copies of the Subsidiary's certificate of incorporation and by-laws (in each case, as amended to date).

                  Section 4.4 Absence of Certain Changes or Events. Since October 1, 1999, (i) the Company has been operated in the ordinary course of business, consistent with past practice, and (ii) there has been no Material Adverse Change.

                  Section 4.5 No Conflict or Violation. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by the Company will result in (i) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of the Company, or (ii) a violation by the Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to it, except for such violations that would not have, individually or in the aggregate, a Material Adverse Effect.

                  Section 4.6 Consents and Approvals. No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than (i) filings required in connection with or in compliance with the provisions of the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), (ii) the filing of the Merger Certificate under the DGCL (iii) filings under the rules and regulations of The Nasdaq Stock Market and (iv) those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations, that have been, or will be prior to the Closing Date, obtained or made, except those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations, the failure of which to obtain would not have a Material Adverse Effect or prevent or materially delay the Merger.

                  Section 4.7 Corporate Proceedings.

                  (a) The  Special  Committee  has  received  the  opinion  (the
"Fairness Opinion") of the Financial Advisor dated the date hereof, substantially to the effect that the Merger Consideration to be received by the holders of the Company Common Stock (other than the Management Group) in the Merger is fair from a financial point of view.

                  (b) The Special Committee (at a meeting duly called and held at which a quorum was present) has determined that this Agreement and the Merger are advisable and in the best interests of the Company and the Stockholders and are fair to and in the best interests of the Company and the Stockholders (other than the Management Group), and has recommended the adoption of this Agreement to the Board, subject to the rights of the Special Committee set forth in
Section 6.4 hereof.

                  (c) The Board, based on the unanimous recommendation of the Special Committee (at a meeting duly called and held at which a quorum was present), has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and the Stockholders (other than the Management Group) and are fair to and in the best interests of the Company and the Stockholders (other than the Management Group), (ii) approved this Agreement and the Merger, and (iii) resolved to recommend the adoption of this Agreement and the Merger by the Stockholders of the Company, subject to the rights of the Special Committee set forth in Section 6.4 hereof. Such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the restrictions of Section 203 of the DGCL or any antitakeover provision in the Company's certificate of incorporation and by-laws.

                  Section 4.8 Required Company Vote. The affirmative vote of (i) the holders of 66-2/3% of the outstanding shares of Company Common Stock and
(ii) the holders of a majority of the outstanding shares of Company Common Stock not owned, directly or indirectly, by any member of the Management Group are the only votes of the holders of any class or series of the Company's equity securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby (such votes being collectively referred to as the "Requisite Stockholder Vote").

                  Section 4.9 Proxy Statement; Schedule 13E-3. The information concerning the Company and its officers, directors, employees and stockholders supplied by and relating to the Company for inclusion in the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company makes no representation or warranty with respect to any information supplied by Mergeco, the Management Group or any of their respective stockholders, directors, officers and/or representatives that is contained in the Proxy Statement or in the Schedule 13E-3.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF MERGECO

                  As an inducement to the Company to enter into this Agreement, Mergeco hereby makes the following representations and warranties as of the date hereof to the Company:

                  Section 5.1 Organization. Mergeco is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties. Mergeco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on Mergeco. Mergeco has delivered to the Company true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). Mergeco is not in violation of any provision of its certificate of incorporation or by-laws.

                  Section 5.2 Authorization. Mergeco has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and all agreements and documents contemplated hereby and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Mergeco and is a legal, valid and binding obligation of Mergeco, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

                  Section 5.3 Consents and Approvals. No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body or other person or entity is required to be made or obtained by Mergeco in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any Regulatory Filings and the filing of the Merger Certificate under the DGCL.

                  Section 5.4 No Conflict or Violation. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by Mergeco will result in (i) a violation of or a conflict with any provision of the certificate of incorporation or by- laws of Mergeco, (ii) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such contract), any term or provision of any contract, indenture, lease, encumbrance, permit, or authorization or concession to which Mergeco is a party or by which any of its assets are bound, which breach, default or creation of any such right would reasonably be expected to have a material adverse effect on Mergeco.

                  Section 5.5 Proxy Statement; Schedule 13E-3. The information concerning Mergeco and its officers, directors, employees and shareholders supplied by and relating to Mergeco for inclusion in the Proxy Statement and the
Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Mergeco makes no representation or warranty with respect to any information supplied by the Company or any of its representatives that is contained in the Proxy Statement or in the Schedule 13E-3.

                  Section 5.6 Financing. Mergeco has delivered to the Company complete and correct executed copies of the Commitment Letter (the "Financing Commitment Letter") issued in connection with the senior secured debt financing of the transactions contemplated hereby (the "Financing"). Assuming satisfaction of all applicable conditions set forth in the Financing

Commitment Letter and full funding thereunder, Mergeco and the Company at Closing shall have sufficient funds to consummate the transactions contemplated hereby.

                  Section 5.7 Mergeco's Operations. Mergeco has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                  Section 5.8 Status of Representations of the Company.

                  In entering into the Agreement, Mergeco:

                  (a) acknowledges that, other than as set forth in this Agreement, as of the date of execution of this Agreement, none of the Company, or any of its directors or officers, makes any representation or warranty, either express or implied, as to the accurateness or completeness of any of the information provided or made available to Mergeco or its agents or representatives prior to the execution of this Agreement;

                  (b) agrees to the fullest extent permitted by law, that none of the Company, nor any of its respective directors, officers, employees, stockholders, Affiliates, agents or representatives, shall have any liability or responsibility whatsoever to Mergeco based upon any information provided or made available, or statements made, to Mergeco prior to the execution of this Agreement; and

                  (c) acknowledges that prior to the date hereof, none of the officers of the Company has any actual knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect. If an officer of Mergeco or any member of the Management Group had actual knowledge prior to the execution of this Agreement of any breach by the Company of any representation, warranty, covenant, agreement or condition of this Agreement, such breach shall not be deemed to be a breach of this Agreement for any purpose hereunder, and neither Mergeco nor any member of the Management Group shall have any claim or recourse against the Company or its Personnel, affiliates, controlling persons, agents, advisors or representatives with respect to such breach.

                  Section 5.9 No Brokerage. None of Mergeco or any of its officers, directors, employees, stockholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or entity to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement.


                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND MERGECO

                  The Company and Mergeco covenant and agree with each other that from the date hereof through the Closing:

                  Section 6.1 Maintenance of Business Prior to Closing. Prior to the Effective Time, except as set forth in the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Mergeco has consented in writing thereto, such consent not to be unreasonably withheld or delayed, the Company:

                  (a) except as contemplated by Section 6.4 hereof, shall conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

                  (b) shall use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees and maintain satisfactory relationships with those persons having business relationships with it;

                  (c) shall promptly notify Mergeco of any Material Adverse Change; and

                  (d) shall promptly deliver to Mergeco correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

                  Section 6.2 Investigation by Mergeco. The Company shall allow Mergeco, and its counsel, accountants and other representatives and the financial institution (and its counsel and representatives) providing or proposed to provide the Financing, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, facilities, business and operations of the Company and to inspect and make copies of contracts, books and records and all other documents and information reasonably related to the operations and business of the Company including, without limitation, historical financial information concerning the business of the Company and to meet with designated Personnel of the Company and/or their representatives. The Company shall furnish to Mergeco promptly upon request (i) all additional documents and information with respect to the affairs of the Company relating to its business in its possession and (ii) access to the Personnel and to the Company's accountants and their counsel as Mergeco, or its counsel or accountants, may from time to time reasonably request, and the Company shall instruct its Personnel, accountants and counsel to cooperate with Mergeco, and to provide such documents and information as Mergeco, or its representatives may request, and Mergeco and the members of the Management Group will hold, and will use their reasonable best efforts to cause their respective counsel, accountants and other representatives and the financial institution (and its counsel and representatives) providing or proposed to provide the Financing, any nonpublic information in confidence.

                  Section 6.3 Consents and Efforts; Other Obligations.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this

Agreement, including, without limitation, with respect to Mergeco, its obtaining the Financing. Mergeco and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. For purposes of this Section 6.3, best efforts shall not include the obligation to make any payment to any third party as a condition to obtaining such party's consent or approval.

                  (b) The Company will provide, and will cause its officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of the Financing, including without limitation, (i) participation in meetings and due diligence sessions, and (ii) the execution and delivery of any Commitment Letter, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including such comfort letters of accountants and legal opinions as may be requested by Mergeco; provided that the form and substance of any of the material documents referred to in clause (ii) shall be substantially consistent with the terms and conditions of the Financing.

                  (c) The Company shall give prompt written notice to Mergeco if the Company obtains actual knowledge of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would reasonably be expected to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Effective Time, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Company or any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of Mergeco hereunder.

                  (d) Mergeco and each member of the Management Group shall give prompt written notice to the Company if Mergeco or any member of the Management Group obtains actual knowledge of (i) the occurrence, or failure to occur, of any event which occurrence or failure would reasonably be expected to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Effective Time, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Company or any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement provided, however, that no such notification shall affect the representations and warranties of the Company or the conditions to the obligations of Mergeco hereunder.

                  Section 6.4 Other Offers.

                  (a) The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company authorize or permit any of its or its officers, directors, agents, representatives or advisors to (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group, other than Mergeco and its representatives and Affiliates, relating to (A) any acquisition or purchase of 25% or more of the assets, or of over 25% of any class of Equity Securities of, the Company or the Subsidiary, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of Equity Securities of the Company, or (C) any merger, consolidation, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as an "Acquisition Proposal"), or agree to or endorse any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Mergeco and its representatives and Affiliates) to do or seek any of the foregoing, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any Equity Securities of the Company; provided, however, that the foregoing shall not prohibit the Special Committee or the Board (acting through the Special Committee) (either directly or indirectly through advisors, agents or other intermediaries) from (v) furnishing information in writing or orally (through the Company's employees and advisors) pursuant to a customary confidentiality letter (a copy of which shall be provided for informational purposes only to Mergeco) concerning the Company and its businesses, properties or Assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Mergeco (a "Third Party") in response to any unsolicited inquiry, proposal or offer, (w) engaging in discussions or negotiations with such a Third Party that has made such inquiry, proposal or offer, (x) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (y) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 4.7 hereof, and/or (z) terminating this Agreement but in each case referred to in the foregoing clauses (x) through (z), only to the extent that the Special Committee shall have concluded in good faith upon the advice of legal counsel that such action is consistent with the Special Committee's (and the Board's) fiduciary duties to the stockholders of the Company under applicable law. The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any of the foregoing.

                  (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Mergeco, within three business days following such event, the reasonable out-of-pocket expenses incurred by Mergeco in connection with or relating to this Agreement and the Merger, which shall include reasonable fees and expenses of legal counsel, accountants, a financial advisor to Mergeco and the commitment fees related to the financing of the Merger actually paid or contractually required to be paid to investment funds, banks or other financial institutions providing the Financing up to a maximum reimbursement amount of $500,000. "Payment Event" means the termination of this Agreement pursuant to
Section 8.1(a)(iv) or (v).

                  (c) The Special Committee shall (i) promptly notify Mergeco (in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Mergeco of the terms of any proposal that it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Mergeco with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Mergeco reasonably informed of the status of such offer and the offeror's efforts and activities with respect thereto.

                  (d) This Section 6.4 shall survive any termination of this Agreement, however caused.

                  Section  6.5 Meeting of  Stockholders.  Except as set forth in
Section 6.4 hereof, (i) the Company acting through the Board shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting as promptly as practicable after SEC clearance of the Proxy Statement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby, and (ii) the Board, based on the recommendation of the Special Committee, shall recommend such approval and shall take all lawful action to solicit such approval.

                  Section 6.6 Proxy Statement.

                  (a) Mergeco and the Company shall cooperate and prepare, and, as soon as practicable after the date of this Agreement, the Company shall file with the SEC, a proxy statement with respect to the Special Meeting (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock. The Company shall comply in all respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Board in favor of the Merger, except as otherwise provided herein. The Company shall use all reasonable efforts, and Mergeco will cooperate with the

Company, to have all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

                  (b) The information provided by each of the Company and Mergeco for use in the Proxy Statement shall not, as of (i) the time of the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Stockholders or (ii) the time of the Special Meeting contemplated by such Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or its respective officers or directors, should be discovered by such party that should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the Company and Mergeco thereof and take appropriate action in respect thereof.

                  (c) No amendment or supplement to the Proxy Statement shall be made by Mergeco or the Company without notice to the other party. The Company shall promptly advise Mergeco of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  Section 6.7 Schedule 13E-3.

                  (a) As soon as practicable after the date of this Agreement, Mergeco and the members of the Management Group and the Company shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3"), with respect to the Merger. Mergeco and the Company shall cooperate and provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. The information provided by each of the Company and Mergeco for use in the Schedule 13E-3 shall not, as of time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

                  (b) No amendment or supplement to the Schedule 13E-3 shall be made by Mergeco or the Company without notice to the other party. Mergeco shall promptly advise the Company of any request by the SEC for amendment of the
Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

                  Section 6.8 Director and Officer Liability.

                  (a) From and after the consummation of the Merger, the parties shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company or the Subsidiary against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation(which approval shall not be unreasonably withheld), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or the Subsidiary or is or was serving at the request of the Company or the Subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the DGCL or the Company's Certificate of Incorporation, by-laws or indemnification agreements from time to time in effect, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Merger, the parties shall cause the Surviving Corporation to periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (b) All rights to indemnification and all limitations on liability existing in favor of the Indemnified Party as provided in the Company's Certificate of Incorporation and by-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the DGCL; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Company's Certificate of Incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Surviving Corporation and reasonably acceptable to the Indemnified Party; and provided further, that nothing in this Section 6.8 shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each case, to the extent necessary to effectuate the purposes of this Section 6.8, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

                  (d) For a period of six years after the Effective Time, the parties shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous, which policies may include a "tail policy") with respect to claims arising from facts or events which occurred before or at the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed an amount equal to 200% of the annual premiums paid as of the date hereof by the Company for such insurance and if such premiums exceed such amount the Surviving Corporation shall purchase insurance policies in amounts and with coverage as reasonably can be purchased for such amount.

                  (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

                  Section 6.9 Notices of Certain Events. The Company shall promptly notify Mergeco of:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company that would reasonably be anticipated to have a Material Adverse Effect or that relate to the consummation of the transactions contemplated by this Agreement.

                  Section 6.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Mergeco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  Section 6.11 Financing. Mergeco shall use its commercially reasonable efforts to obtain the Financing. Mergeco shall use its commercially reasonable efforts to satisfy on or before the Closing Date all requirements of the Financing Commitment Letter that are conditions to closing the transactions constituting the Financing, provided that the satisfaction of such conditions is in the control of Mergeco or the Management Group and provided that such efforts shall not require undue expense and that such efforts shall not materially impair the operation of the business of the Company after the Effective Time. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than Mergeco and the Company. Mergeco and its Affiliates shall keep the Special Committee reasonably apprised concerning the status of completing the Financing. Following receipt by Mergeco or any of its Affiliates of any written communication to the effect that the lenders that are parties to the Financing Commitment Letter do not intend to provide the financing for the Merger or are terminating or canceling the Financing Commitment Letter or are modifying the Financing Commitment Letter in a manner that is materially adverse to Mergeco, Mergeco shall promptly communicate such event to the Special Committee and provide the Special Committee with a true and complete copy of any such written communication.

                  Section 6.12 Voting. Each of the Management Group, Mergeco and their Affiliates, as applicable, will vote any shares of Company Common Stock held by them, or that they have the right to vote, in favor of approval of the Merger, in person, or by proxy; provided, however, that in the event the Special Committee recommends to the Board that the Board withdraw its recommendation of the Merger, the provisions of this Section 6.12 shall thereafter be null and void.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Mergeco to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) The Requisite Stockholder Vote shall have been obtained;

                  (b) No provision of any applicable law or regulation and no judgment, order, decree, temporary restraining order or preliminary or permanent injunction prohibiting or restraining the consummation of the Merger shall be in effect; provided, however, that the Company and Mergeco shall each use reasonable efforts to have any such judgment, order, decree or injunction vacated; and

                  (c) The action captioned William Straub v. The Solomon-Page Group Ltd. and Scott Page, et al., C.A. No. 17977-NC, pending before the Court of Chancery of the State of Delaware in and for New Castle County, shall have been settled or otherwise resolved on terms acceptable to the Company and Mergeco.

                  Section 7.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby on the Closing Date is subject, in the sole discretion of the Company, to the satisfaction on or prior to the Closing Date of the following conditions, which may be waived by the Company in accordance with Section 8.4:

                  (a) Representations, Warranties and Covenants.

                      (i) All representations and warranties of Mergeco contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the
                  Closing Date, except (i) for any changes specifically permitted by this Agreement and (ii) to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all material respects as of such specified date.

                      (ii) Mergeco shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date, unless such failure to perform is due to any material act by, or material omission of, the Company.

                      (iii) the Company shall have received,  at or prior to the
                  Closing,  (A) a  certificate  executed  by  the  President  of
                  Mergeco certifying that, as of the Closing Date, the conditions set forth in Section 7.2(a) (i) and (ii) have been satisfied, and (B) certified resolutions duly adopted by the Board of Directors of Mergeco approving the Merger, the execution and delivery of this Agreement and all other necessary corporate action to enable Mergeco to comply with the terms of this Agreement.

                  (b) Fairness Opinion. The Fairness Opinion shall not have been withdrawn, revoked or annulled or adversely modified in any material respect.

                  (c) Reliance Letter. Mergeco shall have delivered to the Company copies of such certificates or other similar materials relating to the solvency of the Company after giving effect to the transactions contemplated by this Agreement and the Financing as shall have been delivered to the lenders providing the Financing and the Stockholders and the Company may rely on such certificates or other materials with the same effect as if they had been issued to the Company and the Stockholders.

                  Section 7.3 Conditions to the Obligations of Mergeco. The obligation of Mergeco to consummate the transactions contemplated hereby on the Closing Date is subject, in the sole discretion of Mergeco, to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by Mergeco in accordance with Section 8.4:

                  (a) Representations, Warranties and Covenants.

                      (i) All  representations  and  warranties  of the  Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the
                  Closing Date, except (i) for any changes specifically permitted by this Agreement and (ii) to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all material respects as of such specified date.

                      (ii) The  Company  shall have  performed  in all  material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date, unless such failure to perform is due to any material act by, or material omission of, Mergeco.

                      (iii) Mergeco shall have received, at or prior to the Closing, (A) a certificate executed by the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 7.3(a)(i) and (ii),
                  (c) and (d) have been satisfied; and (B) certified resolutions duly adopted by the Board approving the Merger, the execution and delivery of this Agreement and all other necessary corporate action to enable the Company to comply with the terms of this Agreement.

                  (b) Financing. The funding contemplated by the Financing shall have been obtained by Mergeco.

                  (c) Dissenting Shares. The total number of Dissenting Shares shall not exceed 7.5% of the outstanding shares of Company Common Stock at the Effective Time.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Termination.

                  (a) Termination. This Agreement may be terminated prior to the Effective Time as follows (notwithstanding any approval of the Merger by the stockholders of the Company):

                      (i) by mutual  written  consent of Mergeco and the Company
                  (acting through the Special Committee) at any time;

                      (ii) by Mergeco or the  Company if the  Closing  shall not have occurred on or before November 30, 2000, provided that the party seeking to exercise such right is not then in breach of any of its material obligations under this Agreement;

                      (iii) by either the  Company or Mergeco if there  shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Mergeco or the Company from consummating the

                  Merger is entered and such judgment, injunction, order or decree shall become final and non- appealable;

                      (iv) by Mergeco if the Board  (acting  through the Special
                  Committee) shall have (A) withdrawn or modified or amended, in a manner adverse to Mergeco, its approval or recommendation of this Agreement and the Merger or its recommendation that Stockholders adopt and approve this Agreement and the Merger,
                  (B) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Company Common Stock), (C) failed to call the Special Meeting or failed as promptly as practicable to mail the Proxy Statement to the Stockholders or failed to include in such statement the recommendation referred to above, or (D) resolved to do any of the foregoing;

                      (v) by the Special  Committee or the Board (acting through the Special Committee) as provided in Section 6.4;

                      (vi) by either the  Company or Mergeco  if, at a duly held stockholders meeting of the Company (including the Special Meeting) or any adjournment thereof at which this Agreement and the Merger is voted upon, the Requisite Stockholder Vote shall not have been obtained; or

                      (vii)  by  the   Company   (acting   through  the  Special
                  Committee) if it has received a notice from Mergeco that the Financing Commitment Letter has been terminated or canceled.

The  party   desiring  to  terminate   this   Agreement   pursuant  to  Sections
8.1(a)(ii)-(vii) shall give written notice of such termination to the other party in accordance with Section 8.3.

                  (b) Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of an party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in Sections 6.4, 8.8 and 8.13 hereof shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (c) Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 8.1, each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                  Section 8.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of
Section 6.8 hereof, shall inure to the
benefit of the persons or entities benefitting from the provisions thereof who are intended to be third- party beneficiaries thereof, and no other person shall have any right, benefit or obligation hereunder.

                  Section 8.3 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Company, addressed to:

                  The Solomon-Page Group Ltd.
                  1140 Avenue of the Americas
                  New York, New York 10036
                  Attention: Chief Executive Officer

                  With copies to:

                  The Special Committee of the Board of Directors of The Solomon-Page Group, Ltd.
                  c/o Joel A. Klarreich, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                  900 Third Avenue
                  New York, New York 10022

                  and

                  Weil Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention: Simeon Gold, Esq.


                  If to Mergeco, addressed to:

                  TSPGL Merger Corp.
                  1140 Avenue of the Americas
                  New York, New York 10036
                  Attention: Chief Executive Officer

                  With a copy to:

                  Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  505 Park Avenue
                  New York, NY 10022
                  Attention: David J. Adler, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others pursuant to this Section 8.3.

                  Section 8.4 Entire Agreement; Waivers. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  Section 8.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 8.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  Section 8.7 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  Section 8.8 Fees and  Expenses.  Except as provided in Section
6.4 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that the Company shall pay all fees and expenses in connection with the printing and mailing of the Proxy Statement.

                  Section 8.9 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                  Section 8.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE,

REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

                  Section 8.11 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the Stockholders, but after any such Stockholder approval, no amendment shall be made that by law requires the further approval of Stockholders without obtaining such further approval; provided that any amendment of this Agreement shall have been approved by the Special Committee on behalf of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.12 Public Announcements. Neither Mergeco, on the one hand, nor the Company (as shall be approved by the Special Committee acting for the Company), on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except (i) as may be required by applicable law, court process or the requirements of The Nasdaq Stock Market, and (ii) upon the execution of this Agreement and notwithstanding Section 6.4 hereof, the Company (as approved by the Special Committee on its behalf) may issue a public announcement in substantially the form approved by Mergeco or its counsel prior to such execution. In addition to the foregoing, Mergeco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

                  Section 8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 8.14 Non-survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

                  Section 8.15 Interpretive Provisions.

                  (a) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and, unless otherwise specified herein, not to any particular Article, Section or other subdivision hereof.

                  (b) Accounting terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.


                            (Signature Page Follows)

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective representative or officer thereunto duly authorized, all as of the day and year first above written.


                                        THE SOLOMON-PAGE GROUP LTD.


                                        By: /s/ Joel A. Klarreich
                                            -------------------------
                                        Name:  Joel A. Klarreich
                                        Title: Member of the Special Committee




                                        TSPGL MERGER CORP.


                                        By: /s/ Scott R. Page
                                            --------------------------
                                        Name:  Scott R. Page
                                        Title: President

                                                                       Exhibit A
                                                                       ---------

                                Converted Shares


             Name of Stockholder             Number of Shares
             -------------------             ----------------

             Herbert Solomon                     507,600
             Lloyd B. Solomon                    785,000
             Scott R. Page                       601,900

                                                                       Exhibit B
                                                                       ---------

                     Directors of the Surviving Corporation

                                 Herbert Solomon
                                Lloyd B. Solomon
                                  Scott R. Page

                                                                       ANNEX A-2

                       AMENDMENT TO AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


                  THIS AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated September 29, 2000, is by and between THE SOLOMON-PAGE GROUP, LTD., a Delaware corporation (the "Company"), and TSPGL MERGER CORP., a Delaware corporation ("Mergeco"). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).

                  WHEREAS, the Company and Mergeco entered into that certain Amended and Restated Agreement and Plan of Merger on June 28, 2000 (the "Merger Agreement"); and

                  WHEREAS, each of the Company and Mergeco desires to amend the Merger Agreement as set forth below;

                  NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, each of the Company and Mergeco hereby agrees as follows:

                  1. (a) Section 3.3(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

                     "Immediately prior to the Effective Time, each outstanding Option granted under the Stock Option Plans or otherwise whether or not then exercisable, shall be canceled by the Company, and upon such cancellation, the former holder thereof (which for purposes of this Section 3.3 shall exclude the Management Group) shall be entitled to receive from the Company in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option at the time of such cancellation (whether or not vested or exercisable) and (ii) the excess, if any, of the Merger Consideration per share over the exercise price per share subject to such Option at the time of such cancellation, reduced by the amount of withholding or other taxes required by law to be withheld."

                     (b) Section 8.1(a)(ii) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

                     "by Mergeco or the Company if the Closing shall not have occurred on or before December 31, 2000, provided that the party seeking to exercise such right is not then in breach of any of its material obligations under this Agreement;".

                  2. This Amendment may be executed in counterparts, each of which shall be deemed an original but both of which taken together, shall constitute one and the same instrument.

                  3. Except as amended hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Amended and Restated Agreement and Plan of Merger to be duly executed on their respective behalf, by their respective representative or officer thereunto duly authorized, all as of the day and year first above written.


                              THE SOLOMON-PAGE GROUP LTD.


                              By: /s/ Joel A. Klarreich
                                  ---------------------------------
                                 Name:    Joel A. Klarreich
                                 Title:   Member of the Special Committee




                              TSPGL MERGER CORP.


                              By: /s/ Lloyd B. Solomon
                                  ---------------------------------
                                 Name:  Lloyd B. Solomon
                                 Title: Chief Executive Officer

                                                                        ANNEX B





              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in subsection (f) of
   Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
   Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation has become effective; or

     (2) If the merger or consolidation  was approved pursuant to Section 228 or
   Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                      LEGG MASON WOOD WALKER, INCORPORATED



June 27, 2000

Special Committee of the Board of Directors
The Solomon-Page Group Ltd.
1140 Avenue of the Americas
New York, NY  10036

Members of the Special Committee:

We  understand  that  The  Solomon-Page  Group  Ltd.,  a  Delaware   corporation
("Solomon-Page" or the "Company"), and TSPGL Merger Corp., a Delaware corporation ("Mergeco"), are considering amending and restating that certain Agreement and Plan of Merger dated as of March 31, 2000 (the "Merger Agreement") which provides, among other things, that the Company will merge with and into Mergeco with Mergeco being the surviving corporation (the "Merger"). The Merger Agreement as so amended and restated is hereinafter referred to as the "Amended and Restated Merger Agreement." All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the draft Amended and Restated Merger Agreement. Pursuant to the terms of the draft Amended and Restated Merger Agreement, each share of Company Common Stock (with certain exceptions) will be converted into the right to receive $5.25 in cash (the "Per Share Purchase Price").

You have asked for our opinion as investment bankers as to whether the Per Share Purchase Price to be received by the holders of the Company's Common Stock (other than the Management Group) in the Merger is fair from a financial point of view as of the date hereof.

In arriving at our opinion set forth below, we have, among other things:

         (i) reviewed the financial terms and conditions of the draft Amended and Restated Merger Agreement dated June 27, 2000;

         (ii)   reviewed  certain  publicly   available  audited  and  unaudited
                financial statements of Solomon-Page and certain other publicly available information of Solomon-Page;

         (iii) reviewed and discussed with representatives of the management of Solomon-Page certain information of a business and financial nature regarding Solomon-Page

Special Committee of the Board of Directors                      June 27, 2000
The Solomon-Page Group Ltd.                                             Page 2



                furnished to us by them, including financial forecasts and related assumptions of Solomon-Page;

         (iv) reviewed public information with respect to certain other companies in lines of business which we believe to be generally comparable to the business of Solomon-Page;

         (v)    reviewed the financial terms, to the extent publicly  available,
                of  certain  business   combinations  which  we  believe  to  be
                generally comparable to the Merger;

         (vi) reviewed certain publicly available information concerning the historical stock price and trading volume of Solomon-Page common stock; and

         (vii)  conducted   such   other   financial   studies,   analyses   and
                investigations and considered such other information as we deemed necessary or appropriate.

In connection with our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of the foregoing information, all financial and other information supplied to us by Solomon-Page, and all publicly available information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading. We have assumed that there has been no material change in the assets, financial condition, business  or  prospects  of  Solomon-Page  since  the  date of the  most  recent financial statements made available to us. We have not assumed any responsibility for any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency of, or issues relating to solvency concerning, the Company.

With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Our opinion is necessarily based on share prices and economic and other conditions and circumstances as in effect on, and the information made available to us up to and including, the date of this letter. In rendering our opinion, we did not address the relative merits of the Merger, any alternative potential transaction or the Company's underlying decision to effect the Merger.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the draft Amended and Restated Merger Agreement without any waiver of any

Special Committee of the Board of Directors                      June 27, 2000
The Solomon-Page Group Ltd.                                             Page 3



material term or condition by the Company. In addition, we have assumed that there have been no material changes made to the definitive Amended and Restated Merger Agreement from the draft Amended and Restated Merger Agreement we reviewed for purposes of rendering our opinion.

Legg Mason Wood Walker, Incorporated is acting as investment banker to the Special Committee of the Board of Directors of Solomon-Page in connection with the Merger and we will receive a fee for our services, a substantial portion of which is contingent upon the delivery of this opinion.

It is understood that this letter is directed to the Special Committee of the Board of Directors of Solomon-Page and does not constitute a recommendation to any holder of Company Common Stock as to how such stockholder should vote on the proposed merger between Solomon-Page and Mergeco. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, provided that this opinion (and references to this opinion) may be included in its entirety in the proxy statement and any filing made by Solomon-Page with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Purchase Price to be received by the holders of the Company's Common Stock (other than the Management Group) in the Merger is fair from a financial point of view.

                                       Very truly yours,


                                       /s/ LEGG MASON WOOD WALKER, INCORPORATED
                                           LEGG MASON WOOD WALKER, INCORPORATED

PROXY

                          THE SOLOMON-PAGE GROUP LTD.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                           THE SOLOMON-PAGE GROUP LTD.

                  The undersigned, a stockholder of The Solomon-Page Group Ltd., a Delaware corporation (the "Company"), hereby appoints Joel A. Klarreich and Edward Ehrenberg and each of them, attorneys-in-fact, agents and proxies, with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at The Penn Club, 30 West 44th Street, New York, New York 10036 on Monday, October 30, 2000 at 9:30 a.m. and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given.

                  The Board of Directors recommends a vote FOR the proposal:

                  To approve the Amended and Restated Agreement and Plan of Merger, dated June 28, 2000, as amended, between the Company and TSPGL Merger Corp., and the transactions contemplated thereby

                  FOR     _____       AGAINST      _____    ABSTAIN     _____


                  The proxies are hereby authorized to vote in their discretion upon all other business as may properly come before the Special Meeting.

                  This Proxy will be voted as directed, but if no direction is indicated, it will be voted FOR the approval of the Agreement and Plan of Merger and the transactions contemplated thereby.

                  Receipt is acknowledged of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement.

PLEASE  SIGN, DATE AND RETURN THIS CARD PROMPTLY
USING THE ENCLOSED ENVELOPE

SIGNATURE:______________________

SIGNATURE:______________________

DATE:____________________________


NOTE: Please sign exactly as your name appears on this Proxy. If signing as attorney, executor, trustee or in other representative capacity, sign name and indicate title.